UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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Ferguson Enterprises Inc.
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FERGUSON
FERGUSON
KwikSafety

FERGUSON

2025 Notice of Annual Meeting and Proxy Statement

Who We Are
Ferguson is the largest value-added distributor serving the water and air specialized professional in our $340B residential and non-residential North American construction market.

Our Purpose
We help make our customers' complex projects simple, successful and sustainable.
We provide expertise and a wide range of products and services from plumbing, HVAC, appliances, and lighting to PVF, water and wastewater solutions, and more.
Our Vision
To be the ultimate project success company.

At Ferguson, we have a very distinctive culture anchored in customer service. We are a relationship business. Together we help build more than homes and office buildings. We help build relationships, trust, confidence and community. That's the Ferguson Way.

Dear Fellow Shareholders,
On behalf of the board of directors of Ferguson Enterprises Inc. (the “Board”), you are cordially invited to attend the 2025 annual meeting of stockholders (the “2025 Annual Meeting”) of Ferguson Enterprises Inc. ("Ferguson", or the “Company”) on Wednesday, December 3, 2025 at 4:00 p.m. Eastern Time in Newport News, VA.
Delivering on Our Strategic Priorities
This year, Ferguson debuted on the 2025 Fortune 500 list in the 146th position. This milestone reflects our impact on the North American construction industry and reinforces our position as the largest value-added distributor in our $340B residential and non-residential construction markets. We remain focused on Ferguson's vision to be the ultimate project success company, helping to make customers’ complex projects simple, successful and sustainable.
Strong Governance Practices and Board Composition
We remain deeply committed to strong corporate governance and effective oversight. Our governance practices and policies are regularly reviewed and updated to serve the best interests of the Company so that we operate efficiently and responsibly for our shareholders and other stakeholders. Further details of these policies and practices are set out on pages 15-18 of the accompanying Proxy Statement.
As a Board, we are committed to ensuring that we have the collective skills, experience and perspectives that, taken together, can provide effective oversight. We also look to balance fresh perspectives with the insights of longer-tenured directors. Six independent Directors have joined the Board in the past five years, demonstrating our commitment to Board refreshment.
This year, each of the 11 incumbent Directors is standing for re-election. We believe we have a strong Board that is highly engaged in overseeing the Company’s strategic initiatives and delivering long-term value to shareholders. The slate of Director nominees contains a broad range of experience and skills from a variety of industries and roles which complement each other. A summary of the skills and experience of each Director nominee is set out on page 8 of the accompanying Proxy Statement.
Change in Fiscal Year End
The Board approved a change in Ferguson's fiscal year end from July 31st to December 31st, with the Company's new fiscal year commencing on January 1, 2026. Aligning our fiscal year with the calendar year is a natural extension of our corporate headquarters move to the U.S. and allows our associates to remain focused on our customers during our busiest season. A summary of the fiscal year change's expected impact on the timing of the 2026 annual meeting of stockholders can be found beginning on page 80 of the accompanying Proxy Statement.
Your Vote Matters
Further details about the 2025 Annual Meeting and voting can be found beginning on page 82 of the accompanying Proxy Statement. Your vote matters. You are encouraged to appoint myself and Ian Graham, our Chief Legal Officer & Corporate Secretary, as your proxies. This ensures that your vote will be counted if you are not able to attend the 2025 Annual Meeting.
On behalf of the Board, we thank you for your continued investment and support in Ferguson. As always, we remain committed to serving our shareholders.
Regards,

Geoff Drabble Board Chair October 15, 2025

Notice of Annual Meeting
Notice is hereby given that the 2025 annual meeting of stockholders (the “2025 Annual Meeting”) of Ferguson Enterprises Inc. (the “Company”) will be held on December 3, 2025 at 4:00 p.m. Eastern Time at the Newport News Marriott at City Center, 740 Town Center Drive, Newport News, VA 23606.

Record Date	How to Vote

Holders of common stock of the Company as of the close of business on October 8, 2025 are entitled to notice of and to vote at the 2025 Annual Meeting.
	By Mail	By Telephone	By Internet
	If you elected to receive proxy materials by mail, mark, sign, date and return the proxy card in the enclosed postage-paid envelope.	To vote by telephone, call the telephone number on the Notice of Internet Availability or proxy card.	Vote via the internet at proxyvote.com.

Items of Business

1
To elect each of the 11 Director nominees named in the Proxy Statement to hold office until the Company’s next annual meeting of stockholders and until such Director’s successor shall have been elected and qualified
FOR each Director nominee See page 7

2	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the transition period from August 1, 2025 to December 31, 2025	FOR See page 30

3	To approve, on an advisory basis, the fiscal 2025 compensation of the Company’s Named Executive Officers	FOR See page 33

Shareholders will also transact such other business as may properly come before the 2025 Annual Meeting or any adjournment or postponement thereof.
By order of the Board,

Ian Graham Chief Legal Officer & Corporate Secretary October 15, 2025

2025 PROXY STATEMENT

Proxy Statement for the 2025 Annual Meeting
This Proxy Statement relates to the solicitation of votes or proxies by Ferguson Enterprises Inc., on behalf of the Board, for use at the 2025 Annual Meeting and at any adjournment or postponement of such meeting.
As previously announced, the Board approved a change in the Company’s fiscal year from a fiscal year ending on July 31st of each year to a fiscal year ending on December 31st of each year. The Company's new fiscal year will commence on January 1, 2026. As a result of such change, there is a five-month transition period from August 1, 2025 to December 31, 2025.
Unless otherwise specified or the context otherwise requires:
•the terms “Company”, “Ferguson”, “we”, “us”, “our” and other similar terms used in this Proxy Statement refer to Ferguson Enterprises Inc. and its consolidated subsidiaries;
•references to years indicate our fiscal year ended July 31st of the respective year. For example, references to “fiscal 2025” or similar references refer to the fiscal year ended July 31, 2025; and
•the term "transition period" refers to the five-month period from August 1, 2025 to December 31, 2025 as the Company transitions from a July 31st fiscal year end to a December 31st fiscal year end.
The Company’s website address is corporate.ferguson.com. We include website addresses throughout this Proxy Statement for reference only. The information contained in, or available through, these websites is not part of, or incorporated by reference into, this Proxy Statement. Addresses, including electronic addresses provided in this Proxy Statement, are provided solely for the purposes so specified. You may not use any electronic address provided in this Proxy Statement or other proxy materials to communicate with the Company for any purpose other than those expressly stated herein or therein.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on December 3, 2025
We have elected to take advantage of the U.S. Securities and Exchange Commission (the “SEC”) rules that allow us to provide shareholders access to our proxy materials over the internet. Our Annual Report for the fiscal year ended July 31, 2025 (the “FY25 Annual Report”) and the 2025 Notice of Annual Meeting and Proxy Statement are available at proxyvote.com.
Beginning on October 15, 2025, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions regarding how to access our FY25 Annual Report and the 2025 Notice of Annual Meeting and Proxy Statement online. The Notice of Internet Availability contains instructions regarding how you can elect to receive these proxy materials in printed form by mail or electronically by email. This election to receive proxy materials by mail or email will remain in effect until you terminate it.

2025 PROXY STATEMENT

2025 PROXY STATEMENT

Proxy Statement Summary
Ferguson at a Glance

Ferguson is the largest value-added distributor serving the water and air specialized professional in our $340B residential and non-residential North American construction market. We help make our customers’ complex projects simple, successful and sustainable by providing expertise and a wide range of products and services from plumbing, HVAC, appliances, and lighting to PVF, water and wastewater solutions, and more.

Core Strengths

World-class supply chain	Value-added solutions	Digital tools	Expert associates

Through scale deployed locally utilizing our world-class supply chain, value-added solutions and digital tools, along with our expert associates, we help meet our customers’ unique needs. We look to generate long-term shareholder value by investing for organic growth, consolidating our fragmented markets through acquisitions and returning surplus capital to shareholders.
Overview

$30.8B Revenue	~1m Customers	1,700+ Locations

~35,000 Associates	~37,000 Suppliers	$12B+ Returned to shareholders over the past ten years
Balanced Market Exposure*
Our balanced approach to end markets allows us to leverage scale in attractive markets with a resilient business model.

~1/3
New construction
~2/3
Repair, Maintenance and Improvement (RMI)

*    Residential/non-residential and RMI/new construction proportions are approximates and derived from management estimates as of July 31, 2025.

2025 PROXY STATEMENT	1

2025 Proxy Statement Summary
Fiscal 2025 Performance
We delivered a strong performance in fiscal year 2025 despite challenging end markets during the year. Net sales of $30.8B were 3.8% higher than last year as we continued to consolidate our markets with above market share gains and high-quality acquisitions.
Operating profit of $2,606 million was $46 million lower than last year with diluted earnings per share of $9.32, an increase of 9.3%. Adjusted operating profit* of $2,842 million was $18 million higher than last year with adjusted diluted earnings per share* of $9.94, an increase of 2.6% principally arising due to adjusted operating profit growth and the impact of share repurchases.
Cash generation remains an important strength of our business, with operating cash flow of approximately $1.9B during the year. Our cash generative model and strong balance sheet allowed us to invest for organic growth, sustainably grow our dividend, consolidate our fragmented markets through acquisitions and return capital to shareholders. During the year we invested $0.3B in capital expenditures, paid $0.5B of dividends, invested $0.3B in nine acquisitions and repurchased 5.0 million of our outstanding shares equating to $0.9B.
The Board declared total annual dividends for the fiscal year of $3.32 per share which reflects 5% growth over the prior year.
Net sales
Adjusted EPS — diluted*

Adjusted operating profit*
Return on capital employed (ROCE)*

*     Adjusted operating profit, Adjusted EPS – diluted and Return on capital employed (ROCE) are non-GAAP measures. See the section of this Proxy Statement titled “Non-GAAP Reconciliations and Supplementary Information” for more information and a reconciliation of the non-GAAP measure to the most comparable measure under accounting principles generally accepted in the United States (“U.S. GAAP”).

2	2025 PROXY STATEMENT

2025 Proxy Statement Summary
Governance and Compensation Highlights

Sound and Effective Board Practices
•Active Board oversight of the Company’s strategy, enterprise risk management and sustainability framework and related public disclosures
•Annual Board and Committee performance evaluations
•Annual review of Board leadership structure
•Formal policy limiting service on other public company boards of directors
•Active board engagement in succession planning for CEO, CFO and other Executive Officers

Commitment to Refreshment and Independence
•Proactive Board and Committee refreshment with focus on optimal mix of backgrounds, skills, knowledge and experience
•Six new independent Directors within the past five years
•All Committees are composed solely of independent Directors
•Independent Chair appointed by independent Directors

Commitment to Shareholder Rights
•Shareholders that own at least 10% of the total voting power of the outstanding shares of common stock of the Company have the right to request a special meeting
•Single class of outstanding voting stock
•Directors elected annually to serve one-year terms
•Majority voting for Directors with Director resignation policy in an uncontested election and plurality voting for Directors in a contested election
•No supermajority voting provisions

Strong Compensation Practices
•Robust annual risk assessment of executive compensation programs, policies and practices
•Recommended annual say-on-pay vote
•Comprehensive clawback policy that ensures incentive-based compensation is subject to clawback if there is a financial restatement or certain misconduct
•Stock ownership guidelines for Non-Employee Directors and Executive Officers
•Prohibition on hedging and pledging of Company shares

For more information about our compensation governance practices, see the section below titled “Compensation Discussion and Analysis—Executive Summary—Pay Decisions and Compensation Governance Policies and Practices” on page 39.

2025 PROXY STATEMENT	3

2025 Proxy Statement Summary
Our Director Nominees
Our Director nominees possess a range of diverse backgrounds, skills, experience, personality, tenure and viewpoints that we believe are integral to an effective and well-functioning board. Detailed information about each Director nominee’s qualifications, experience and expertise can be found in their biographies starting on page 8.
Tenure

¢	< 5 yrs	¢	5-10 yrs	¢	> 10 yrs
4.7 years average tenure
Independent

¢	Independent	¢	Non-Independent
82% independent

Age

¢	<60	¢	60-65	¢	>65
average age of 61 years old
CEO/CFO

¢	Current or former CEO/CFO	¢	Other
73% current or former CEO or
CFO of a public company

Gender

¢	Female	¢	Male
36% female
Race/Ethnicity

¢	Asian	¢	Black/African-American	¢	White/Caucasian
18% racially/ethnically diverse

4	2025 PROXY STATEMENT

2025 Proxy Statement Summary

		Current Membership on Other PubCo Boards	Independent	Member Since	Committee Membership
Name	Skills and Experience				Audit	Comp	Nom & Gov

Rekha Agrawal		None	Yes	2024

Kelly Baker		None	Yes	2021

Rick Beckwitt		1	Yes	2024

Bill Brundage		None	No	2020

Geoff Drabble Board Chair		1	Yes	2019

Cathy Halligan		3	Yes	2019

Brian May		1	Yes	2021

James S. Metcalf		2	Yes	2023

Kevin Murphy		1	No	2017

Alan Murray		None	Yes	2013

Suzanne Wood		1	Yes	2021

Committee Member	Committee Chair
Skills and Experience

Executive Leadership	Other Public Company Board Experience	Corporate Governance/Regulatory and Risk Management

Accounting, Finance and Capital Markets	Corporate Transactions and M&A	Sustainability

Technology, Digital, Innovation and Cyber	Supply Chain/Logistics/Distribution	Marketing

Human Capital and Talent Management

2025 PROXY STATEMENT	5

2025 Proxy Statement Summary

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6	2025 PROXY STATEMENT

The Board recommends that shareholders vote “FOR” each Director nominee.
PROPOSAL 1:
Election of Directors

In accordance with the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”), members of the Board stand for election each year.
Following the annual Board evaluation, the Board Chair and the Board found that the performance of each of the 11 Director nominees continues to be effective and that each nominee demonstrates commitment to the role, has sufficient time to meet their commitment to the Company and has individual skills and experience which are relevant and beneficial to support the Board in fulfilling its duties. A summary of the skills and experience of each of the Director nominees is set out on page 14 of this Proxy Statement.
The Board is unclassified. Directors are currently elected for one-year terms. You are being asked to vote on the election of the following 11 Director nominees, each for a one-year term.
Director Nominees

Name	Position
Rekha Agrawal	Independent Director
Kelly Baker	Independent Director
Rick Beckwitt	Independent Director
Bill Brundage	Chief Financial Officer and Director
Geoff Drabble	Independent Board Chair
Cathy Halligan	Independent Director
Brian May	Independent Director
James S. Metcalf	Independent Director
Kevin Murphy	President & Chief Executive Officer and Director
Alan Murray	Independent Director
Suzanne Wood	Independent Director
Vote Required
Election of each Director nominee requires that a majority of the votes cast must be cast “FOR” the nominee. Shareholders may not cumulate their votes with respect to the election of Directors. A properly executed proxy marked “Abstain” with respect to the election of one or more Directors will not be voted with respect to the Director(s) indicated, although it will be counted for purposes of determining whether a quorum is present. Abstentions and broker non-votes are not considered votes cast and will not impact the outcome of the vote on this Proposal.
In order for any incumbent Director, including each Director nominee named in this Proxy Statement, to become a nominee for further service on the Board, such person must have submitted an irrevocable resignation, which resignation shall become effective upon (i) that person not receiving a majority of the votes cast in an election that is not a contested election (an “Unsuccessful Incumbent”), and (ii) acceptance by the Board of that resignation. If the voting results of an annual meeting of stockholders indicate there is an Unsuccessful Incumbent, the Board, acting on the recommendation of the Nominations & Governance Committee, will, no later than 90 days following certification of the shareholder vote, determine whether to accept the Unsuccessful Incumbent's resignation. The Nominations & Governance Committee, in making its recommendation, and the Board, in acting on such recommendation, may consider any factors or other information that they determine to be appropriate and relevant. If an Unsuccessful Incumbent’s resignation is accepted, then the Board may fill the resulting vacancy in accordance with our Bylaws.

2025 PROXY STATEMENT	7

Proposal 1: Election of Directors
Director Nominee Biographies
Set forth below are the biographies for each of the 11 individuals nominated by the Board for election at the 2025 Annual Meeting.

Ms. Agrawal was appointed as a Non-Employee Director in June 2024. Ms. Agrawal currently serves as the chief executive officer of KiddeFenwal, an industrial and commercial fire suppression systems and safety controls manufacturer. Previously, Ms. Agrawal served as operating partner at Morgan Stanley Infrastructure Partners Inc. ("Morgan Stanley") from February 2021 to November 2024. In connection with her prior role at Morgan Stanley, Ms. Agrawal served on the boards of acquired companies across multiple industries, participating in oversight of policies and risk management in areas such as environmental, technology and cybersecurity and collaborating with CEOs on strategy and executive talent. Prior to this, Ms. Agrawal served as vice president and general manager of Fire Suppression Products at Johnson Controls International plc between 2017 and 2021, where she had profit and loss responsibilities of a $1.3 billion global business with a product portfolio sold in 70 countries and manufactured in 15 countries. From 2015 to 2017, Ms. Agrawal served as vice president and general manager of the Water and Mechanical Segment at Tyco Fire Protection Products, where she drove product strategy, was responsible for integrating acquisitions and oversaw teams across the sales, engineering, supply chain, manufacturing, human resources and finance groups.

REKHA AGRAWAL Independent Director Age: 55 Director since: June 2024 Board Committees: •Nominations & Governance

Specific Skills and Qualifications
Extensive executive experience leading businesses focused both in services and manufacturing; global experience beneficial to assessing risk across supply chain; commitment to operational excellence.
Other Public Company Directorships
None.

Ms. Baker was appointed as a Non-Employee Director in May 2021. Ms. Baker currently serves as the executive vice president and chief human resources officer at Thrivent Financial for Lutherans, a Fortune 500 not-for-profit diversified financial services organization. Ms. Baker served as executive vice president and chief human resources officer of Pentair plc, a manufacturer of water products, from 2017 to 2021. Between 2016 and 2017, Ms. Baker served as executive vice president and chief human resources officer at Patterson Companies Inc., a value-added distributor serving dental and animal health markets. Ms. Baker spent over 20 years with General Mills Inc., the global food manufacturer, in a variety of roles, including vice president of human resources U.S. retail and marketing, vice president of human resources corporate groups and vice president of diversity and inclusion. Ms. Baker also has experience serving on a private company board of directors.

KELLY BAKER Independent Director Age: 56 Director since: May 2021 Board Committees: •Compensation (Chair)

Specific Skills and Qualifications
Extensive human resources and operational experience; wide-ranging international business and functional experience; experience leading the people, organizational and cultural developments across a number of U.S.-based, global public companies.
Other Public Company Directorships
None.

8	2025 PROXY STATEMENT

Proposal 1: Election of Directors

Mr. Beckwitt was appointed as a Non-Employee Director in June 2024. Mr. Beckwitt previously served as the co-chief executive officer and co-president of Lennar Corporation (“Lennar”) from November 2020 until his retirement in September 2023. He joined Lennar in March 2006 as an executive vice president, became president in April 2011 and was promoted to chief executive officer in April 2018. From 1993 to March 2000, he held various executive officer positions at D.R. Horton, including president of the company. From March 2000 to April 2003, Mr. Beckwitt was the owner and principal of EVP Capital, L.P., the general partner of D.R. Horton’s Encore Venture Partners, a venture capital company. From 1986 to 1993, Mr. Beckwitt worked in the mergers and acquisitions and corporate finance departments at Lehman Brothers.

RICK BECKWITT Independent Director Age: 66 Director since: June 2024 Board Committees: •Compensation

Specific Skills and Qualifications
Deep knowledge of the homebuilding and real estate industries gained through executive roles at public companies; extensive leadership and operational experience, with broad insight into strategic planning and risk oversight.
Other Public Company Directorships
Member, Eagle Materials Inc.
Former Public Company Directorships
Member, Lennar Corporation from 2018 until 2023; Member, Five Point Holdings, LLC from 2016 to 2020; Member, D.R. Horton, Inc. from 1993 to 2003.

Mr. Brundage was appointed as a Director and Chief Financial Officer in November 2020. Mr. Brundage has served as the chief financial officer of Ferguson Enterprises, LLC (“FEL”), the Company’s U.S. operating subsidiary, since 2017, and previously served at FEL as senior vice president of finance from 2016 to 2017 and vice president of finance from 2008 to 2016. Mr. Brundage joined Ferguson in 2003 as manager of finance and was promoted to corporate controller of FEL two years later. Previously, Mr. Brundage spent five years at PricewaterhouseCoopers in the U.S. As the Company’s CFO, Mr. Brundage brings his business acumen and deep industry knowledge to the Board in addition to providing invaluable insights into Ferguson’s opportunities and risks.

BILL BRUNDAGE Chief Financial Officer and Director Age: 49 Director since: Nov 2020 Board Committees: •None

Specific Skills and Qualifications
Extensive Company experience; considerable financial management and operational experience; significant knowledge of the Company and the Company’s industry.
Other Public Company Directorships
None.

2025 PROXY STATEMENT	9

Proposal 1: Election of Directors

Mr. Drabble was appointed as a Non-Employee Director in May 2019 and as Board Chair in November 2019. Mr. Drabble served as chief executive of Ashtead Group plc, a FTSE 100 international equipment rental company, from 2007 to 2019, during which he presided over a period of unprecedented growth in the business and was instrumental in creating a strong culture. He was previously an executive director of The Laird Group PLC, a former British-based electronics and technology business, where he was responsible for its Building Products division, and held a number of senior management positions at Black & Decker, the American manufacturer of power tools, accessories, hardware, home improvement products, home appliances and fastening systems.

GEOFF DRABBLE Independent Board Chair Age: 65 Director since: May 2019 Board Committees: •Compensation •Nominations & Governance

Specific Skills and Qualifications
Extensive leadership experience in the distribution, technology and manufacturing sectors as a chief executive officer; deep knowledge of U.S. markets and operating conditions; significant experience as a board member.
Other Public Company Directorships
Chair, Travis Perkins plc
Former Public Company Directorships
Member (2020 to 2021) and Chair (2021 to 2025), DS Smith Plc; Member, Howden Joinery Group Plc from 2015 to 2023; Member, Ashtead Group plc from 2005 to 2019; Member, The Laird Group PLC from 2000 to 2006.

Ms. Halligan was appointed as a Non-Employee Director in January 2019. Between 2010 and 2012, Ms. Halligan was senior vice president sales and marketing of PowerReviews, a software as a service social commerce solution. Prior to that, she held executive marketing and e-commerce roles at Walmart, including chief marketing officer at Walmart.com from 2005 to 2010. Prior to Walmart, Ms. Halligan also held executive roles at various companies, including Blue Nile, Williams-Sonoma and Gymboree. Ms. Halligan also has experience serving on private company boards.

Specific Skills and Qualifications
Extensive digital transformation, digital commerce, data analytics and marketing experience as a senior executive; strong track record in the retail, e-commerce and multi-channel arenas; significant experience as a board member.
Other Public Company Directorships
Member, Driven Brands Holdings, Inc.; Member, JELD-WEN Holding, Inc.; Member, Ulta Beauty, Inc.
Former Public Company Directorships
Member, FLIR Systems, Inc. from 2014 to 2021.

Cathy HALLIGAN Independent Director Age: 62 Director since: Jan 2019 Board Committees: •Audit •Compensation

10	2025 PROXY STATEMENT

Proposal 1: Election of Directors

Mr. May was appointed as a Non-Employee Director in January 2021. Mr. May served as chief financial officer of Bunzl plc, the global distribution and services group, for 14 years until his retirement in late 2019. His career at Bunzl plc spanned 27 years, where he held a number of roles across the treasury and internal audit functions and was divisional finance director of Bunzl’s U.K., Europe and Australasia division for nine years. Prior to his career at Bunzl plc, he worked at KPMG. Mr. May also has experience serving on private company boards.

Specific Skills and Qualifications
Extensive experience as a chief financial officer; qualified chartered accountant with considerable financial and operational experience; expertise in the Company’s industry.
Other Public Company Directorships
Member, Convatec Group Plc.
Former Public Company Directorships
Member, United Utilities Group PLC from 2012 to 2021; Member, Bunzl plc from 2006 to 2019.

BRIAN MAY Independent Director Age: 61 Director since: Jan 2021 Audit Committee Financial Expert Board Committees: •Audit •Nominations & Governance

Mr. Metcalf was appointed as a Non-Employee Director in February 2023. Mr. Metcalf previously served as chairman and chief executive officer of Cornerstone Building Brands, Inc. (“Cornerstone”), a North American building products manufacturer, from 2019 until his retirement as chief executive officer in September 2021 and as chairman in March 2022. He joined Cornerstone in 2017 as a non-employee director when it was known as NCI Building Systems, Inc. Prior to joining Cornerstone, he held various roles at USG Corporation, a manufacturer of ceiling, floor, gypsum, roofing, sheathing and wall products. At the time of his retirement from USG in November 2016, Mr. Metcalf had served as its chairman since December 2011 and served as its chief executive officer and president since January 2011.

JAMES S. METCALF Independent Director Age: 67 Director since: Feb 2023 Board Committees: •Compensation •Nominations & Governance

Specific Skills and Qualifications
Extensive executive leadership experience in building products sector as a chief executive officer; considerable U.S. public company board and industry expertise.
Other Public Company Directorships
Member, Gibraltar Industries, Inc.; Member, LKQ Corporation
Former Public Company Directorships
Chair, Cornerstone Building Brands from 2019 to 2022; Member (2017 to 2018) and Chair (2018 to 2019), NCI Building Systems, Inc. (until its acquisition by Cornerstone Building Brands); Member, Tenneco Inc. from 2014 to 2022; Chair, USG Corporation from 2011 to 2016; Member, Molex Inc. from 2007 to 2013.

2025 PROXY STATEMENT	11

Proposal 1: Election of Directors

Mr. Murphy was appointed as a Director in August 2017 and as Chief Executive Officer in November 2019. In connection with the corporate restructure in August 2024, Mr. Murphy’s title changed to President & Chief Executive Officer. Mr. Murphy has served as chief executive officer of Ferguson Enterprises, LLC (“FEL”), the Company’s U.S. operating subsidiary, since 2017. Prior to that, he was chief operating officer of FEL from 2007 to 2017. Mr. Murphy joined Ferguson in 1999 as an operations manager following Ferguson’s acquisition of his family’s business, Midwest Pipe and Supply, and went on to hold a number of leadership positions before his eventual appointment as the Company’s President & Chief Executive Officer. Since Mr. Murphy’s appointment to the Board in 2017, the business has generated strong, profitable growth and continued to take market share under his leadership.

KEVIN MURPHY President & Chief Executive Officer and Director Age: 55 Director since: Aug 2017 Board Committees: •None

Specific Skills and Qualifications
Culture champion with strong executive leadership skills; deep knowledge of the Company and the Company’s industry; strategic operational expertise; significant experience in strategic development and delivering operational performance improvements.
Other Public Company Directorships
Member, Pool Corporation

Mr. Murray was appointed as a Non-Employee Director in January 2013. He served as Employee Engagement Director from March 2019 until December 2023, when the role was disbanded, and he served as Senior Independent Director from October 2013 until August 2022, when the role was transitioned to Chair of the Nominations & Governance Committee. From 2002 to 2007, Mr. Murray served as group chief executive of Hanson PLC, a British-based building materials company, where he had previously served as finance director and chief executive of Hanson Building Materials America from 1998 to 2002. From 2003 to 2025, Mr. Murray served as a trustee of the Hanson No 2 Pension Scheme for the Hanson Pension Trustees Limited.

Specific Skills and Qualifications
Qualified chartered management accountant with extensive business leadership skills and financial reporting expertise; extensive executive management experience, including as a chief executive officer of a building materials company, and board experience within global businesses; deep knowledge of the Company.
Other Public Company Directorships
None.
Former Public Company Directorships
Member, O-I Glass, Inc. from 2015 to 2025; Member, HeidelbergCement AG from 2010 to 2017; Member, International Power plc from 2007 to 2011; Member, Hanson PLC from 2002 to 2007.

ALAN MURRAY Independent Director Age: 72 Director since: Jan 2013 Audit Committee Financial Expert Board Committees: •Audit •Nominations & Governance (Chair)

12	2025 PROXY STATEMENT

Proposal 1: Election of Directors

Ms. Wood was appointed as a Non-Employee Director in January 2021. Ms. Wood served from September 2018 to September 2022 as senior vice president and chief financial officer of Vulcan Materials Company, a large producer of construction aggregates. From 2012 to 2018, she served as chief financial officer of Ashtead Group plc, a FTSE 100 international equipment rental company, after having joined Ashtead in 2003 as chief financial officer of Sunbelt Rentals, Ashtead’s largest operating brand in the U.S. She started her career with PricewaterhouseCoopers.

Specific Skills and Qualifications
Chartered accountant and experienced chief financial officer with significant financial and operational knowledge; extensive financial reporting and public company experience.
Other Public Company Directorships
Member, RELX PLC
Former Public Company Directorships
Member, H&E Equipment Services, Inc. from 2023 to 2025; Member, Ashtead Group plc from 2012 to 2018.

SUZANNE WOOD Independent Director Age: 65 Director since: Jan 2021 Audit Committee Financial Expert Board Committees: •Audit (Chair)

2025 PROXY STATEMENT	13

Proposal 1: Election of Directors
Director Nominee Skills and Experience

Skills and Experience

Executive Leadership
Experience leading large scale and complex organizations. Developed and delivered strategic initiatives and operational plans in a CEO, operational executive or function leader capacity.

Public Company Board Experience Experience serving on other public company boards.

Corporate Governance/Regulatory and Risk Management Experience in corporate governance matters, board management accountability, risk management and compliance practices.

Accounting, Finance and Capital Markets
Experience in accounting, finance, audit and capital management, including oversight of financial statements and operating results. Experience assessing the financial metrics of strategic opportunities.

Corporate Transactions and M&A Experience overseeing and navigating corporate transactions, mergers and acquisitions.

Sustainability Experience overseeing sustainability risk management and/or sustainability programs.

Technology, Digital, Innovation and Cyber Experience with technologies key to business, digital marketing/ transformation and innovation. Understanding cybersecurity best practices and risk mitigation.

Supply Chain/Logistics/Distribution Experience includes planning and management of activities in sourcing, procurement, logistics and distribution.

Marketing Experience of marketing or managing brands and increasing the value of products or services over time in the market.

Human Capital and Talent Management Experience in human capital management, talent development, compensation and succession planning.

14	2025 PROXY STATEMENT

Corporate Governance
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines as a general framework to assist the Board in carrying out its responsibility for the business and affairs of the Company to be managed by or under the direction of the Board. The Corporate Governance Guidelines cover the role of the Board and management, the composition of the Board, the structure and operations of the Board and the duties and responsibilities of the Board. The Nominations & Governance Committee of the Board reviews the Corporate Governance Guidelines annually and recommends any appropriate changes for approval by the Board. The Corporate Governance Guidelines can be found on the Corporate Governance page of the Investors tab of our website at corporate.ferguson.com under Governance Documents.
Board Leadership
The Board is led by Geoff Drabble, our independent Non-Employee Board Chair. As part of its annual board evaluation process, the Board assesses its leadership structure to determine what is most appropriate for the Company, taking into account the recommendations of the Nominations & Governance Committee.
The Board elects one of its members to serve as the Board Chair. Both independent and Executive Directors, including the CEO, are eligible for appointment as the Board Chair. We believe that the current leadership structure is effective for the Company and its shareholders at this time, as it allows Mr. Murphy to focus on the day-to-day leadership of the Company while allowing Mr. Drabble to focus on leading the Board and its oversight of the Company.
Any change from the current structure of having a Board Chair separate from the CEO would be at the discretion of the Board, taking into account the recommendations of the Nominations & Governance Committee. If the Board determines that it would be beneficial to have a single individual act as both CEO and Board Chair, our Corporate Governance Guidelines would require the appointment of a lead independent director at that time.
Board Evaluation
Our Board has the authority and responsibility to review the results of the annual evaluation of the Board conducted by the Nominations & Governance Committee to determine whether the Board and the Committees of the Board are functioning effectively and in accordance with their respective charters, the Company’s Corporate Governance Guidelines, applicable law and the New York Stock Exchange ("NYSE") listing standards. As part of its responsibilities, the Nominations & Governance Committee will evaluate at least annually the Board’s composition, tenure and experience. The Nominations & Governance Committee will then report the conclusions and any recommended improvements to the Board. The Board will also review the results of the third-party review of the Board that is conducted at least every three years. The most recent third-party review was conducted in May 2025.
In addition, the Nominations & Governance Committee periodically, and at least annually, assesses the qualifications of individual members of the Board and the results of such evaluations are reported to the Board.

2025 PROXY STATEMENT	15

Corporate Governance
Board Refreshment and Tenure
The Board believes that refreshment is important to ensuring that Board composition is aligned with the needs of the Company and the Board. The Board's average tenure is 4.7 years.
The Board does not believe that it should limit the number of terms for which a person may serve as a Director, because such term limits could deprive the Company of the valuable contributions made by Directors who have developed significant insights into the Company and its operations over time. The Board also recognizes the importance of an appropriate balance of experience and fresh ideas and perspectives when considering the overall mix of tenure of the Board.
All Directors serve a one-year term, except that the initial term for each Director shall run from the date of appointment until the Company’s next annual meeting of stockholders, and are subject to election by shareholders at each annual meeting of stockholders. As provided in the Company’s Certificate of Incorporation and Bylaws, newly created directorships resulting from any increase in the authorized number of Directors and vacancies on the Board are to be filled by the affirmative vote of a majority of the remaining Directors then in office, or by a sole remaining Director. Any Director so appointed will hold office until the Company’s next annual meeting of stockholders after such Director’s appointment.
Director Criteria and Nomination Process
The Company seeks a Board with an appropriate balance of skills, knowledge, experience, independence and backgrounds among its members to enable it to discharge its duties and responsibilities effectively. The Board has delegated the process for identifying and screening potential director candidates to the Nominations & Governance Committee.
Candidates for potential membership on the Board must at a minimum satisfy any requirements of applicable law and rules of the NYSE. In addition, in evaluating director candidates, the Nominations & Governance Committee considers the qualifications of each candidate, the collective experience and expertise represented on the existing Board and the criteria set forth in our Corporate Governance Guidelines, including that candidates should:
•be of sound character, judgment, reputation and integrity;
•conduct themselves in accordance with high personal and professional ethical standards, including the Company’s Code of Business Conduct and Ethics and other relevant Company policies;
•have general knowledge of the markets and the industry in which the Company operates and issues which may affect the Company;
•be of diverse backgrounds, skills, experience, personality, tenure and viewpoints;
•be committed to the Company and service on the Board, including having the time and willingness to study informational and background materials, to prepare for meetings and to otherwise carry out their duties and responsibilities effectively; and
•represent the best interests of all shareholders.
The Board and the Nominations & Governance Committee consider whether director candidates’ backgrounds, skills, experience and other qualifications would complement those of other members of the Board and may also consider other factors as needs change based on strategic priorities. In addition, a Director who is currently serving as an executive officer of a public company generally may serve on a total of no more than two public company boards (including the Company’s Board). A Director who is not currently serving as an executive officer of a public company generally may serve on no more than four public company boards (including the Company’s Board).
Taking into account the governance practices of companies with a U.K. listing, the Board has adopted a Board Diversity Policy that seeks to maximize the opportunity to make independent Board director appointments that reflect the diversity of the Company’s workforce and its communities. The Policy remains unchanged from fiscal 2024, with ultimate independent Board director recruitment decisions being based on merit with the best candidate appointed.

16	2025 PROXY STATEMENT

Corporate Governance
Process for Selection of Directors
When the Board determines it is desirable to add a director in the context of its strategic needs, as part of its annual evaluation process or to fill a vacancy on the Board, the Nominations & Governance Committee takes the following steps:
•Initiates a search for director candidates that meet the Board’s director criteria, seeking input from an independent search firm;
•Identifies, first, an initial slate of director candidates, which is then reviewed by and discussed among the Board Chair, the Chair of the Nominations & Governance Committee, our President & Chief Executive Officer, our Chief Legal Officer & Corporate Secretary and our Chief Human Resources Officer and, second, a refined slate of director candidates based on this review;
•Conducts inquiries into the background and qualifications of the refined list of director candidates, including evaluating the candidates’ financial literacy, skills and expertise relevant to the Company’s business and structure, as well as any overboarding or independence concerns, related party transactions and potential issues under competition laws;
•Determines which director candidates to interview and conducts the interviews with the Board Chair, select Non-Employee Directors, our Chief Legal Officer & Corporate Secretary and our Chief Human Resources Officer;
•Selects director candidates for recommendation to the Board; and
•Seeks Board approval of the recommended director candidate for election by our shareholders or Board appointment of the recommended director candidate to fill a position between annual meetings of stockholders.
Director Onboarding and Education
All new Non-Employee Directors on the Board receive both in-person and remote orientation and training to become integrated into boardroom discussions and maximize their knowledge of the Company. The orientation program is led by members of senior management and coordinated by the Corporate Secretary team in collaboration with the new Director. The program covers a wide variety of topics, including: a review of our strategy and operating plans in both our U.S. and Canadian business segments; financial statements; information technology, compensation, investor relations, legal and corporate governance policies and practices; and the roles and responsibilities of our Directors. New Directors may also receive presentations from our external legal counsel and may meet with our auditors and compensation consultants. New Directors also receive key documents as part of the orientation process, including our publicly available governance documents and filings, past Board and Committee minutes and agenda programs and strategy presentations, among others.
The Company provides the Board with ongoing educational resources and opportunities related to fiduciary duties, corporate governance and regulatory topics and other matters as may be appropriate or requested by the Board. All Directors are members of the National Association of Corporate Directors, giving them access to tools, resources and instructional curricula to continue to mature in corporate governance, including educational events and networking opportunities. In addition, each Director has access to a broad range of resources provided by Deloitte, including newsletters, webcasts and symposia. Each Director also undergoes annual training on our Code of Business Conduct and Ethics and other relevant Company policies. Site visits are coordinated for our Directors, oftentimes as part of the onboarding process and in connection with certain of the Company’s Board meetings. These visits allow Directors to interact with a broader group of our executives and associates and gain first-hand insight into our culture and operations.
Director Independence
The Nominations & Governance Committee reviews the independence of each Director annually and makes recommendations to the Board, and the Board annually determines and discloses the independence of the Directors.
No Director is considered independent unless the Board, considering all relevant facts and circumstances, affirmatively determines that the Director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In assessing whether a Director has no material relationship with the Company, the Board also considers any persons or organizations with which the Director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

2025 PROXY STATEMENT	17

Corporate Governance
In addition, members of the Audit, Compensation and Nominations & Governance Committees must meet all additional applicable independence requirements of the NYSE and any additional requirements imposed under U.S. securities laws and the rules and regulations of the SEC.
The Board has considered whether the members of our Board are independent and determined that each of our Non-Employee Directors is an “independent” Director under applicable NYSE and SEC rules and regulations, and each satisfies the applicable NYSE and SEC rules and regulations for “independence” with respect to the Committees of the Board on which such Director serves.
In making its independence determination, the Board considered that some of the Non-Employee Directors, or their immediate family members, are affiliated with companies or entities to which the Company sold products or made payments, or from which the Company purchased products or services during the year. This included transactions that do not require disclosure under Item 404 of Regulation S-K (“Regulation S-K”) promulgated under the Exchange Act and therefore are not disclosed in “Board Committees and Oversight—Related Party Transactions—Approved Related Party Transactions." In reviewing these relationships, the Board considered all relevant factors, including whether the transactions were entered into at arm’s length in the normal course of business and whether the Director or immediate family member received any personal benefit from these transactions, relationships, or arrangements.
The independent Directors meet on a regularly scheduled basis in executive sessions. In accordance with our Corporate Governance Guidelines, the Board Chair, or the lead independent director if the Board Chair is not an independent Director, will preside at each executive session and, in the Board Chair’s absence, the independent Directors will select an independent Director to preside.
Director Meeting Attendance
Board members are expected to devote sufficient time and attention to prepare for, attend and participate in Board meetings and meetings of Committees on which they serve, including advance review of meeting materials that are circulated prior to each meeting. In addition, Board members are expected to attend each annual meeting of stockholders unless unusual circumstances make attendance impractical.
During fiscal 2025, the Board met 8 times. During fiscal 2025, the Audit Committee met 6 times, the Compensation Committee met 7 times and the Nominations & Governance Committee met 5 times.
Each incumbent Director attended at least 75% of the meetings of the Board and of the Committees of which they were a member during fiscal 2025. 11 of the 13 Directors serving on the Board at the time of the 2024 annual meeting of stockholders (the "2024 Annual Meeting") attended the 2024 Annual Meeting. The two Directors who did not attend the 2024 Annual Meeting were not standing for re-election and their terms ended immediately following the 2024 Annual Meeting.

18	2025 PROXY STATEMENT

Board Committees and Oversight
Committees of the Board
The Board’s principal responsibility is one of oversight to enable the Company’s business objectives to be met and to review the overall strategic development of the Company as a whole.
Certain strategic decisions and authorities of the Company are reserved as matters for the Board. For some of these matters, the Board delegates responsibilities and authorities to its Committees. The matters reserved for the Board for its decision include oversight matters related to: strategy; succession planning; financial accountability and risk management.
The Board has three Committees: the Audit Committee, the Compensation Committee and the Nominations & Governance Committee. Each Committee operates in accordance with its respective charter that is reviewed annually and updated as appropriate. The charters of each Committee can be found on the Corporate Governance page of the Investors tab of our website at corporate.ferguson.com under Governance Documents. The members of these Committees as of the date hereof are identified in the following table:

Board of Directors

Board Chair: Geoff Drabble

Audit Committee	Compensation Committee	Nominations & Governance Committee

4 Members All Independent Suzanne Wood (Chair) Cathy Halligan Brian May Alan Murray	5 Members All Independent Kelly Baker (Chair) Rick Beckwitt Geoff Drabble Cathy Halligan James S. Metcalf	5 Members All Independent Alan Murray (Chair) Rekha Agrawal Geoff Drabble Brian May James S. Metcalf

2025 PROXY STATEMENT	19

Board Committees and Oversight

Audit Committee		All Independent

Suzanne Wood Chair
Responsibilities
Each member of the Audit Committee is “independent,” as defined by the NYSE listing standards. The Board has determined that Brian May, Alan Murray and Suzanne Wood each qualify as an “audit committee financial expert” as that term is defined by the applicable SEC rules. Furthermore, each member of the Audit Committee is “financially literate” as that term is defined by the NYSE listing standards.
The Audit Committee's responsibilities and duties, include, but are not limited to:
•assisting the Board in fulfilling its oversight responsibilities, and making recommendations to the Board as appropriate, in relation to:
–the integrity of the Company’s financial statements and financial reporting process;
–the appointment, independence and qualifications of the Company’s independent registered public accounting firm (the “Independent Auditor”);
–the performance of the Independent Auditor and internal audit function;
–the Company’s compliance with legal and regulatory requirements, including internal controls designed for that purpose;
•the review of the type and presentation of information to be included in earnings announcements, paying particular attention to any use of pro forma or adjusted non-GAAP information or other key performance indicators, as well as financial information and guidance provided to analysts and ratings agencies;
•the review of the guidelines and policies to govern the process by which management assesses and manages the Company’s exposure to risk, the Company’s major financial risk and cybersecurity risk exposures and the steps management has taken to monitor and control such exposures;
•the pre-approval of audit and permitted non-audit and tax services and fees to be provided by the Independent Auditor and hiring of employees or former employees of the Independent Auditor;
•the preparation and approval of the audit committee report for inclusion in the Company's annual proxy statement;
•establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters;
•the review and approval of related party transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders; and
•the Company's targeted levels of indebtedness, credit rating policy, and funding plan.

Members
Cathy Halligan	Brian May

Alan Murray

20	2025 PROXY STATEMENT

Board Committees and Oversight

Compensation Committee		All Independent

Kelly Baker Chair
Responsibilities
Each member of the Compensation Committee is “independent,” as defined by the NYSE listing standards.
The Compensation Committee's responsibilities and duties include, but are not limited to:
•reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and any other Executive Director and evaluating their performance at least annually in light of those goals and objectives;
•determining and approving the compensation for the CEO and any other Executive Director, either as a Committee or together with the other Non-Employee Directors (as directed by the Board);
•reviewing and approving the compensation of all other Executive Officers, considering the recommendations of the CEO;
•reviewing the form and amount of all Non-Employee Director compensation and benefits and recommending any changes to the Board;
•producing an annual report of the Compensation Committee for inclusion in the Company’s annual report on Form 10-K or proxy statement;
•reviewing and making recommendations to the Board regarding incentive compensation plans and equity-based plans;
•undertaking an annual risk assessment of compensation policies and practices; and
•evaluating and monitoring the independence of any compensation consultant, as required.

Members
Rick Beckwitt	Geoff Drabble

Cathy Halligan	James S. Metcalf
Compensation Committee Interlocks and Insider Participation
Kelly Baker, Rick Beckwitt, Geoff Drabble, Cathy Halligan and James S. Metcalf served on the Compensation Committee of the Board during fiscal 2025. None of such members of the Compensation Committee had been an officer or associate of the Company. None of such members of the Compensation Committee had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K. None of the Company’s Executive Officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity under the circumstances requiring disclosure pursuant to SEC rules and regulations.

2025 PROXY STATEMENT	21

Board Committees and Oversight

Nominations & Governance Committee		All Independent

Alan Murray Chair
Responsibilities
Each member of the Nominations & Governance Committee is “independent,” as defined by the NYSE listing standards.
The Nominations & Governance Committee's responsibilities and duties include, but are not limited to:
•recommending to the Board qualified candidates for nomination as members of the Board and its Committees consistent with criteria approved by the Board;
•developing and recommending to the Board the corporate governance principles applicable to the Company;
•overseeing the evaluation of the Board and its Committees;
•developing and recommending to the Board for approval, and periodically reviewing a succession plan and potential candidates for, the Company’s CEO and CFO;
•reviewing the structure, size and composition of the Board, including the tenure and experience of the members of the Board, and making recommendations to the Board with regard to any changes that are deemed necessary;
•developing and recommending to the Board an annual self-evaluation process of the Board and overseeing such evaluation process;
•recommending to the Board candidates: (i) for Board Chair (and lead independent director if the Board Chair is not an independent director); and (ii) for the membership and chairs of the Board Committees;
•reviewing and approving any requests from Directors or officers to stand for election to any outside for-profit boards of directors; and
•providing oversight of the Company’s sustainability framework and related public disclosures, including the Company’s Sustainability Report.

Members
Rekha Agrawal	Geoff Drabble

Brian May	James S. Metcalf

Board Oversight
Shareholder Engagement and Feedback
The Board, as part of its oversight role, routinely receive updates, briefings and reports from the Company’s investor relations team that summarize shareholder engagement and key themes.
We are committed to engaging with our shareholders. Throughout the year, we meet with institutional investors and analysts to inform and share our perspectives and to solicit their feedback on our performance. This dialogue allows the Company to better understand and evaluate important issues and consider them appropriately, and to communicate on matters including strategy, financial performance, market backdrop and executive compensation. Our CEO, CFO and investor relations team maintain a regular cadence of meetings with a broad cross-section of our share register including large institutional investors and pension funds. The style of shareholder interactions can include a mix of one-on-one and small group meetings, conferences and operational site visits. We take the feedback we receive from shareholders seriously. We look forward to an ongoing exchange between the Board, management and shareholders.

22	2025 PROXY STATEMENT

Board Committees and Oversight
Risk Oversight

Board of Directors

The Board is responsible for (i) ensuring that the Company considers and manages opportunities, risks and uncertainties that may impact achievement of its strategic objectives and (ii) overseeing an enterprise risk management program (the “ERM Program”) that establishes collaborative risk management processes to proactively identify, assess, mitigate and monitor business risks and facilitate associated reporting about such risks. To administer its risk oversight function, the Board has delegated certain oversight responsibilities to its Committees and to management.

Audit Committee	Compensation Committee	Nominations & Governance Committee

•Responsible for reviewing and discussing guidelines and policies that govern the process by which management assesses and manages the Company’s exposure to risk.
•Responsible for monitoring the overall adequacy and effectiveness of the ERM Program.

•Responsible for assessing risks related to the Company’s incentive compensation arrangements to determine whether they encourage excessive risk taking.
•Responsible for discussing at least annually the relationship between risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate any such risk.

•Responsible for ensuring proper corporate governance standards are maintained, that the Board and its Committees consist of qualified Directors, and that appropriate succession plans for the CEO and CFO are in place.
•Responsible for providing oversight of the Company’s sustainability framework and related public disclosures, including the Company’s Sustainability Report.

Management

The Company maintains an Executive Committee which is composed of the CEO and members of senior management appointed by the CEO. One of the responsibilities of the Executive Committee is to assess and manage Ferguson's exposure to risk, including establishing management accountability and support for the ERM Program. Once enterprise risks are identified, management is responsible for developing a strategy to manage and monitor the risk to (i) reduce the probability that the risk will be realized and/or (ii) reduce the adverse impact to the Company if the risk is realized. The Chief Legal Officer & Corporate Secretary is responsible for the oversight of the ERM Program and for reporting enterprise risks to the Executive Committee, Audit Committee and Board.

2025 PROXY STATEMENT	23

Board Committees and Oversight
Strategy Oversight
The Board actively oversees the Company’s business strategy and is ultimately responsible for the approval (i) of long-term strategic plans, (ii) to materially extend the Company’s activities into new lines of businesses, countries or regions, (iii) to cease operations in any material part of the Company’s business and (iv) of the Company’s capital allocation policy. The Board is continuously engaged with management and associates on its strategic oversight function. For example, the Board:
•holds a strategy session each year, which includes presentations from various members of senior management;
•receives management presentations at Board meetings, covering various topics such as information technology, including cybersecurity and generative artificial intelligence, acquisitions and investor relations; and
•attends coordinated site visits as part of the onboarding process and in connection with certain of the Company’s Board meetings, which allows for interaction with a broader group of our executives and associates and the ability to gain first-hand insight into our culture and operations.
Sustainability Oversight
The Board oversees management's handling of sustainability matters of importance to the Company with the Nominations & Governance Committee having primary responsibility for providing oversight of the Company’s sustainability framework and related public disclosures, including the Company’s Sustainability Report. The Nominations & Governance Committee receives regular updates on sustainability progress from our Vice President of Sustainability, such as review of project implementation and performance and opportunities to integrate sustainability measures into capital expenditures, and provides reports on these matters to the Board.
The Company’s Board-approved sustainability framework reflects the priority sustainability matters identified through our risk management analyses, stakeholder priority assessments, regular customer feedback and review of the Sustainability Accounting Standards Board (“SASB”) guidance for the Multiline and Specialty Retailers & Distributors industry standards. The sustainability framework, our SASB disclosure and our disclosure under the Task Force on Climate-Related Financial Disclosures ("TCFD") framework are included within our Sustainability Report and are also available on our website.
Code of Business Conduct and Ethics
We expect our associates, and anyone acting on our behalf, to uphold the highest standards of integrity and accountability. These expectations are defined in our Code of Business Conduct and Ethics (our “Code of Conduct”), which is applicable to all Directors, officers and associates. Our Code of Conduct is reviewed at least every three years for desirable changes. A copy of our Code of Conduct is available on the home page of our website at corporate.ferguson.com under the Governance Documents page of the Investors—Corporate Governance tab. We intend to satisfy the disclosure requirement regarding amendment to, or waiver from, a provision of our Code of Conduct by posting such information at the website location specified above.
Related Party Transactions
Policy and Procedures for Review and Approval of Related Party Transactions
The Board has adopted a written policy and procedures for review, approval and monitoring of transactions involving the Company and related parties (including current Executive Officers and Directors, Director nominees and persons who served in those roles at any time since the beginning of our last fiscal year, greater than 5% beneficial owners of the Company’s voting securities, immediate family members of such persons and related entities of such persons, including entities in which any of such persons is employed, is a general partner or principal or in which such person has a 10% or greater beneficial ownership interest) (a “Related Party”). Our related party transactions policy ("Related Party Transaction Policy") covers any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships in which the Company or any of its subsidiaries was, is or will be a participant, where the amount involved exceeds or is expected to exceed $120,000 in any fiscal year, and in which a Related Party had, has or is expected to have a direct or indirect material interest (any such transaction, a “Related Party Transaction”).

24	2025 PROXY STATEMENT

Board Committees and Oversight
All Related Party Transactions that are not exempt under our Related Party Transactions Policy (such exempt transactions, “Exempted Transactions”) must be reviewed and approved by the Audit Committee. In considering the transaction, the Audit Committee must consider all of the relevant facts and circumstances available to it related to the Related Party Transaction, including:
•whether the Related Party Transaction was undertaken in the ordinary course of business of the Company;
•whether the Related Party Transaction was initiated by the Company or the Related Party;
•the purpose, and the potential benefits to the Company, of the Related Party Transaction;
•the risk and limitations that may arise as a result of or in connection with the Related Party Transaction, including any reputational risk;
•the impact on a Director’s independence under the requirements of the rules of the NYSE in the event that the Related Party is a Director, an immediate family member of a Director or an entity in which a Director is a partner, shareholder (or equivalent) or executive officer;
•if there was a competitive bidding process and the results thereof;
•the availability of other sources for comparable products or services;
•the terms of the Related Party Transaction;
•the approximate dollar value of the amount involved in the Related Party Transaction, particularly as it relates to the Related Party;
•the importance, nature and extent of the interest (financial or otherwise) and involvement of the Related Party in the Related Party Transaction;
•whether the transaction with the Related Party is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third-party or with associates generally; and/or
•any other information regarding the Related Party Transaction or the Related Party that would be material to investors in light of the circumstances of the particular transaction.
Any Director, Director nominee or Executive Officer who proposes to enter into, or otherwise becomes aware of, a potential Related Party Transaction must report the transaction to the Chief Legal Officer & Corporate Secretary. If the Chief Legal Officer & Corporate Secretary determines that the proposed transaction may or would be a Related Party Transaction, and it is not an Exempted Transaction, the Chief Legal Officer & Corporate Secretary must report the proposed Related Party Transaction to the Audit Committee for consideration at its next meeting. If the Chief Legal Officer & Corporate Secretary determines that it is not appropriate to postpone review until the next Audit Committee meeting, the Audit Committee Chair may review and approve the Related Party Transaction. Any such approval must be reported to the Audit Committee at its next meeting. If a Director, any of the Director’s immediate family members or any entity with respect to which the Director is a partner, shareholder (or equivalent) or executive officer, is involved in the transaction, they will be recused from all discussions and decisions relating to the transaction. The Audit Committee may approve only those Related Party Transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Audit Committee determines in good faith. The Audit Committee, in its sole discretion, may impose such conditions as it deems appropriate on the Company or the Related Party in connection with the approval of a Related Party Transaction.
If the Company becomes aware of a Related Party Transaction that has not been approved under the Related Party Transactions Policy, the Related Party Transaction shall be reviewed in accordance with the procedures set forth in the Related Party Transactions Policy and, if the Audit Committee determines it to be appropriate, ratified. In any case where the Audit Committee determines not to ratify such a Related Party Transaction, the Audit Committee will direct additional actions including, but not limited to, immediate discontinuation or rescission of the transaction, or modification of the transaction to make it acceptable for ratification.

2025 PROXY STATEMENT	25

Board Committees and Oversight
Approved Related Party Transactions
Described below are Related Party Transactions since the beginning of our last fiscal year. Other than as described below, there were no transactions, and there are no currently proposed transactions, that would require disclosure under Item 404 of Regulation S-K.
In connection with the Company’s purchase of Midwest Pipe and Supply from the Murphy family in 1999, an entity owned by Robert Murphy, the father of our President & Chief Executive Officer, Kevin Murphy, is the lessor (the “Lessor”) of a property leased by the Company in the ordinary course of its business. During fiscal 2025, the Company paid approximately $196,400 to the Lessor for use of the property. The lease for the property was entered into on an arm’s-length basis. This ongoing transaction was reviewed, approved and ratified by the Audit Committee in accordance with the Related Party Transactions Policy.
Matt Stirrup, the husband of Allison Stirrup, the Company’s Chief Human Resources Officer and an executive officer, is employed by FEL as Director — Information Technology. Mr. Stirrup received total compensation of approximately $340,628 in fiscal 2025, which includes base salary, bonus, equity-based compensation, benefits and other perquisites. The terms of Mr. Stirrup’s compensation are consistent with the compensation of other similarly situated associates. This ongoing transaction was reviewed, approved and ratified by the Audit Committee in accordance with the Related Party Transactions Policy.
Rekha Agrawal, an independent Director on our Board, serves as chief executive officer of KiddeFenwal. In the ordinary course of business, the Company purchases certain products and services from KiddeFenwal and its subsidiaries. These products and services are purchased on an arm’s-length basis. During fiscal 2025, the Company made payments to KiddeFenwal and its subsidiaries in an amount of approximately $2,784,500. This ongoing transaction was reviewed, approved and ratified by the Audit Committee in accordance with the Related Party Transactions Policy.
According to the Schedule 13G and Amendment No. 1 to Schedule 13G filed by FMR LLC ("Fidelity") with the SEC on February 12, 2025 and August 6, 2025, respectively, Fidelity beneficially owned over 5% of our common stock from December 31, 2024 to June 30, 2025. Fidelity, or one or more of its affiliates, is the third-party administrator for the Company’s equity plans, including the employee share purchase plan. During the timeframe where Fidelity beneficially owned 5% of our common stock, the Company paid Fidelity approximately $168,576 related to these services. This ongoing transaction was reviewed, approved and ratified by the Audit Committee in accordance with the Related Party Transactions Policy.

26	2025 PROXY STATEMENT

Director Compensation
The following table summarizes the compensation awarded or paid to the Non-Employee Directors for the fiscal year ended
July 31, 2025.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)(4)	Total ($)
Board Chair
Geoff Drabble	434,064	179,930	32,665	646,659
Other Non-Employee Directors
Rekha Agrawal	126,667	179,930	—	306,597
Kelly Baker	155,167	179,930	2,318	337,415
Rick Beckwitt	126,667	179,930	—	306,597
Cathy Halligan	126,667	179,930	2,322	308,919
Brian May	126,946	179,930	29,507	336,383
James S. Metcalf	126,667	179,930	2,314	308,911
Alan Murray	155,167	179,930	—	335,097
Thomas Schmitt(5)	41,613	—	2,350	43,963
Nadia Shouraboura(5)	41,613	—	2,308	43,921
Suzanne Wood	155,167	179,930	2,318	337,415
(1)The compensation reported for the Non-Employee Directors reflects compensation paid to them during fiscal 2025 for their service on the Board. For monthly payments prior to December 2024, U.S.-based Non-Employee Directors were paid in USD and U.K.-based Non-Employee Directors were paid in GBP. The fees of the two U.K.-based Non-Employee Directors (Messrs. Drabble and May) have been converted into USD using the same official exchange rate on a monthly basis. For quarterly payments beginning in December 2024 and after, all Non-Employee Directors were paid in USD.
(2)Represents the grant date fair value of restricted stock units, calculated in accordance with FASB ASC Topic 718, issued to our Non-Employee Directors under the Ferguson Enterprises Inc. Omnibus Equity Incentive Plan 2023 (the "Omnibus Plan") on December 11, 2024. For additional information on these awards, see the section entitled “—Narrative to Non-Employee Director Compensation—Non-Employee Director Equity Incentive Awards.” The aggregate number of restricted stock units outstanding as of July 31, 2025 for our Non-Employee Directors was as follows: 923 restricted stock units for each of Messrs. Beckwitt, Metcalf and Murray, and Ms. Agrawal, Ms. Baker, Ms. Halligan and Ms. Wood; 904 restricted stock units for each of Messrs. Drabble and May.
(3)During fiscal 2025, prior to December 1, 2024, the U.K.-based Non-Employee Directors (Messrs. Drabble and May) received a travel allowance of £2,500 (each way), where there would be a need for intercontinental flight in excess of five hours (one way) based on the home location of the U.K.-based Non-Employee Directors and the location of the Board (or Committee) meeting, up to a maximum of £30,000 per annum. This was in addition to reimbursement for actual travel costs, including airfare and hotel. Due to the payment schedule, the travel allowance for the July 2024 meeting was not included in the fiscal 2024 compensation reported in the Company’s fiscal 2024 proxy statement and is included in this column for fiscal 2025. During fiscal 2025, all Board and Committee meetings took place in the U.S., and there was no travel allowance paid to any of the U.S.-based Non-Employee Directors before the travel allowance was discontinued effective December 1, 2024.
(4)For fiscal 2025, the payments for tax preparation services for U.K. tax filings were discontinued effective December 1, 2024, however, Messrs. Drabble and May, the Non-Employee Directors based in the U.K., had the benefit of a $10,000 allowance to prepare their U.S. tax filings that was provided to each of them in December 2024.
(5)Mr. Schmitt's and Ms. Shouraboura's service on the Board ended on December 5, 2024. Mr. Schmitt and Ms. Shouraboura did not receive any stock awards for fiscal 2025.

2025 PROXY STATEMENT	27

Director Compensation
Narrative to Non-Employee Director Compensation
Below is a discussion of the material factors necessary to an understanding of the compensation disclosed in the above table.
How We Set Non-Employee Director Compensation
The Board, upon recommendation of the Compensation Committee, determines the annual compensation of Non-Employee Directors each year, taking into account the time and responsibility involved in each role, including, where applicable, serving as Chair of a Board Committee. Directors who are executives of the Company receive no compensation for their Board service. The Compensation Committee consults with Meridian Compensation Partners (“Meridian”), its independent compensation consultant, on the director compensation program and reviews survey information of compensation paid to directors serving on boards of similar U.S.-listed companies to determine whether changes are advisable.
Non-Employee Director Annual Compensation
A summary of the annualized compensation for fiscal 2025 is as follows:

Amount(1)(2) ($000)
Director Fees:
Non-Employee Directors’ Base Fee	130.0
Fees in Addition to Base Fee:
Board Chair’s Fee	250.0
Chair of Audit Committee	28.5
Chair of Compensation Committee	28.5
Chair of Nominations & Governance Committee	28.5
Equity Awards:
Restricted Stock Unit Awards	180
(1)Increase to the Non-Employee Directors’ Base Fee from the prior fiscal year (from $120,000 to $130,000) and the decrease in the Board Chair's total fee from the prior fiscal year (from approximately $536,000 in total fees to $380,000) were to align to fee levels in the U.S. for Non-Employee Directors. All other Non-Employee Director fees in the table above remained at the same level as fiscal 2024 fees.
(2)For fiscal 2025, the travel allowance and payments for tax preparation services for U.K. tax filings were discontinued effective December 2024. Messrs. Drabble and May, the Non-Employee Directors based in the U.K., also had the benefit of a $10,000 allowance to prepare their U.S. tax filings that was provided to them in December 2024.
The Non-Employee Directors are not entitled to receive any compensation upon the termination of their appointment, and no fees will be payable in respect of any unserved portion of the term of their appointment. Further, Non-Employee Directors are not entitled to participate in the Company’s annual short-term incentive award program or other benefit plans. Each Non-Employee Director is entitled to reimbursement from the Company for reasonable expenses incurred in the performance of their duties. The Non-Employee Directors may, in certain circumstances, and at the Company’s expense, obtain independent professional advice in the furtherance of their duties as Directors.

28	2025 PROXY STATEMENT

Director Compensation
Non-Employee Director Equity Incentive Awards
We issued annual awards of restricted stock units under the Omnibus Plan in December 2024 with a vesting date of Ferguson’s next annual meeting of stockholders to our Non-Employee Directors in respect of service for fiscal 2025 (the “FY25 NED RSU Awards”). The number of restricted stock units awarded was based on a grant date fair market value of $180,000 (which value was converted to GBP using the exchange rate on the date of grant for our U.K.-based Non-Employee Directors (Messrs. Drabble and May)). The FY25 NED RSU Awards are entitled to accrue dividend equivalents during the vesting period that vest on the same terms and conditions as the underlying restricted stock units.
Future grants of restricted stock units are expected to be made to our Non-Employee Directors under the Omnibus Plan in connection with the Company’s annual meeting of stockholders each year and be subject to time-vesting for approximately one year following the grant date or until the Company's next annual meeting of stockholders. If a new Non-Employee Director is appointed after the date that annual equity awards are granted to our Non-Employee Directors for the year, the new Non-Employee Director will receive a pro-rated award of restricted stock units under the Omnibus Plan with the same terms as made to other Non-Employee Directors for the year (with proration based on such Non-Employee Director’s time of service during the one-year vesting period applicable to the other Non-Employee Director restricted stock unit awards issued for that year).
Stock Ownership Guidelines for Non-Employee Directors
To ensure our Non-Employee Directors become and remain meaningfully invested in our common stock, they are required under our share ownership guidelines to own shares having a market value equal to four times the Non-Employee Directors’ Base Fee (not including additional fees for Board committee chairs or other additional roles). A Non-Employee Director must meet the share ownership requirement within five years from the later of (i) the effective date of the current guidelines (August 1, 2024) or (ii) the Director’s date of appointment. The Non-Employee Directors must retain all future awards (on a net of tax basis) until compliance is achieved. The following shares will count towards the assessment of whether the target is met: (i) shares beneficially held directly or indirectly by the Non-Employee Director and any person connected (as set out in the Company’s Insider Trading Policy) with the Non-Employee Director; and (ii) shares awarded equal to the number of unvested restricted stock units or restricted shares granted to the Non-Employee Director, which do not have a performance condition attached, on an assumed net of tax basis.
All of our current Non-Employee Directors have met or are on track to meet the share ownership requirement within the five-year timeframe.

2025 PROXY STATEMENT	29

The Board recommends that shareholders vote “FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the transition period from August 1, 2025 to December 31, 2025.

PROPOSAL 2:
Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements and internal control over financial reporting for the transition period. In Proposal 2, the Company is asking shareholders to ratify this selection.
Although ratification is not required by the Company’s Bylaws or otherwise, the Board is submitting the selection of Deloitte to the Company’s shareholders for ratification. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the transition period, if it determines that such a change would be in the best interests of the Company and its shareholders.
Representatives of Deloitte are expected to be present at the 2025 Annual Meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.
Vote Required
Approval of Proposal 2 requires the affirmative “FOR” vote of holders of a majority of the voting power of outstanding shares of common stock present in person or represented by proxy at the 2025 Annual Meeting and entitled to vote thereon. Abstentions have the same effect as a vote “AGAINST.”

30	2025 PROXY STATEMENT

Independent Registered Public Accounting Firm’s Fees and Services
Auditor Fees Incurred
The following table sets forth the aggregate fees by the categories specified below in connection with services rendered by Deloitte and its affiliates for fiscal 2024 and fiscal 2025. We did not pay any other fees to our Independent Auditor or any of its affiliates during the periods indicated below.

	For the Year Ended July 31,
	2025	2024
	$m
Audit fees(1)	10.6	12.0
Audit-related fees	—	—
Tax fees	—	—
All other fees(2)	—	—
Total	10.6	12.0
(1)Audit fees included $9.9 million (2024: $11.3 million) for the audits of Ferguson Enterprises Inc.'s consolidated financial statements and $0.7 million (2024: $0.7 million) for statutory audits.
(2)All other fees included $25,000 (2024: $20,000) related to the Company’s subscription to Deloitte’s technical guidance library.
Pre-Approval Policies and Procedures
The Audit Committee has established policies under which all audit and permitted non-audit and tax services performed by the Company’s Independent Auditor and the hiring of former Independent Auditor personnel must be pre-approved by the Audit Committee in order to assure that the provision of such services or the employment of such personnel does not impair the independence of the Independent Auditor. These policies also provides that the Audit Committee may delegate pre-approval authority to the Chair of the Audit Committee as permitted by the Audit Committee’s charter, provided that the Chair reports any such pre-approval decisions to the full Audit Committee at its next meeting. All of the audit and non-audit services carried out in the fiscal 2025 and 2024 were pre-approved by the Audit Committee.

2025 PROXY STATEMENT	31

Audit Committee Report
The Audit Committee is providing this Report pursuant to Item 407(d)(3) of Regulation S-K. The Audit Committee assists the Board in fulfilling its oversight responsibilities, and makes recommendations to the Board as appropriate, in relation to:
•the Company’s financial statements and financial reporting process;
•the independence and qualifications of the Company’s Independent Auditor;
•the performance of the Company’s Independent Auditor and internal audit function; and
•the Company’s compliance with legal and regulatory requirements, including internal controls designed for that purpose.
For more information about the Audit Committee’s responsibilities, see the Audit Committee Charter, which is available on the Company’s website at corporate.ferguson.com under Governance Documents.
Management is responsible for the Company’s internal controls and the financial reporting process and for compliance with applicable laws and regulations. Deloitte, the Company’s Independent Auditor, is responsible for performing an independent audit of the Company’s most recent consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee’s responsibility is to monitor and oversee these processes. In performing its responsibilities, the Audit Committee reviewed and discussed the Company’s audited consolidated financial statements and the effectiveness of internal control over financial reporting with management and the Independent Auditor. The Audit Committee discussed with the Independent Auditor those matters required to be discussed by auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Independent Auditor also provided to the Audit Committee the letter and written disclosures required by PCAOB regarding the Independent Auditor’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the Independent Auditor their independence from the Company and its management.
Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited consolidated financial statements of Ferguson Enterprises Inc. be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2025 as filed with the SEC (the “2025 Form 10-K”).
The Audit Committee of the Board
Suzanne Wood (Chair)
Cathy Halligan
Brian May
Alan Murray

32	2025 PROXY STATEMENT

The Board recommends that shareholders vote “FOR” the approval, on an advisory basis, of the fiscal 2025 compensation of our Named Executive Officers.
PROPOSAL 3:
Advisory Vote to Approve Executive Compensation (“say-on-pay”)

In accordance with Section 14A of the Exchange Act and the related SEC rules promulgated thereunder, we are asking our shareholders to cast an advisory vote to approve the compensation of our Named Executive Officers. This Proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our Named Executive Officers.
As described in the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation program is designed to:
•ensure alignment of executive and shareholder interests and long-term Company strategy through stock-based long-term incentive awards and stock-ownership guidelines;
•maintain policies and programs that will attract, retain and motivate executives, and fairly reward our executives for the contribution they make to the business;
•provide total compensation which is market competitive, with regard to the size and complexity of the Company’s operations and the markets in which we compete for talent (using peer company and compensation survey data comparisons);
•maintain compensation packages that include salary, short and long-term incentives, benefits and retirement provisions, and perquisites; and
•appropriately align executive pay and performance by delivering a significant amount of total compensation through variable incentive compensation and providing opportunities to earn higher rewards for sustained superior financial and individual performance.
We encourage our shareholders to review the “Executive Compensation” section of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion included therein for more information.
While the outcome of this advisory vote is not binding upon us, the Compensation Committee values the opinions expressed by shareholders and will consider the outcome of the vote on this Proposal when making future compensation decisions for our Named Executive Officers.
Vote Required
Approval of Proposal 3, on an advisory basis, requires the affirmative “FOR” vote of holders of a majority of the voting power of outstanding shares of common stock present in person or represented by proxy at the 2025 Annual Meeting and entitled to vote thereon. Abstentions have the same effect as a vote “AGAINST.” Broker non-votes will have no impact on the outcome of the vote on this Proposal.

2025 PROXY STATEMENT	33

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board that the CD&A section be included in this Proxy Statement and incorporated by reference into the 2025 Form 10-K.
Submitted by the Compensation Committee of the Board
Kelly Baker (Chair)
Rick Beckwitt
Geoff Drabble
Cathy Halligan
James S. Metcalf

34	2025 PROXY STATEMENT

Executive Compensation
Compensation Discussion and Analysis (“CD&A”)
The purpose of this CD&A is to describe:
•our executive compensation philosophy;
•the Compensation Committee’s decision-making process;
•how our compensation program supports our long-term strategy and long-term interests of our shareholders; and
•information about the material elements of compensation that are paid, awarded to, or earned by, our “Named Executive Officers,” (“NEOs”).
Our NEOs consist of our Principal Executive Officer, Principal Financial Officer, the three other most highly compensated Executive Officers that were serving as such at the end of fiscal 2025, and one former Executive Officer. For fiscal 2025, our NEOs were:

Kevin Murphy	Bill Brundage	Ian Graham	Andy Paisley	Bill Thees	Garland Williams
President & Chief Executive Officer and Director	Chief Financial Officer and Director	Chief Legal Officer & Corporate Secretary	Chief Digital & Information Officer	Chief Operating Officer	Former Senior Vice President - Blended, through June 9, 2025

2025 PROXY STATEMENT	35

Executive Compensation
The compensation disclosures are organized as follows:

36	2025 PROXY STATEMENT

Executive Compensation
Executive Summary
Fiscal 2025 Financial Highlights
We delivered a strong performance in fiscal year 2025 despite challenging end markets during the year. Net sales of $30.8B were 3.8% higher than last year as we continued to consolidate our markets with above market share gains and high-quality acquisitions.
Operating profit of $2,606 million was $46 million lower than last year with diluted earnings per share of $9.32, an increase of 9.3%. Adjusted operating profit* of $2,842 million was $18 million higher than last year with adjusted diluted earnings per share* of $9.94, an increase of 2.6% principally arising due to adjusted operating profit growth and the impact of share repurchases.
Cash generation remains an important strength of our business, with operating cash flow of approximately $1.9B during the year. Our cash generative model and strong balance sheet allowed us to invest for organic growth, sustainably grow our dividend, consolidate our fragmented markets through acquisitions and return capital to shareholders. During the year we invested $0.3B in capital expenditures, paid $0.5B of dividends, invested $0.3B in nine acquisitions and repurchased 5.0 million of our outstanding shares equating to $0.9B.
The Board declared total annual dividends for the fiscal year of $3.32 per share which reflects 5% growth over the prior year.
Net sales
Adjusted EPS — diluted*

Adjusted operating profit*
Return on capital employed (ROCE)*

*    Adjusted operating profit, Adjusted EPS – diluted and Return on capital employed (ROCE) are non-GAAP measures. See the section of this Proxy Statement titled “Non-GAAP Reconciliations and Supplementary Information” for more information and a reconciliation of the non-GAAP measure to the most comparable measure under U.S. GAAP.

2025 PROXY STATEMENT	37

Executive Compensation
Compensation Philosophy and Objectives
Our executive compensation program is built on the principles that executives are rewarded based on financial results and that executive pay is aligned with shareholder interests. We strive to create an executive compensation program that balances short-term versus long-term payments and awards, cash payments versus equity awards, fixed versus contingent payments, and that rewards in ways that we believe are most appropriate to motivate our Executive Officers. Our executive compensation program is designed to achieve the following principles:

Principle	Description

Alignment with shareholders and long-term Company strategy	ensure alignment of executive and shareholder interests and long-term Company strategy through stock-based long-term incentive awards and stock-ownership guidelines;

Retain	maintain policies and programs that will attract, retain and motivate executives, and fairly compensate our executives for the contribution they make to the business;

Market-based	provide total compensation which is market competitive, with regard to the size and complexity of the Company’s operations and the markets in which we compete for talent (using peer company and compensation survey data comparisons);

Balanced short & long-term focus	maintain compensation packages that include salary, short and long-term incentives, benefits and retirement provisions, and perquisites; and

Pay for performance	appropriately align executive pay and performance by delivering a significant amount of total compensation through variable incentive compensation and providing opportunities to earn higher rewards for sustained superior financial and individual performance.

Since 2019, Ferguson has had increasing geographic focus on North America and, in 2020, the Board concluded that North America is the best long-term listing location for Ferguson. By the end of 2020, our entire executive management team was based in the U.S. and, following the disposition of our last operating business in Europe in 2021, the entirety of our revenue and profit has been generated in North America. On August 1, 2024, the Company, a Delaware corporation, became the successor issuer to Ferguson plc, the former Jersey-incorporated parent company.
During this time, our Board has continued to seek to provide competitive compensation that is commensurate with performance, both company and individual, as well as the U.S. market for talent. Our goal is to provide executive compensation that is market competitive, with regards to compensation, levels of pay and award vehicles, for comparable positions at our selected peer companies and calibrate both annual and long-term incentive ("LTI") opportunities to generate less-than-median awards when goals are not fully achieved and greater-than-median awards when goals are exceeded.
A detailed summary of each component of our compensation program and fiscal 2025 performance is provided on the following pages.
Shareholders will have an opportunity at the 2025 Annual Meeting to cast advisory votes to approve our NEOs’ compensation (“say-on-pay”).
In fiscal 2025, the Compensation Committee considered the outcome of the Company's advisory say-on-pay vote on fiscal 2024 executive compensation when making decisions relating to the compensation of our NEOs and our executive compensation program and policies for fiscal 2025. Our shareholders voted at the 2024 Annual Meeting, in a non-binding, advisory vote, on the fiscal 2024 compensation paid to the NEOs. Approximately 89.1% of the votes were cast in favor of our fiscal 2024 NEO compensation decisions.
We provide our shareholders with the opportunity to vote on the frequency of advisory say-on-pay votes (“say-on-frequency”) at least once every six years. Our shareholders voted at our 2024 Annual Meeting, in a non-binding, advisory vote, on the say-on-frequency. Approximately 98.5% of the votes were cast in favor of holding an annual say-on-pay vote. We expect our next say-on-frequency vote to be held at our 2030 Annual Meeting.
In the future, we intend to continue to consider the outcome of the say-on-pay vote and the say-on-frequency vote when making compensation decisions regarding our NEOs.

38	2025 PROXY STATEMENT

Executive Compensation
Pay Decisions and Compensation Governance Policies and Practices

What We Do
  Significant portion of Executive Officer compensation is variable and based on achievement of performance measures that we believe drive long-term shareholder value
  Established pre-defined performance metrics that align with target, threshold, and maximum payouts
  Ensure incentive-based compensation is subject to clawback if there is a financial restatement or for certain misconduct
  Use long-term equity incentive vesting periods consistent with many of our peers
  Require significant stock ownership by all Executive Officers
  Regularly review governance of our programs to align with market best practices
  Conduct annual pay risk assessment
  Annually assess peer group to ensure appropriate alignment
  Double trigger change in control if long-term incentive awards are assumed
  Retain independent compensation consultant

What We Don’t Do
  No hedging or pledging of Company shares permitted
  No evergreen provisions in long-term incentive plans
  No guaranteed bonuses or uncapped incentive award opportunities for Executive Officers
  No payment of dividends or dividend equivalents on equity awards unless and until underlying awards vest
  No short-term trading in Company shares permitted
  No repricing or exchanging of underwater stock options
  No excessive perquisites
  No tax gross ups

Compensation Determination Process
Role of the Compensation Committee
The Compensation Committee currently consists of five independent Directors and is responsible for discharging the Board’s responsibilities relating to compensation of the Executive Officers and overseeing the compensation policies, practices and programs of the Company. The Compensation Committee Charter detailing its responsibilities is available on the Corporate Governance page of the Investors tab of our website at corporate.ferguson.com under Governance Documents. The Compensation Committee works closely with its independent consultant and generally meets approximately five times per year.

2025 PROXY STATEMENT	39

Executive Compensation
The Compensation Committee responsibilities include, without limitation:
•approving compensation philosophy and strategy;
•approving peer group companies and target market position;
•recommending to the Board the compensation of the CEO and CFO (the "Executive Directors") and approving the compensation of all other Executive Officers (as such term is defined under Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended, and as so designated by the Board), including base salary, short-term incentive target incentive opportunity and long-term incentive target incentive opportunity, considering recommendations from the CEO (other than for his own compensation);
•approving annual short-term incentive and long-term incentive metrics and performance goals;
•approving achievement of annual short-term incentive and long-term incentive goals;
•approving corporate goals and objectives that are relevant to the compensation of the Executive Directors and evaluation of the performance of the Executive Directors in light of those goals and objectives;
•recommending to the Board any changes to the form and amount of Non-Employee Director compensation;
•recommending to the Board proposals regarding shareholder advisory votes on say-on-pay and on say-on-frequency, taking into account the results of the most recent say-on-pay and say-on-frequency votes; and
•recommending to the Board the CD&A and related executive compensation disclosure in our annual proxy statement.
Role of the Independent Compensation Consultants
To help achieve our goal to compensate our Executive Officers appropriately, the Compensation Committee utilized Mercer U.S. LLC (“Mercer”), Meridian Compensation Partners, LLC ("Meridian") and Ellason LLP (“Ellason”) (together, the “Compensation Consultants”) as its independent compensation consultants for fiscal 2025 to review its policies and procedures regarding executive compensation.
During its engagement, which ended in September 2024, Mercer served as the lead consultant, primarily focused on U.S. pay practices and advising the Compensation Committee on fiscal 2025 compensation decisions. For fiscal 2025, fees paid to Mercer and its affiliates by the Company for work performed for the Committee totaled $128,016 for executive compensation consulting support and $272,534 for other services. The decision to engage Mercer and its affiliates for these other services was approved by management who oversee the specific areas of business for which the services were provided. The Compensation Committee reviewed and took into account the other services Mercer provided to the Company both when engaging its services as an independent compensation consultant and also when undertaking its annual review of its other consulting services, taking into account the NYSE’s listing standards and SEC’s rules and regulations to ensure consultant independence and other relevant factors.
Ellason provided compensation consulting in relation to our in-flight LTI awards that vested in fiscal 2025, which were the last LTI awards granted while we were Premium Listed on the London Stock Exchange ("LSE") (until March 2022) under our previous remuneration policy.
In September 2024, the Compensation Committee engaged Meridian to serve as the Compensation Committee’s sole consultant.
Based on the Compensation Committee’s assessment, the Compensation Committee determined that services provided by Mercer, Meridian and Ellason have not raised any conflict of interest and that the firms are independent, taking into account the NYSE’s listing standards, and the SEC’s rules and regulations to ensure consultant independence and other relevant factors. The Compensation Committee retains the right to modify or terminate its relationship with its compensation consultants or select other outside advisors to assist the Compensation Committee in carrying out its responsibilities.
In fiscal 2025 the Compensation Consultants assisted the Compensation Committee by:
•providing comparative market data on compensation practices and programs based on an analysis of peer companies and by providing guidance on industry best practices;
•providing executive compensation consulting services related to program design, governance and disclosure;
•reviewing and recommending changes to our executive compensation peer group;
•analyzing and benchmarking board of director compensation program and stock ownership guidelines;
•attending and supporting all Compensation Committee meetings; and
•conducting a compensation risk assessment.

40	2025 PROXY STATEMENT

Executive Compensation
Role of Management
Responsibilities of management include, but are not limited to, the following as needed for the Compensation Committee to effectively carry out its responsibilities:
•develop meeting agendas and materials with input from the Compensation Committee Chair;
•provide additional competitive benchmarking data;
•provide budgets and business planning materials for setting performance goals and measuring Company and individual performance; and
•provide other information as needed for the Compensation Committee to effectively carry out its responsibilities.
The CEO annually sets goals for the Executive Officers, other than the CFO and himself (whose corporate goals and objectives that are relevant to their compensation are set by the Compensation Committee), and provides his assessment of the individual performance of, and recommendations regarding the compensation levels for, each of such Executive Officers. This includes adjustments in base salary, annual short-term incentive payouts and size of long-term incentive awards.
Compensation Peer Group and Benchmarking
The Compensation Committee identified, with assistance from Mercer, a group of companies used to guide the compensation arrangements for our Executive Officers and inform our fiscal 2025 pay plan design (the “Peer Group”). The Compensation Committee conducts a review of the Peer Group annually and may from time to time adjust the companies comprising the Peer Group to better reflect (i) competitors in the industries in which we compete (for the fiscal 2025 Peer Group, industrial, electrical and building industries with generally 0.5 to 2.0 times the Company's revenue size or market capitalization), (ii) companies with similar business models and (iii) companies that compete in our labor markets for talent. The Compensation Committee also considered the growth rates of the companies when selecting the Peer Group. See the section below titled “—Executive Compensation Changes after Fiscal 2025 for the Transition Period” for details on our revised Peer Group approved in June 2025.
The Peer Group for fiscal 2025 consisted of the following companies:

3M Company	AutoZone, Inc.	Carrier Global Corporation
CDW Corporation	Cummins Inc.	Eaton Corporation plc
Fastenal Company	Genuine Parts Company	Honeywell International Inc.
Illinois Tool Works Inc	Johnson Controls International plc	O’Reilly Automotive, Inc.
PACCAR Inc.	Parker-Hannifin Corporation	Stanley Black & Decker, Inc.
Trane Technologies plc	United Rentals, Inc.	W.W. Grainger, Inc.

This updated Peer Group removes the following companies as compared to the prior year Peer Group: Univar Solutions Inc., which was acquired by Apollo Global Management, Watsco, Inc., which is significantly below the targeted range, and General Dynamics Corporation, Northrop Grumman Corporation and Wayfair Inc., each of which has less comparability in terms of business model than identified new peer companies.
The updated Peer Group adds five new companies as compared to the prior year Peer Group: Honeywell International Inc., 3M Company, Eaton Corporation plc, Carrier Global Corporation and Trane Technologies plc.
As part of our review of U.S. competitive pay practices for fiscal 2025, the Compensation Committee utilized Mercer to conduct a market review to determine whether Executive Officer total compensation opportunities were competitive. In determining the fiscal 2025 executive compensation, the Compensation Committee reviewed the Peer Group data provided by Mercer for positions reported in the peer companies’ respective proxy statements. This data was supplemented with data from proxy statements of other industrial companies in the S&P 500 and published survey data as appropriate, as not all executive officer data was available from our Peer Group. Based on this evaluation, Mercer recommended, and the Compensation Committee determined, to set total target compensation (comprised of base salary, annual short-term incentive opportunity at target and long-term equity incentive opportunity at target) at levels that would continue to close any existing pay gap in comparison with the 50th percentile of the Peer Group data.

2025 PROXY STATEMENT	41

Executive Compensation
Elements of Our Compensation Program
Our fiscal 2025 executive compensation program consists of the following elements:
•base salary;
•annual short-term incentive awards linked to our overall performance;
•annual grants of long-term, equity-based compensation, such as performance and restricted stock units and stock option awards;
•other executive benefits and perquisites; and
•employment agreements and change in control policy.
We combine these elements to formulate compensation packages that provide competitive pay and reward the achievement of financial, operational and strategic objectives that align the interests of our Executive Officers and other senior personnel with those of our shareholders. The Compensation Committee evaluates base salary, target short-term and long-term award opportunities and other plan design elements for our Executive Officers as discussed below. Differences in total compensation generally reflect the Executive Officer’s role, relevant experience, expertise, tenure and performance of the individual Executive Officer within their role.
Pay Mix

Element			Purpose	Delivery	Focus

Base Salary			Attract and retain highly qualified executives	Cash, fixed amount paid on a monthly basis	Differentiated pay based on market and the executive’s experience, skills and performance

CEO	CFO	Other NEOs*

Annual Short-Term Incentive Awards			Focus executives’ performance to achieve short-term goals	Cash, variable amount generally paid in October following the end of the fiscal year based on the extent to which pre-defined targets are achieved	Annual performance period to align with short-term financial and operational objectives, and thereby to shareholder interests

CEO	CFO	Other NEOs*

Long-Term Equity-Based Compensation			Focus executives’ performance to achieve long-term goals	Equity-based awards that include performance-based awards and time-based awards	Long-term focus to align with shareholder value creation over a three-year period

CEO	CFO	Other NEOs*

Other Executive Benefits and Perquisites			Attract and retain executives by providing competitive benefits	Health and welfare benefits, retirement benefits and perquisites	Specific to each benefit program

Employment Agreement and Change in Control Policy			Protect company interests through contractual provisions	Upon appointment to Executive Officer role	Non-compete and non-solicitation; continued leadership engagement in the event of a change in control

*    Includes the Other NEOs that were serving as such at the end of fiscal 2025 and excludes Mr. Williams.

42	2025 PROXY STATEMENT

Executive Compensation
For all our Executive Officers, we utilize the elements of compensation described below through a well-proportioned mix of compensation, weighted toward variable pay (annual short-term incentive awards and long-term equity-based compensation), providing stability to lead the business and successfully execute on our strategy in an effort:
•to reward achievement of annual financial and operational goals consistent with the strategic direction of the business; and
•to align the interests of our executives and those of shareholders in developing the long-term sustainable growth of the business and execution and delivery of the Company’s strategy.
Maintaining this pay mix results fundamentally in a pay-for-performance orientation for our Executive Officers, which is aligned with our stated compensation philosophy of providing compensation commensurate with performance, while targeting to align pay to approximately the target market position.
Ferguson’s fiscal 2025 target total compensation mix is heavily variable with 89% of our CEO’s compensation, 82% of our CFO’s compensation, and 73% of our other NEOs’ compensation variable and contingent on the Company’s performance.
Base Salaries
The base salary established for each of our Executive Officers is intended to reflect each individual’s role, experience, expertise, tenure and prior performance. Base salary is also designed to provide our Executive Officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our corporate performance.
The base salaries paid to our NEOs in fiscal 2025 compared to fiscal 2024 are set forth in the table below (rounded to the nearest thousandth). The increases in base salary were effective on October 1, 2024.

NEO	Fiscal 2025 Change

CEO	Increased Mr. Murphy’s base salary from $1.244 million to $1.5 million to better align with market for U.S. CEOs

CFO	Increased Mr. Brundage’s base salary from $742,000 to $835,000 to better align with market for U.S. CFOs

All Other NEOs
Increased base salaries based on prior performance and to align with the U.S. market where there continues to be variance (Mr. Graham from $628,000 to $647,000; Mr. Paisley to $649,000; Mr. Thees from $643,000 to $662,000 (and to $715,000 effective on February 1, 2025 in connection with his appointment to Chief Operating Officer); and Mr. Williams to $579,000)

Annual Short-Term Incentive Award Program (“Bonus Program”)
We believe that establishing annual short-term incentive award (“Bonus”) opportunities helps us attract and retain qualified and highly skilled executives and that aligning our Executive Officers’ performance goals with certain annual financial and strategic metrics helps drive performance and increase shareholder value. All of our Executive Officers are eligible to participate in the Bonus Program. The Compensation Committee has the authority to award Bonuses under the Bonus Program to our Executive Officers. These Bonuses are intended to reward the achievement of corporate results and business performance objectives.
Bonuses are earned based on an assessment of financial and business performance against pre-determined metrics that are designed to be challenging but achievable. Target levels of financial performance are generally consistent with budget, which is based in part on prior year results, the Company’s strategic plans and projected market trends. Achievement of objectives is monitored throughout the year, with the final performance determined after the end of the fiscal year. Achievement of performance objectives is certified by, and all individual Executive Officer Bonuses are determined and approved by, the Compensation Committee. Bonuses earned by our Executive Officers are paid in cash generally within two and one-half months after the end of the fiscal year. Bonus payout is typically subject to continued employment through the date of payment; however, upon retirement (for our NEOs, termination of employment at age 55 or older), our NEOs are entitled to receive a Bonus for the year of such retirement, pro-rated based on days worked during the applicable performance year, paid out at the same time as Bonuses are paid out to other associates in the ordinary course, based on actual performance. See the section below entitled "—Employment Agreements" for details on the treatment of the Bonus for NEOs upon other terminations of employment.
Each Executive Officer’s target bonus is reviewed annually by the Compensation Committee relative to market as part of our compensation planning process. These targets, expressed as a percent of salary, are generally designed to provide total cash compensation that is market competitive for similarly situated positions if financial and business performance goals are met.

2025 PROXY STATEMENT	43

Executive Compensation
The following table shows the changes we made to the Bonus Program from fiscal 2024 to fiscal 2025.

NEO	Fiscal 2025 Change

CEO
Increased target award from 150% of base salary to 160% of base salary and increased the maximum award from 170% of target to 200% of target to better align with market for U.S. CEOs. Determined annual incentive payouts based on assessment of Company and business performance.

CFO
Increased target award from 95% of base salary to 100% of base salary and increased the maximum award from 170% of target to 200% of target to better align with market for U.S. CFOs. Determined annual incentive payouts based on assessment of Company and business performance.

All Other NEOs
Reviewed and reaffirmed current target annual incentive opportunity of 75% of base salary and increased the maximum award from 140% of target to 200% of target to better align with U.S. market. Determined annual incentive payouts based on assessment of Company and business performance.

In September 2024, the Compensation Committee approved changes to certain performance measures for the fiscal 2025 Bonus Program. While the Bonus Program metrics remained the same from fiscal 2024 to fiscal 2025 with the same weighting (adjusted operating profit (70%), cash-to-cash days (20%) and ESG scorecard metrics (10%)), certain adjustments were approved with respect to the achievement levels applied: (i) for adjusted operating profit, the performance threshold was reduced from 92% of target to 90% of target and the maximum was increased from 108% of target to 110% of target; and (ii) for adjusted operating profit and cash-to-cash days, the threshold payout was changed from paying out 33% (CEO), 56% (CFO) and 60% for our other Executive Officers to 50% for all Executive Officers, target remained at 100% for all Executive Officers and maximum was changed from paying out 170% (CEO and CFO) and 140% (other Executive Officers) to 200% for all Executive Officers.
The following table shows the resulting fiscal 2025 target as a percentage of salary:

2025 Bonus as Percent of Salary (%)
Name	Target
Kevin Murphy	160%
Bill Brundage	100%
Ian Graham	75%
Andy Paisley	75%
Bill Thees	75%
Garland Williams	75%

44	2025 PROXY STATEMENT

Executive Compensation
Fiscal 2025 Bonus Program Performance Metrics and Weightings
The fiscal 2025 Bonus Program included the following metrics and weightings.

Metric	Weighting	Definition	Rationale

Adjusted Operating Profit
Operating profit before acquisition related intangible amortization and certain other non-GAAP adjustments, as further described in the section titled “Non-GAAP Reconciliations and Supplementary Information.”
Adjusted operating profit is an important measure of business performance as it rewards revenue growth, gross margin improvement and appropriate cost control, and demonstrates the profitability of our core operations.

Cash-to-Cash Days
The time period represented in days between when the Company pays cash to its suppliers for inventory and receives cash from its customers, which is calculated by taking average days in inventory outstanding (DIO) plus average days sales outstanding in receivables (DSO) less average days payable outstanding (DPO).

Introduced this metric in 2010/11 and it has had a sustained significant impact on the level of working capital and in turn, cash generation of the business.
The measure provides an increased level of working capital control, as it flexes for growth or declines in revenue.

Environmental, Social and Governance (ESG)		Overall qualitative progress on areas such as safety, diversity, climate and governance.	This qualitative measure strives to ensure shared accountability for, and incentivize progress towards, identified ESG priorities and is responsive to evolving shareholder expectations.

(1)Adjusted operating profit for Mr. Thees and Mr. Williams was based on 50% of the Company’s performance and for Mr. Thees, 20% for performance of the customer groups that report to him, split equally between Canada and U.S. businesses, and for Mr. Williams, 20% for performance of the U.S. business.
The Bonuses earned for fiscal 2025, paid out in October 2025, are shown below in “—Fiscal 2025 Bonus Payouts.” Our fiscal 2025 adjusted operating profit performance was above target for this element of the Bonus. We also exceeded the performance threshold, but fell short of target, set for the cash-to-cash days element of the Bonus. The Compensation Committee assessed the Company’s continued progress in respect of our ESG program.
Consistent with prior years, the Compensation Committee assessed performance against the Bonus targets and considered if any adjustments were required to align incentive outcomes with the underlying performance of the Company. In keeping with our normal practice, the Compensation Committee also reviewed the formulaic outcome of the Bonus for fiscal 2025, in the context of the underlying performance of the Company, noting in particular the continued strong financial outcomes of the Company against its key performance indicators, as well as management’s ongoing focus on supporting associates through the ongoing challenges of the wider external environment. In this context, the Compensation Committee considered that no application of discretion to adjust the annual Bonus outcome was necessary, except for adjusting the adjusted operating profit for Canada to threshold performance due the fact that threshold performance would have been met if not for the accrual adjustment relating to the Compensation Committee's discretion applied to the FY23 POSP Awards, as described below in "—Long-Term Equity-Based Incentive Program—Shares Earned with Respect to Fiscal 2023 POSP and OSP Awards." The Compensation Committee therefore confirmed Bonus payments for fiscal 2025 as shown below in “—Fiscal 2025 Bonus Payouts.”

2025 PROXY STATEMENT	45

Executive Compensation
The following table details the threshold, target and maximum goals, as well as the actual results, all in millions, for each of the financial objectives under the Bonus Program.

	All NEOs (other than B. Thees and G. Williams)	B. Thees	G. Williams	Threshold	Target	Maximum	Actual
Adjusted Operating Profit (Ferguson)	70%	50%	50%	$2,502	$2,780	$3,058	$2,842
Adjusted Operating Profit (U.S. Business Segment – Waterworks and Fire & Fabrication Customer Groups and Own Brands)	—%	10%	20%	$1,086	$1,207	$1,328	$1,233
Adjusted Operating Profit (Canada Business Segment)	—%	10%	—%	94 CAD	104 CAD	114 CAD	94 CAD*
Cash-to-Cash Days	20%	20%	20%	68.9	63.9	58.9	66.5
*    See description directly above the table for discretion applied by the Compensation Committee.
Environmental, Social and Governance (ESG)
We have recognized the importance of ESG as part of the Ferguson strategy. ESG objectives are focused on areas such as safety, diversity, climate and governance. The Compensation Committee assessed qualitative performance based progress in each area and determined an above target payout (125% of target) was earned for fiscal 2025 for the ESG element of the Bonus for all NEOs and other Executive Officers. There will not be an ESG component to the Bonus Program after fiscal 2025.
Fiscal 2025 Bonus Payouts
Based on the fiscal 2025 financial results and the Compensation Committee’s determination of achievement of ESG objectives as described above, the NEOs earned the following Bonus amounts that were paid in October 2025:

Name	Target Bonus (% of Salary)	Target Bonus(1)	Actual Bonus Earned(2)	Actual Bonus Earned (% of Target)
Kevin Murphy	160%	$2,331,754	$2,632,818	113%
Bill Brundage	100%	$819,299	$925,083	113%
Ian Graham	75%	$483,018	$545,383	113%
Andy Paisley	75%	$484,313	$546,845	113%
Bill Thees	75%	$514,085	$542,900	106%
Garland Williams	75%	$368,132	$368,132	100%
(1)Based on salary earned during fiscal 2025.
(2)Mr. Williams received a prorated bonus at target in connection with his termination in accordance with his employment agreement and as detailed in his severance and general release agreement.

46	2025 PROXY STATEMENT

Executive Compensation
Long-Term Equity-Based Incentive Program
We believe that providing a significant portion of our Executive Officers’ total compensation package in long-term equity-based compensation aligns the incentives of our Executive Officers with the interests of our shareholders and with our long-term corporate success. Additionally, we believe that equity-based compensation awards enable us to attract, retain, motivate and fairly compensate executive talent.
Our Executive Officers were eligible in fiscal 2025 to participate in the following share plans maintained by the Company:
•the Omnibus Plan; and
•The Ferguson Enterprises Inc. Employee Share Purchase Plan 2021 (“ESPP”).
Following the approval by Ferguson shareholders of the Omnibus Plan at the 2023 annual general meeting held on November 28, 2023, Ferguson no longer grants awards under The Ferguson Enterprises Inc. Long-Term Incentive Plan 2019 (“LTIP”), The Ferguson Enterprises Inc. Performance Ordinary Share Plan 2019 (“POSP”) or The Ferguson Enterprises Inc. Ordinary Share Plan 2019 (“OSP”) (collectively, LTIP, POSP and OSP, the “Legacy Share Plans”, and collectively, Legacy Share Plans, Omnibus Plan and ESPP, the "Company Employee Share Plans"); however, our Executive Officers, including our NEOs, continue to hold outstanding awards under the Legacy Share Plans. In addition, all Executive Officers are eligible to participate in the ESPP on a voluntary basis.
A summary of each of these plans and the awards provided thereunder (the “long-term incentive” or “LTI”) is provided below in “—General Information on Share Plans.”
Our Legacy Share Plans are generally aligned with U.K. market practice, while the Omnibus Plan and ESPP are generally aligned with U.S. market practice. Specific information on fiscal 2025 grants issued and vestings under our LTI plans is detailed in this section, including the following:
•fiscal 2025 award mix;
•fiscal 2025 target award opportunities;
•fiscal 2025 awards performance metrics and weighting;
•fiscal 2025 awards under the Omnibus Plan (restricted stock units (“RSUs”), performance stock units (“PSUs”) and stock options ("SOs"); and
•shares earned with respect to awards granted during fiscal 2022 and fiscal 2023 under the LTIP, OSP and POSP that vested during fiscal 2025 and during the transition period in October 2025, respectively.
Fiscal 2025 Award Mix
The Compensation Committee established the following mix of LTI awards for our NEOs for fiscal 2025. This mix may change in future fiscal years as we continue to evolve the business and execute on our strategic initiatives.

	Performance-Based		Time-Based
	PSU	SO	RSU
All NEOs	50%	20%	30%
The LTI design for fiscal 2025 for each Executive Officer was comprised of 50% PSUs, 30% RSUs and 20% SOs. This change in fiscal 2025 to grant 70% performance-based awards (PSUs and SOs) and 30% time-based awards (RSUs) across all Executive Officers was to align the CEO's and CFO's award mix with the other Executive Officers and U.S. market practice. The performance based awards incentivize our Executive Officers to focus on objectives that are expected to drive sustainable shareholder value. All PSUs granted for Executive Officers will vest subject to achievement of relative total shareholder return (“TSR”), adjusted earnings per share (“EPS”) growth (diluted) and return on capital employed (“ROCE”) metrics, each such metric having a weighting of 33.3%. The realized value for stock option awards is based on the increase in the market value of our common stock relative to the value when the award was granted. Performance metrics are discussed in more detail in the sections below.
The RSUs and SOs awarded will vest in three equal installments beginning on the one-year anniversary of the date of grant, while the PSUs cliff vest on the three-year anniversary of the date of grant. Dividend equivalents will accrue in shares during the vesting period on the RSUs and PSUs for Executive Officers, but are not paid until the underlying awards vest.

2025 PROXY STATEMENT	47

Executive Compensation
Fiscal 2025 Target Award Opportunities
For fiscal 2025, changes were made to target award opportunities to better align with U.S. benchmarking and market practices for these roles. Based on a review of individual performance, the competitive market for talent and overall value to the organization, the Compensation Committee approved the following total LTI target opportunities for our NEOs as shown in the table below:

Name	Target LTI (% of Base Salary)	Target LTI
Kevin Murphy	650%	$9,750,000
Bill Brundage	350%	$2,921,648
Ian Graham	190%	$1,229,614
Andy Paisley	190%	$1,232,910
Bill Thees	190%	$1,258,412
Garland Williams	190%	$1,099,669
Fiscal 2025 PSU Awards Performance Metrics and Weightings
For fiscal 2025, we reviewed the performance metrics for our PSU awards provided to the NEOs and determined that relative TSR, adjusted EPS growth (diluted) and ROCE continued to be appropriate performance metrics, as they closely match the shareholder value creation experience.
The metrics used for the NEO's PSU awards and their weightings for fiscal 2025 are shown below. The PSU awards vest on October 15, 2027, contingent on achievement of performance conditions and, except under certain circumstances described below in “—General Information on Share Plans,” service conditions. Actual goals for each metric will be disclosed when the performance period is completed.

Metric	Weighting	Definition	Rationale

TSR Relative to S&P 500 Industrials		TSR Relative to S&P 500 Industrial Constituents as of August 1, 2024.
Relative TSR is a commonly used LTI measure.
Relative calibration can mitigate impact of broader stock market impact and/or sector volatility and it provides an objective measure of shareholder value creation, including that created by M&A.

Adjusted EPS Growth (diluted)
Adjusted U.S. GAAP EPS – Growth over three-year performance period using the adjusted EPS growth (diluted) for the year ended July 31, 2024, as the starting point and July 31, 2027, as the end point.
Adjusted EPS – diluted is defined as adjusted net income divided by the weighted average diluted shares outstanding. Adjusted net income is defined as income from continuing operations before amortization of acquired intangible assets (net of tax), discrete tax items and other items that are non-recurring (net of tax), as further described in the section titled “Non-GAAP Reconciliations and Supplementary Information.”
Commonly used LTI measure, which is simple and transparent and has a strong line of sight. Investor orientated metric, closely aligned with shareholder interests.

ROCE
Adjusted earnings before interest and taxes (Adjusted EBIT) divided by average capital employed. Adjusted EBIT is defined as operating profit excluding certain non-recurring (non-GAAP adjustments), as further described in the section titled “Non-GAAP Reconciliations and Supplementary Information,” and including the impact of acquisition related intangible amortization. Average capital employed is defined as the sum of average net debt and average shareholders’ equity and excludes certain assets held for sale.
Commonly used and well understood externally LTI measure, encourages strong capital discipline.

48	2025 PROXY STATEMENT

Executive Compensation
Below are the target PSUs awarded to our NEOs in fiscal 2025:

Name	PSUs Awarded
Kevin Murphy	24,207
Bill Brundage	7,254
Ian Graham	3,052
Andy Paisley	3,061
Bill Thees	3,124
Garland Williams	2,730
Fiscal 2025 RSU and SO awards under the Omnibus Plan
Fiscal 2025 RSU and SO awards granted under the Omnibus Plan will vest in three equal annual installments beginning on October 15, 2025, the one-year anniversary of the date of grant, subject to continued service except under certain circumstances described below in “—General Information on Share Plans.”
Below are the RSUs and SOs awarded to our NEOs in fiscal 2025:

Name	RSUs Awarded	SOs Awarded
Kevin Murphy	14,524	30,991
Bill Brundage	4,352	9,286
Ian Graham	1,831	3,908
Andy Paisley	1,836	3,918
Bill Thees	1,874	4,000
Garland Williams	1,638	3,495
Shares Earned with Respect to Fiscal 2022 LTIP Awards
The fiscal 2022 LTIP awards previously granted to certain of our Executive Officers were eligible to vest following a three-year performance period that commenced on August 1, 2021 (the first day of fiscal 2022) and ended on July 31, 2024 (the last day of fiscal 2024). The performance metrics for the fiscal 2022 LTIP awards were as follows:

Metric	Weighting	Definition	Rationale

TSR Relative to the FTSE 100		TSR Relative to FTSE 100 constituents as of the beginning of the performance period.
Relative TSR is a commonly used LTI measure.
Relative calibration can mitigate impact of broader stock market impact and/or sector volatility, it provides an objective measure of shareholder value creation, including that created by M&A.

Adjusted EPS		Total margin of adjusted EPS growth (diluted) over U.S. inflation after three years.	Commonly used LTI measure, which is simple and transparent and has a strong line of sight. Investor orientated metric, closely aligned with shareholder interests.

Cumulative Cash Flow from Operating Activities
Cash flow from operating activities is generated before interest and tax, excluding the effect of the following items to the extent already included in cash generated from operations: cash flows from exceptional items; cash flows arising from special contributions to pension plans made under a deficit recovery plan; and cash flows from non-ongoing and discontinued businesses.
Encourages long-term generation of cash to fund investment and returns to shareholders.

2025 PROXY STATEMENT	49

Executive Compensation
The following table details the threshold, target and maximum goals, as well as the actual results, for the performance conditions relating to the fiscal 2022 LTIP awards. The fiscal 2022 LTIP awards vested on October 14, 2024 for Messrs. Murphy and Brundage, in each case, at slightly below maximum performance level.
•Relative TSR achievement — Ferguson was in the 88.2% quartile against the FTSE 100 comparator group equating to maximum vesting of this element of the award.
•Adjusted EPS performance of $9.69, which equates to 43.6% growth (maximum set at 30.0% - U.S. Consumer Price Index (“CPI”) was 15.2%).
•Three-year cumulative cash flow from operating activities was $8,266 million, $1,874 million in excess of maximum.

Performance Metric	LTIP Weighting	Threshold	Between Threshold and Maximum	Maximum	Actual	Achievement as a % of Target
Percent of Target		50%	50%-200%	200%		196%
Relative Total Shareholder Return(1)	33.3%	Median	Between Median and Upper Quartile	Upper Quartile	Upper Quartile (88th %ile)	200%
Adjusted EPS(1)	33.3%	U.S. CPI + 3%	Between U.S. CPI + 3% and U.S. CPI + 30%	U.S. CPI + 30%	U.S. GAAP EPS diluted of $9.69 (43.6% growth)	188%
Cumulative Cash Flow from Operating Activities(1)	33.3%	$5.487 million	Between $5.487 million & $6,392 million	$6,392 million	$8,266 million	200%
(1)Straight line interpolation between threshold and maximum.
Messrs. Murphy and Brundage received awards under the fiscal 2022 LTIP. The number of shares vested for fiscal 2022 LTIP are shown in the table below.

Name	LTIP Shares Vested
Kevin Murphy	29,921	(1)
Bill Brundage	11,928	(2)
(1)Includes 1,786 shares of dividend equivalents that vested when the underlying LTIP award vested.
(2)Includes 712 shares of dividend equivalents that vested when the underlying LTIP award vested.

50	2025 PROXY STATEMENT

Executive Compensation
Shares Earned with Respect to Fiscal 2022 POSP Awards
The fiscal 2022 POSP awards previously granted to certain of our NEOs were eligible to vest following a three-year performance period that commenced on August 1, 2021 (the first day of fiscal 2022) and ended on July 31, 2024 (the last day of fiscal 2024). The performance metrics for the fiscal 2022 POSP awards were as follows:

Metric	Weighting	Definition	Rationale
Adjusted Operating Profit Growth
Three-year spot adjusted operating profit growth, using adjusted operating profit for the year ended July 31, 2021, as the starting point, and for the year ended July 31, 2024, as the end point.
Adjusted operating profit is operating profit before acquisition related intangible amortization and certain other non-GAAP adjustments, as further described in the section titled “Non-GAAP Reconciliations and Supplementary Information.”

Adjusted operating profit is an important measure of business performance as it rewards revenue growth, gross margin improvement and appropriate cost control, and demonstrates the profitability of our core operations.
Using adjusted operating profit growth provides a simple, transparent and easily understood performance condition and provides a clear line of sight compared to TSR and EPS.

The fiscal 2022 POSP awards vested on October 14, 2024 at maximum performance level with the adjusted operating profit growth exceeding maximum performance level as shown in the table below, which details the threshold, target and maximum goals, as well as the actual results, for the fiscal 2022 POSP awards.

Performance Metric(1)	Weighting	Threshold	Between Threshold and Maximum	Maximum	Actual
Percent of Target		50%	50%-200%	200%	200%
Adjusted Operating Profit Growth	100%	0.01%	Between 0.01% and 25.0%	25%	35%
(1)Straight line interpolation between threshold and maximum.
The number of shares vested for fiscal 2022 POSP are shown in the table below.

Name	POSP Shares Vested
Ian Graham	8,005
Andy Paisley	—
Bill Thees	7,612
Garland Williams	3,180
Shares Earned with Respect to Fiscal 2022 OSP Awards
The fiscal 2022 OSP awards vested on October 14, 2024. The number of shares vested for fiscal 2022 OSP are shown in the table below.

Name	OSP Shares Vested
Ian Graham	1,715
Andy Paisley	—
Bill Thees	1,631
Garland Williams	681

2025 PROXY STATEMENT	51

Executive Compensation
Shares Earned with Respect to Fiscal 2023 LTIP Awards
The fiscal 2023 LTIP awards ("FY23 LTIP Awards") previously granted to certain of our Executive Officers were eligible to vest following a three-year performance period that commenced on August 1, 2022 (the first day of fiscal 2023) and ended on July 31, 2025 (the last day of fiscal 2025). The performance metrics for the FY23 LTIP Awards were as follows: TSR relative to the S&P 500 Industrials, Total margin of adjusted EPS growth (diluted) over U.S. inflation after three years and return on capital employed, as defined above in "—Fiscal 2025 PSU Awards Performance Metrics and Weightings."
The following table details the threshold, target and maximum goals, as well as the actual results, for the performance conditions relating to the FY23 LTIP Awards. The actual achievement as a percentage of Target for the FY23 LTIP Awards was 91%. The FY23 LTIP Awards vested on October 13, 2025 for Messrs. Murphy and Brundage at the performance levels set forth below for each metric.

Performance Metric	LTIP Weighting	Threshold	Between Threshold and Maximum	Maximum	Actual	Achievement as a % of Target
Percent of Target		50%	50%-200%	200%		91%
Relative Total Shareholder Return(1)	33.3%	Median	Between Median and Upper Quartile	Upper Quartile	74.2th %ile	194%
Adjusted EPS(1)	33.3%	$11.43	$11.43-$14.05	$14.05	$9.94	—%
Return on Capital Employed	33.3%	30.0%	30.0%-36.0%	36.0%	31.7%	79%
(1)Straight line interpolation between threshold and maximum.
Messrs. Murphy and Brundage received FY23 LTIP Awards. The number of shares vested for FY23 LTIP Awards are shown in the table below.

Name	LTIP Shares Vested
Kevin Murphy	26,663	(1)
Bill Brundage	9,938	(2)
(1)Includes 1,689 shares of dividend equivalents, including those accrued subsequent to July 31, 2025 but prior to October 13, 2025, that vested when the underlying LTIP award vested.
(2)Includes 630 shares of dividend equivalents, including those accrued subsequent to July 31, 2025 but prior to October 13, 2025, that vested when the underlying LTIP award vested.
Shares Earned with Respect to Fiscal 2023 POSP and OSP Awards
The fiscal 2023 POSP awards (the “FY23 POSP Awards”) granted to our NEOs (other than our CEO and CFO) and all other participants of long-term incentive awards were eligible to vest following a three-year performance period that commenced on August 1, 2022 (the first day of fiscal 2023) and ended on July 31, 2025 (the last day of fiscal 2025). The performance metric (AOP Growth) for the fiscal 2023 POSP awards was approved by the Compensation Committee in September 2022 using a three-year spot adjusted operating profit growth, using adjusted operating profit for the year ended July 31, 2022, as the starting point, and for the year ended July 31, 2025, as the end point.
For largely historical reasons while the Company was headquartered in the U.K. and operating under legal U.K.-based equity plans, this was a different metric than those used under the FY23 LTIP Awards for the CEO and CFO. This resulted in a materially different and unintended outcome between the two approaches. In certifying achievement of the FY23 POSP Awards, the Compensation Committee determined it was in the best interests of the Company and our shareholders to exercise discretion to remedy this inequitable discrepancy in payout percentage between the FY23 LTIP Awards and the FY23 POSP Awards, which had resulted from the use of different performance metrics for such awards.

52	2025 PROXY STATEMENT

Executive Compensation
As noted above, achievement of the FY23 LTIP Awards was at 91% of target (based on achievement of FY 2023 LTIP Awards performance metrics: Relative TSR, Adjusted EPS Growth (diluted) and ROCE). The calculated payout for the FY23 POSP Awards was at 0% of target. The Compensation Committee chose to exercise its discretion to adjust the FY23 POSP Awards payout percentage for all eligible participants of these awards to create an equal LTI payout percentage with the CEO and CFO outcomes. The Compensation Committee approved this equitable achievement certification because achievement of the FY23 LTIP Awards performance metrics did not result solely from the performance of our CEO and CFO, such that rewarding all eligible participants is a fair outcome, recognizes loyalty and enhances associate retention as the Company successfully grows during challenging market conditions. In remedying the discrepancy in LTI performance payouts, the Compensation Committee took into account the vesting of the fiscal 2023 OSP time-based awards (“FY23 OSP Awards”) (30% of LTI mix for our non-CEO/CFO participants) and the FY23 POSP Awards (the remaining 70% of LTI mix), so that the total LTI payout percentage across the eligible participants matched the outcome of the FY23 LTIP Awards for our CEO and CFO.
The following table shows the components that comprise the approved FY23 LTI payout percentage under OSP and POSP with respect to those participants who are eligible for the Committee’s use of discretion:

LTI Component	Approved Certification/ Vesting Percentage	% of FY23 LTI Award
FY23 POSP Award	87%	70%
FY23 OSP Award	100%	30%
Total FY23 LTI Payout %	91%
The FY23 POSP Awards and FY23 OSP Awards vested on October 13, 2025. The goal for the AOP Growth metric for the FY23 POSP awards was set at 0.01% for threshold and 25% at maximum, with straight line interpolation between them. The payout ranged from 0% below threshold to 200% at or above maximum. As discussed above, the payout without the Compensation Committee’s discretion would have been 0%. With the Compensation Committee’s discretion to approve the FY23 POSP Awards vesting at 87% (as described above), the number of shares vested for the FY23 POSP Awards for our NEOs were 5,435 for Mr. Graham, 4,064 for Mr. Paisley, 5,559 for Mr. Thees and 3,187 for Mr. Williams.
General Information on Share Plans
We believe that equity-based compensation is an important component of our executive compensation program and that providing a significant portion of our Executive Officers’ total compensation package in equity-based compensation aligns the incentives of our Executive Officers with the interests of our shareholders and with our long-term corporate success. Additionally, we believe that equity-based compensation awards enable us to attract, motivate and fairly compensate executive talent needed to deliver our strategic priorities. To that end, for fiscal 2025 we awarded equity-based compensation to our Executive Officers in the form of performance-based awards (50% PSUs and 20% SOs) and time-based awards (30% RSUs). The Compensation Committee believes equity awards provide Executive Officers with a significant long-term interest in our success by rewarding the creation of shareholder value over time.
The Compensation Committee, subject to approval by our Board as deemed necessary by the Compensation Committee, determines the size and terms (including the attached conditions) of equity grants to our Executive Officers in accordance with the terms of the applicable plan. These are approved on an individual basis.
The following is a summary of the main provisions of the Company Employee Share Plans that our NEOs participate in that have been adopted by the Company.
Share Plan Transition
In connection with our transition to U.S. domestic reporting status and becoming subject to U.S. domestic reporting requirements beginning August 1, 2023, we adopted the Omnibus Plan, in part, to ensure that we have an equity plan that aligns with U.S. market practices. The Omnibus Plan is intended to replace the Legacy Share Plans on a go-forward basis. No awards have been issued under the Legacy Share Plans since October 2023. Our Executive Officers, including our NEOs, received awards in fiscal 2025 under the Omnibus Plan and still hold outstanding awards under our Legacy Share Plans, as detailed below under “—Outstanding Equity Awards at 2025 Fiscal Year-End.” The Omnibus Plan is described in additional detail below.

2025 PROXY STATEMENT	53

Executive Compensation
Timing of Grants
Awards under the Company Employee Share Plans are normally granted after the announcement of the Company’s results for any period, although they may be granted at other times if the Compensation Committee considers that there are exceptional circumstances justifying a grant.
Variations of Share Capital
Awards under the Company Employee Share Plans may be adjusted if there is a variation in the Company’s share capital (including a rights issue or any subdivision or consolidation of the share capital) or in the event of a demerger, payment of a special dividend or similar event that materially affects the market price of the shares of common stock.
Amendments; Termination or Suspension
The Board or, where appropriate, the Compensation Committee, may amend the Company Employee Share Plans, provided that the prior approval of Company shareholders is obtained for any material amendments to the extent necessary to comply with applicable law or exchange listing standards. The Company Employee Share Plans may be terminated or suspended at any time, but any termination will not affect participants’ subsisting rights.
Other Provisions
Options and awards granted under the Company Employee Share Plans are personal to the participant and may not be transferred except on death, and such options and awards are not pensionable.
Long Term Incentive Plan (LTIP) 2019
All associates of Ferguson, including our Executive Officers, were eligible to participate in the LTIP at the discretion of the Compensation Committee. As of the adoption of the Omnibus Plan, we do not intend to grant additional awards under the LTIP to such eligible participants. Awards under the LTIP entitle participants to acquire shares of common stock to the extent that specified performance targets have been satisfied over a three-year performance period. Dividend equivalents accrue either in cash or shares during the vesting period but are not paid until the underlying awards vest. Messrs. Murphy and Brundage hold conditional awards under the LTIP.
Outstanding LTIP awards will vest on the third anniversary of the date of grant, to the extent that the performance condition has been satisfied, conditional on the participant remaining in employment (except in certain specified circumstances). Where it is impractical for legal or regulatory reasons to deliver shares of common stock following the vesting of an award, the Company may pay, or procure the payment of, an equivalent cash amount, subject to all necessary deductions.
Awards will normally be forfeited if a participant leaves employment. However, if the employment ends by reason of injury, ill health, disability, redundancy, retirement, the sale of a participant’s employing company or the business in which he or she works or any other reason at the discretion of the Compensation Committee, awards will vest on the original vesting date to the extent the performance condition has been met at such date, unless our Compensation Committee determines that it should vest on the date of cessation to the extent that the performance condition has been met at such date. In the case of death, an award will vest immediately to the extent the performance condition has been met at such date. Vested awards will be subject to time prorating, unless the Compensation Committee determines otherwise.
In the event of a change in control, any outstanding awards held by Executive Officers that are not assumed by the acquiring entity will automatically vest pursuant to the terms of the Company’s Change in Control Policy based on achievement of the applicable performance conditions as reasonably determined by the Company in good faith based on performance forecasts available as of the effective date of the change in control. In the event such performance forecast results in achievement below the target level of performance, a pro-rated portion of the award below the target level of performance will be forfeited and settled in a cash payment equal to the difference between (a) the pre-tax cash value of such award at target level of performance, less (b) the pre-tax cash value of such award computed using the performance forecasts available as of the effective date of the Change in Control. Awards granted in the form of an option will be automatically exercised provided that any exercise price payable by the participant on exercise is no more than the offer price or consideration.

54	2025 PROXY STATEMENT

Executive Compensation
Performance Ordinary Share Plan (POSP) 2019
All associates of the Company, other than our Executive Directors, were eligible to participate in the POSP at the discretion of the Compensation Committee. As of the adoption of the Omnibus Plan, we do not intend to grant additional awards under the POSP to such eligible participants. Outstanding awards under the POSP represent the right to earn shares of common stock. Each of our eligible NEOs hold outstanding conditional awards under the POSP.
The Compensation Committee determined the vesting date of outstanding POSP awards, which is generally not (unless the Compensation Committee determines otherwise) earlier than the third anniversary of the date of grant. Vesting is subject to the satisfaction of performance conditions set by the Compensation Committee. Dividends do not accrue during the vesting period. Where it is impractical for legal or regulatory reasons to deliver shares of common stock following the vesting of an award, the Company may pay, or procure the payment of, an equivalent cash amount, subject to all necessary deductions.
Awards will normally be forfeited if a participant leaves employment. However, if the employment ends by reason of injury, ill health, disability, redundancy, retirement, the sale of a participant’s employing company or the business in which he or she works or any other reason at the discretion of the Compensation Committee, awards will vest pro rata on the original vesting date to the extent the performance condition has been met at such date, unless the Compensation Committee determines that it should vest pro rata on the date of cessation to the extent that the performance condition has been met at such date. In the case of death, an award will vest immediately to the extent the performance condition has been met at such date.
In the event of a change in control, any outstanding awards held by Executive Officers that are not assumed by the acquiring entity will automatically vest pursuant to the terms of the Company’s Change in Control Policy based on achievement of the applicable performance conditions as reasonably determined by the Company in good faith based on performance forecasts available as of the effective date of the change in control. In the event such performance forecast results in achievement below the target level of performance, a pro-rated portion of the award below the target level of performance will be forfeited and settled in a cash payment equal to the difference between (a) the pre-tax cash value of such award at target level of performance, less (b) the pre-tax cash value of such award computed using the performance forecasts available as of the effective date of the change in control. Awards granted in the form of an option will be automatically exercised provided that any exercise price payable by the participant on exercise is no more than the offer price or consideration.
Ordinary Share Plan (OSP) 2019
All associates of the Company, other than our Executive Directors, were eligible to participate in the OSP at the discretion of the Compensation Committee. As of the adoption of the Omnibus Plan, we do not intend to grant additional awards under the OSP to such eligible participants. Outstanding awards under the OSP represent the right to earn shares of common stock. Each of our eligible NEOs hold outstanding conditional awards under the OSP.
In respect of any financial year, the maximum total market value of shares of common stock over which an award is granted to a participant does not exceed 100% of the participant’s salary (subject to the discretion of the Compensation Committee to determine otherwise). Awards granted under the OSP vest over a period of time. The Compensation Committee determined the vesting date of all outstanding OSP awards, which is not (unless the Compensation Committee determines otherwise) earlier than the third anniversary of the date of grant. Dividends do not accrue during the vesting period. Where it is impractical for legal or regulatory reasons to deliver shares of common stock following the vesting of an award, the Company may pay, or procure the payment of, an equivalent cash amount, subject to all necessary deductions.
Awards will normally be forfeited if a participant leaves employment. However, if the employment ends by reason of redundancy, death, injury or disability, retirement, the sale of a participant’s employing company or the business in which he or she works or any other reason at the discretion of the Compensation Committee, awards will vest pro rata on the date of cessation.
In the event of a change in control, any outstanding awards held by Executive Officers that are not assumed by the acquiring entity will automatically vest pursuant to the terms of the Company’s Change in Control Policy and awards granted in the form of an option will be automatically exercised provided that any exercise price payable by the participant on exercise is no more than the offer price or consideration.

2025 PROXY STATEMENT	55

Executive Compensation
Employee Share Purchase Plan (ESPP) 2021
The ESPP is designed to qualify as a share purchase plan for the purposes of Section 423 of the Internal Revenue Code. Under the ESPP, eligible associates of the Company may be invited to apply for options to acquire shares of common stock at an exercise price at the end of the relevant option period. All associates (including Executive Officers) of the Company are eligible to participate in the ESPP if they have been continuously employed for at least six months prior to the date of grant, although the Compensation Committee may choose to exclude associates who customarily work 20 hours or less per week. During fiscal 2025, there were no shares purchased under the ESPP due to the design of the fiscal 2025 offering.
A participant is required to make savings from pay of either (i) a uniform fixed-amount (in whole U.S. dollars, or any other currency in which the participant is normally paid) or (ii) a percentage of base salary of at least 1% and not more than 10%, and in either case, subject to such minimum or maximum amounts as the Board may prescribe from time to time, subject to the limits set out in the ESPP. The savings may be used to exercise the related option at the end of the relevant option period. The exercise price per share of common stock payable on exercise of an option will be prescribed by the Board for each offering period and may not be less than 85% of the lesser of the market value of a share of common stock on the date of grant and the market value of a share of common stock on the date of exercise. The number of shares of common stock over which an option is granted will be such that the total exercise price payable will correspond to the total savings payable from the savings arrangement at the end of the savings period.
An option will be exercised automatically on the exercise date specified by the Board at the time of grant unless the participant has left employment or withdrawn from the ESPP before that date.
Options normally lapse if a participant leaves employment. However, in the event of cessation of employment by reason of redundancy, injury or disability, retirement, death or the sale of the company or business in which such participant works, the participant may continue to participate in the ESPP for three months following the date of termination of employment, or until the end of the relevant offering period (if less than three months). During such time period, the participant (or executor or heir) may exercise their options over such number of shares of common stock at the exercise price using the savings made up to the date of death or cessation of employment.
Options will, subject to the discretion of the Compensation Committee to require roll-over, be automatically exercised following a change in control ("CIC") of the Company, or other event materially affecting the value of the shares of common stock, over the lower of (i) such number of shares of common stock at the exercise price with the savings made up to the date of the CIC event and (ii) the number of shares of common stock over which the option was granted.
Omnibus Equity Incentive Plan (Omnibus Plan) 2023
The Omnibus Plan provides for the issuance of up to 6,750,000 shares of common stock, subject to the share recycling and adjustment provisions as provided under the Omnibus Plan. The purpose of the Omnibus Plan is to attract, retain and motivate qualified persons as associates, directors and consultants of Ferguson and its affiliates. The Omnibus Plan also provides a means through which such persons can acquire and maintain share ownership or awards, the value of which is tied to the performance of Ferguson, thereby aligning their interests with Company objectives and shareholder value. The Omnibus Plan provides for potential grants of the following awards to associates, Non-Employee Directors and consultants of Ferguson and its affiliates: (i) incentive stock options qualified as such under U.S. federal income tax laws, (ii) stock options that do not qualify as ISOs, (iii) stock appreciation rights (“SARs”), (iv) restricted stock awards, (v) restricted stock units, (vi) performance awards, (vii) awards of vested stock, (viii) dividend equivalent rights, (ix) other stock-based or cash awards; and (x) substitute awards ((i) – (x) collectively, “Awards”). The Ferguson Board has appointed the Compensation Committee as the committee that will administer the Omnibus Plan (the “Committee”). Unless otherwise limited by the Omnibus Plan or applicable law, the Committee has broad discretion to administer the Omnibus Plan, interpret its provisions and adopt policies for implementing the Omnibus Plan. This discretion includes the power to determine when and to whom Awards will be granted; decide how many Awards will be granted (measured in cash, common stock or as otherwise delegated); prescribe and interpret the terms and provisions of each Award agreement (the terms of which may vary); delegate duties under the Omnibus Plan; terminate, modify or amend the Omnibus Plan; and execute all other responsibilities permitted or required under the Omnibus Plan.

56	2025 PROXY STATEMENT

Executive Compensation
Unless otherwise provided in the Change in Control Policy, an Award agreement or any applicable service agreement, change in control agreement, or similar agreement, the Committee has the discretion to make any of the following adjustments to Awards upon a change in control: (i) the assumption or substitution of outstanding Awards, (ii) the purchase of any outstanding awards in cash based on the applicable change in control price, (iii) the ability for participants to exercise any outstanding stock options, SARs or other stock-based awards upon the change in control (and if not exercised, such Awards will be terminated), (iv) the acceleration of vesting or exercisability of outstanding Awards if, within 24 months following the consummation of a change in control, a participant’s service is terminated by Ferguson for a reason other than for Cause or by the participant for Good Reason, as applicable (each capitalized term, as defined in the Omnibus Plan), with performance awards vesting at target level of performance if such termination occurs prior to the end of the applicable performance period; and/or (v) the acceleration of vesting or exercisability of outstanding Awards.
The Board or the Committee may amend or terminate any Award or Award agreement or amend or terminate the Omnibus Plan at any time; however, shareholder approval will be required for any amendment to the extent necessary to comply with applicable law or exchange listing standards. The Committee does not have the authority, without the approval of shareholders, to amend any outstanding option or SAR to reduce its exercise price per share or take any other action that would be considered a repricing under the applicable exchange listing standards. Without the consent of an affected participant, no action by the Committee or the Ferguson Board to amend or terminate any Award, Award agreement or the Omnibus Plan, as applicable, may materially and adversely affect the rights of such participant under any previously granted and outstanding Award.
Non-Qualified Deferred Compensation Arrangements
FEL sponsors a non-qualified deferred compensation plan to help attract and retain U.S.-based executives and certain other senior associates: the Ferguson Enterprises, LLC Executive Retirement Plan III (“FERP III”). Each of the NEOs is a participant in this Plan. There are three different components under the FERP III: executive deferrals with a company match, standard annual Company contributions under the Supplemental Executive Retirement Plan (“SERP”) and additional discretionary Company contributions under the SERP.
Executive Deferrals
The FERP III allows executives to elect to defer receipt of up to 80% of their base salary and/or 80% of their annual cash bonus. The deferred amounts are credited to the executives’ FERP III accounts. These accounts are managed by the executives and generally mirror our 401(k) plan investments.
Each year, FEL will credit a participant’s account with a matching contribution equal to 50% of the participant’s deferrals for the FERP III year; provided that the maximum matching contribution will not exceed 2.5% of the participant’s qualified plan compensation. Matching contributions are credited to participant accounts on the last day of the pay period of each month and are vested immediately.
Company Contributions – Supplemental Executive Retirement Plan (SERP)
We recognize that executives may not be eligible to fully participate in the Company’s qualified 401(k) plan and sponsor a restoration plan. FEL will make a contribution under the SERP equal to 3.5% of the executive’s compensation above certain qualified limits specified in the plan. This contribution is generally made annually each January.
The FEL board of directors may also declare an additional SERP discretionary contribution amount to be credited each year. In fiscal 2025, a 9% contribution for fiscal 2024 was made to all U.S.-based Vice Presidents and above, including Executive Officers. This contribution was calculated and deposited to participant accounts in October 2024.
Per the terms of their employment agreements approved by the Company Board, Messrs. Murphy and Brundage were provided a fixed total retirement benefit each year equal to 16% of their base salary only. This included the 401(k) match, as well as any FEL matches on executive deferrals under the FERP III, and FEL contributions under the SERP. These were calculated each October and the contributions deposited to their accounts. As approved by the Compensation Committee in May 2025, Messrs. Murphy and Brundage will no longer receive this fixed contribution for future periods and will instead participate in the same contribution programs and rates provided to U.S.-based Vice Presidents and above.
The FERP III executive deferrals and company matching contributions are 100% vested at time of deferral. The Company SERP contributions vest based on the following schedule:

2025 PROXY STATEMENT	57

Executive Compensation

Years of Service	Vesting
<4 Years	0%
4-8 Years of Service	25%
8-12 Years of Service	50%
12-15 Years of Service	75%
15+ Years of Service or Age 55 with Any Years of Service	100%
Amounts deferred under the FERP III and SERP contributions are credited to notional accounts with investment options that generally mirror our 401(k) qualified plan. While we are not required to fund this plan, we have established an irrevocable rabbi trust to invest funds generally equal to all deferred amounts. The assets in the rabbi trust generally include cash and certain FEL owned insurance policies designed for this purpose. These assets, although not required by the plan, are segregated to pay benefits to the participants. In the event of bankruptcy or liquidation, these assets will be subject to forfeiture.
Legacy Deferred Compensation Plans
The Ferguson Enterprises, LLC Executive Retirement Plan I (“FERP I”) and Ferguson Enterprises, LLC Executive Retirement Plan II (“FERP II”) are closed plans. FERP I was a pre-Internal Revenue Code 409A (“IRC 409A”) plan and was replaced by FERP II for compliance with the IRC 409A regulations on January 1, 2005. FERP II was replaced by FERP III on January 1, 2016. Messrs. Murphy, Brundage and Thees participated in FERP I and FERP II. Contributions under these plans are included in aggregate account balances for Messrs. Murphy, Brundage, Thees and Williams shown in the 2024 Non-Qualified Deferred Compensation table. No new contributions are being made under these legacy plans.
Other Executive Benefits and Perquisites
Our NEOs are eligible to participate in the Ferguson sponsored benefit plans on the same basis as other associates. We also provide our NEOs and other executives with other benefits and perquisites as follows:
•executive life insurance;
•long-term disability coverage;
•long-term care insurance (grandfathered benefit for certain executives);
•car or car allowance and fuel card;
•executive physical;
•spousal travel;
•professional tax and financial planning;
•non-qualified deferred compensation arrangements (as described in the "—Non-Qualified Deferred Compensation Arrangements" section above); and
•tax protection arrangements in relation to additional U.K. tax that may be incurred as a result of participation in Ferguson plc Board meetings (through the U.K. tax year ending in April 2025).
In May 2025, our Compensation Committee approved an executive aircraft personal use program for the CEO and CFO (both Executive Directors). The program includes annual limits of 30 hours for the CEO and 20 hours for the CFO. These transportation benefits are intended to benefit the Company and our shareholders by providing increased efficiencies, enabling more productive use of our CEO's and CFO's time and better ensuring the safety of our CEO and CFO. The CEO and CFO are taxed on the imputed income attributable to their personal use of the aircraft and do not receive tax assistance from the Company with respect to these amounts.
The Compensation Committee continues to monitor the effectiveness of these benefits to ensure they continue to help attract and retain executives by providing competitive benefits.
Employment Agreements
Messrs. Murphy, Brundage, Graham, Paisley, Thees and Williams and the other Executive Officers entered into employment agreements (with respect to the NEOs and as amended from time to time, the “Executive Employment Agreements”) with FEL, the terms of which are described below.

58	2025 PROXY STATEMENT

Executive Compensation
Pursuant to the Executive Employment Agreements, each NEO is entitled to receive an annual base salary and a discretionary annual bonus. The NEOs are eligible to participate in the benefit programs offered to senior executives (including short- and long-term disability, healthcare coverage and paid holidays) and the FERP III, SERP and 401(k) retirement savings plans, and any life insurance program offered to senior executives, as well as the Executive Physical Plan. Messrs. Murphy’s and Brundage’s Executive Employment Agreements entitled each to an aggregate discretionary Company contribution of 16% of annual base salary under the FERP III, SERP and 401(k) retirement savings plans until May 2025. Messrs. Murphy and Brundage will receive the same discretionary SERP contribution percentage in October 2025 as all eligible Vice Presidents and above (for more information, see the section above entitled "—Non-Qualified Deferred Compensation Arrangements". The NEOs are also entitled to a car allowance or use of a company car in accordance with Company policy. The NEOs are eligible to receive grants of shares and/or options under the Company Employee Share Plans as described in the “—Long-Term Equity-Based Incentive Program” section above.
The Executive Employment Agreements are not for a fixed term, although each agreement is subject to immediate termination in the event of the applicable Executive Officer’s termination for Cause or resignation for Good Reason. The NEOs are permitted to terminate the applicable Executive Employment Agreement at any time for Good Reason or by providing 12 months’ prior written notice for Messrs. Murphy and Brundage and 6 months for Messrs. Graham, Paisley, Thees and Williams, in each case, without Good Reason. In the event of the NEO’s resignation without Good Reason, the Company may elect to provide notice leave in lieu of allowing the NEO to perform services during the notice period. In the event of a termination of employment due to death, the NEOs’ estates are entitled to receive a pro-rata bonus for the year of termination based on then-current projected Company performance to date for the number of days that the NEO was employed during the fiscal year (the “Pro-Rata Bonus”). In the event of a termination without Cause or resignation for Good Reason, subject to the Executive Officer’s timely execution of a general release of claims, the NEOs are entitled to receive their respective annual base salary (i.e., 12 months) in effect at the time of the notice of termination plus the Pro-Rata Bonus, and a lump sum cash payment for the cost of COBRA continuation coverage premiums for the Executive Officer and their dependents under the Company’s medical benefit plans for 12 months following termination. In the event of a change in control, the NEOs may also be eligible for the benefits and protections set forth in the Company’s Change in Control Policy, as may be in effect from time to time. The NEOs are also bound by certain confidentiality, intellectual property and non-disparagement obligations, as well as non-competition, non-interference, non-hire and non-solicitation restrictions during employment and for 12 months following termination.
For purposes of the Executive Employment Agreements, “Cause” is defined as an event that the Executive Officer: (a) commits or is guilty of any gross misconduct, gross incompetence or any willful neglect in the discharge of Executive Officer’s duties; (b) commits or continues (after warning) any material breach of the Executive Officer’s employment agreement that amount to gross misconduct, gross incompetence or willful neglect in the discharge of Executive Officer’s duties; (c) fails to perform adequately the duties assigned to Executive Officer in the good faith opinion of the Chair of the Board for the Chief Executive Officer or the Chief Executive Officer for the other Executive Officers; provided that the Chair of the Board or Chief Executive Officer, as applicable, has provided notice to the Executive Officer of such failure and an opportunity to cure such failure within 30 day of such notice if such failure is realistically capable of being cured within 30 days; (d) willfully fails to comply with any valid and legal directive of the Board; (e) materially violates the Company’s written policies and/or Code of Conduct, including but not limited to, violations related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; (f) engages in any material act or acts of fraud, dishonesty, illegal behavior or other conduct tending to bring the Executive Officer or the Company into disrepute; (g) commits any act of bankruptcy or takes advantage of any statute for the time being in force offering relief for insolvent debtors; or (h) is indicted for, convicted of or pleads guilty or nolo contendere to any felony offense or other crime involving dishonesty, fraud or moral turpitude.
For purposes of the Executive Employment Agreements, “Good Reason” is defined as the occurrence of one or more of the following, which is not cured within 30 days of written notice thereof and which is asserted within 90 days of the occurrence thereof: (a) the assignment to the Executive Officer of any duties inconsistent in any material adverse respect with Executive Officer’s duties or responsibilities as contemplated by Section 2 and 4 of the Executive Employment Agreement; (b) any reduction in Executive Officer’s Base Salary; (c) any other action by the Company that results in material diminishment in Executive Officer’s duties or responsibilities; provided that any change in the number of positions reporting to the Executive Officer as a result of a reduction in force shall not constitute “Good Reason”; (d) the Company’s failure to comply with any material provisions of the Executive Employment Agreement (e) any purported termination of the Executive Officer’s employment by the Company other than as permitted by the Executive Employment Agreement; or (f) a change in the Executive Officer’s reporting relationship that is not mutually agreed upon by the parties. Additionally, effective August 1, 2024, the Executive Employments Agreement for Messrs. Murphy and Brundage were amended to provide that if the Executive Officer is not nominated for re-election or is not re-elected to the Board, such event shall be deemed to be “Good Reason”.

2025 PROXY STATEMENT	59

Executive Compensation
Management of Compensation Related Risks
Compensation Risk Assessment
For fiscal 2025, Company management engaged Mercer to complete a review of the Company’s compensation plans and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Mercer’s assessment of our compensations plans and programs was reviewed by the Compensation Committee. Based on its assessment, the Compensation Committee has concluded that the Company’s compensation policies and practices do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company.
Oversight Policies
Insider Trading Policy, Anti-Hedging and Anti-Pledging
The Compensation Committee has always supported transparent governance and compliance practices and protecting the interests of the Company’s shareholders. To strengthen the Company’s practices in these areas, the Company has controls over transactions in the Company’s securities. The Company has adopted an insider trading policy (the “Insider Trading Policy”) governing the purchase, sale or any other disposition of our securities by directors, officers or other employees of the Company, as well as their family members who live with them, and any trusts, estates or other entities over which they exercise control or which are set up for their benefit. The Insider Trading Policy is designed to promote compliance with insider trading laws, rules and regulations and listing standards applicable to the Company. Among other things, the Insider Trading Policy prohibits trading in the Company’s securities if a director, officer or other employee of the Company is aware of material non-public information (except for transactions pursuant to a written plan that has been adopted in compliance with Rule 10b5-1 under the Exchange Act and pre-cleared with the Company). The Insider Trading Policy also prohibits purchasing financial instruments, including prepaid variable forward contracts, instruments for the short sale or purchase or sale of call or put options, equity swaps, collars or units of exchangeable funds that are based on fluctuations of the Company’s debt or equity instruments and that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of the Company. In addition, no director, officer or other employee of the Company may, at any time, purchase Company securities on a margin or otherwise pledge Company securities as collateral for a loan. The Insider Trading Policy also contains provisions to aid compliance with applicable securities laws in the United Kingdom, including the assimilated version of the EU Market Abuse Regulation as it applies in the United Kingdom. The Company also has established procedures that govern the purchase, sale and/or other dispositions of its securities by the Company.
The Insider Trading Policy is filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended July 31, 2025.
Equity Grant Practices
Although we have not adopted a formal policy regarding the timing of equity award grants, including stock option grants, the Compensation Committee has followed a practice of approving the annual equity awards to participants (including our NEOs) in September, with awards being granted several weeks later, following at least one business day of the announcement of our fiscal year results. Interim equity grants, such as grants made to new hires, promoted associates, and, in some circumstances, for retention purposes, are typically made in the open window period occurring in the second and third quarters of each fiscal year. During fiscal 2025, the Compensation Committee did not consider material non-public information when determining the timing or terms of equity awards, and the Company did not time the disclosure of material non-public information for the purpose of affecting the value of any executive compensation awarded during the year. The Compensation Committee did not grant stock options to any NEO in 2025 during the period beginning four business days before and ending one business day after the filing or furnishing of a Form 10-K, Form 10-Q or Form 8-K that discloses material non-public information.
Clawback Policy
Effective August 1, 2024, the Company adopted an Executive Compensation Clawback Policy (the “Policy”) that allows the Company to recoup certain incentive-based compensation from our current and former Executive Officers and Non-Employee Directors under certain circumstances. The Policy requires the recoupment of certain executive compensation in compliance with the Exchange Act, the rules promulgated thereunder by the SEC and the NYSE listing standards. The Policy also provides the Compensation Committee with discretion to recoup certain other executive compensation for certain misconduct pursuant to the terms of the Policy. The Policy is filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended July 31, 2025 and is available on the Corporate Governance page of the Investors tab of our website at corporate.ferguson.com under Governance Documents.

60	2025 PROXY STATEMENT

Executive Compensation
Stock Ownership Guidelines for Executive Officers
The Compensation Committee strongly believes that our Executive Officers should own appropriate amounts of shares of common stock to align their interests with those of the Company’s shareholders. Executive Officers can acquire shares of common stock through long-term equity-based incentive awards and participation in the ESPP.
The Compensation Committee has adopted the following share ownership guidelines for our Executive Officers:

Role	Target Multiples (multiple of gross annual base salary)
Chief Executive Officer	6.0x
Chief Financial Officer	3.0x
Other Named Executive Officers	3.0x
Other Executive Officers	2.0x
The Compensation Committee annually reviews compliance with the share ownership guidelines. Shares are counted towards ownership as follows:
•shares beneficially held directly or indirectly by the Executive Officer and any person closely associated (as set out in the Company’s Insider Trading Policy) with the Executive Officer;
•shares equal to the number of unvested time-based equity awards granted to the Executive Officer, which do not have a performance condition attached, on an assumed net of tax basis; and
•vested but unexercised option awards and unvested awards with performance conditions attached to them will not count towards this assessment.
Under our share ownership guidelines, each Executive Officer is expected to meet the relevant Target Multiples set forth in the table above no more than five years from the date that he or she first becomes subject to such target. Where there is a change in the Executive Officer’s share ownership guidelines (e.g., they become a NEO), they have an additional two years to achieve the increased ownership target.
If an Executive Officer has not achieved her or his target by the end of the time period for compliance set out above, the Executive Officer should continue to retain all future awards (on a net of tax basis) until compliance is achieved, subject always to the discretion of the Compensation Committee, taking into account any relevant circumstances.
All of our current NEOs have met or are on track to meet the share ownership guidelines.

2025 PROXY STATEMENT	61

Executive Compensation
Severance and Change in Control Arrangements
Change in Control Policy
Effective August 1, 2024, the Company adopted a Change in Control Policy. Our NEOs and certain individuals designated by the Board as “Executive Officers” are eligible to participate in the Change in Control Policy. Pursuant to the Change in Control Policy, participants may be entitled to receive the following additional separation benefits upon an involuntary termination of employment in connection with a change in control or within the 24 months following the effective date of a change in control: (i) accelerated vesting of the unvested portion of any stock options, stock awards, restricted shares or performance shares (with performance-based awards vesting based on achievement of performance conditions as reasonably determined by the Company in good faith based on performance forecasts available as of the termination date), (ii) a lump sum cash payment equal to the sum of (x) the participant’s target annual bonus for the year of termination, prorated based on the number of days during the performance period that such participant was employed, divided by 365 days, and (y) three times (for the CEO) and two times (for all other participants) the sum of the participant’s base salary and target annual bonus for the year in which the termination date occurs (or, if no target has been set as of the termination date, the target annual cash incentive amount for the prior year), in each case, subject to the participant’s timely execution and non-revocation of a general release of claims in favor of the Company and continued compliance with all restrictive covenant obligations.
Additionally, if the acquiring entity does not assume the Company’s existing share plans following the change in control, then the remaining unvested portion of any stock options, stock awards, restricted shares, or performance shares held by the participants will accelerate and vest (without any proration for time) immediately prior to the effective date of the change in control (with performance-based awards vesting based on achievement of performance conditions as reasonably determined by the Company in good faith based on performance forecasts available as of the effective date of the change in control). In the event of a participant’s death after becoming eligible for separation benefits pursuant to the Change in Control Policy and executing a general release of claims in favor of the Company, the separation benefits for which such participant is eligible under the Change in Control Policy will be paid to the participant’s estate. In the event of a participant’s death after becoming eligible for separation benefits pursuant to the Change in Control Policy but before such participant has executed a general release of claims in favor of the Company, no separation benefits for which such participant would have otherwise been eligible will be paid to the participant’s estate unless the participant’s estate executes a comparable release for and on behalf of the participant’s estate.
U.S. Federal Income Tax Considerations
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Executive Officers in a taxable year. The Company does not provide for excise tax gross-ups to our Executive Officers and do not expect to do so in the future. We intend to operate our existing compensation arrangements that are covered by Section 409A of the Code in accordance with the applicable rules thereunder, and we will continue to review and amend our compensation arrangements where necessary to comply with Section 409A of the Code.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (“ASC 718”) for our equity-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their equity-based awards using a variety of assumptions. ASC 718 also requires companies to recognize the compensation cost of their equity-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Future grants of stock options, restricted stock, restricted stock units and other equity-based awards under our equity incentive award plans will be accounted for under ASC 718. We anticipate that the Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

62	2025 PROXY STATEMENT

Executive Compensation
Executive Compensation Changes after Fiscal 2025 for the Transition Period
In May 2025 we reviewed our peer group with Meridian, and in June 2025, the Compensation Committee approved the removal of four current peer group companies (Honeywell International Inc., Illinois Tool Works Inc., Parker-Hannifin Corporation and Stanley Black & Decker, Inc.), and identified four new peer group companies that better reflect our industry, size or business model (Builders FirstSource, Inc., The Home Depot, Inc., Lowe’s Companies, Inc., The Sherwin-Williams Company) (the "Revised Peer Group").
Based on a review of compensation programs against the Revised Peer Group conducted by management and the Compensation Committee’s compensation consultant (Meridian), in September 2025, the Compensation Committee approved overall changes to the pay structure for our Named Executive Officers for the five-month transition period between August 1, 2025 to December 31, 2025, in order to align the target market positioning of total direct compensation within a 15% range of the median total direct compensation of the Revised Peer Group. The material compensation changes approved to the pay structure for our Chief Operating Officer ("COO") and Chief Legal Officer & Corporate Secretary ("CLO") for the transition period are set forth in the following table:

	Fiscal 2025		Transition Period (annualized)
	COO	CLO	COO	CLO
Base Salary	$715,000	$647,165	$786,500	$666,580
Target STI (% of Base Salary)	75%	75%	100%	85%
Target LTI	$1,358,500	$1,229,614	$1,750,000	$1,500,000
For the transition period, the short-term incentive (“STI”) scorecard metric is adjusted operating profit (100%) and the range of achievement levels are threshold at 85%, target at 100% and maximum at 110%, reflecting a decrease for threshold from 90% to 85% from the fiscal 2025 STI achievement levels.
The long-term incentive design for the transition period did not change from the fiscal 2025 design described above in the section titled “—Elements of Our Compensation Program—Long-Term Equity-Based Incentive Program.”

2025 PROXY STATEMENT	63

Executive Compensation
2025 Summary Compensation Table
The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of our NEOs for the fiscal years indicated.

Name	Fiscal Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(6) ($)	All Other Compensation ($)(7)	Total ($)
Kevin Murphy President & Chief Executive Officer and Director	2025	1,457,346	—	7,808,186	1,927,640	2,632,818	—	311,503	14,137,493
	2024	1,237,059	—	5,121,132	—	2,442,802	—	251,723	9,052,716
	2023	1,194,278	—	2,520,730	—	1,457,800	—	267,963	5,440,771
Bill Brundage Chief Financial Officer and Director	2025	819,299	—	2,339,775	577,589	925,083	—	192,840	4,854,586
	2024	735,006	—	2,119,936	—	927,574	—	189,213	3,971,729
	2023	690,839	—	939,465	—	608,922	—	189,399	2,428,621
Ian Graham Chief Legal Officer & Corporate Secretary	2025	644,024	—	984,413	243,078	545,383	—	229,507	2,646,405
	2024	625,267	—	1,080,455	—	553,334	—	257,754	2,516,810
	2023	604,238	—	891,935	—	448,386	—	261,306	2,205,863
Andy Paisley Chief Digital & Information Officer	2025	645,750	—	987,236	243,700	546,845	—	179,783	2,603,314
Bill Thees Chief Operating Officer	2025	685,446	—	1,007,597	248,800	542,900	—	219,957	2,704,700
	2024	639,860	—	1,105,910	—	491,278	—	232,714	2,469,762
	2023	620,000	—	912,347	—	466,283	—	222,470	2,221,100
Garland Williams(1) Former Senior Vice President - Blended	2025	486,179	—	880,591	217,389	—	—	1,336,211	2,920,370
(1)Mr. Williams separated from the Company and his position of Senior Vice President - Blended effective June 9, 2025.
(2)The salary received during a fiscal year reflects the actual earnings attributed to base salary during the year and may differ from an NEO’s annual base salary due to changes that typically occur in October of each year as discussed under the Base Salaries section. As a foreign private issuer in fiscal 2022, the Company was required to provide executive compensation disclosure on an individual basis only for Messrs. Murphy and Brundage in accordance with the requirements of Form 20-F. In fiscal 2023, the Company determined that it no longer qualified as a foreign private issuer effective August 1, 2023, and Messrs. Graham and Thees became NEOs in fiscal 2023 and Messrs. Paisley and Williams became NEOs in fiscal 2025.
(3)The amounts in this column reflect the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718 and using the assumptions discussed in Note 15, “Share-based compensation”, to our consolidated financial statements contained in our 2025 Form 10-K, of the RSU, SO and PSU awards granted in fiscal 2025, as described under the section titled “—Elements of Our Compensation Program—Long-Term Equity-Based Incentive Program.”
(4)The grant date fair value of all PSUs awarded under the Omnibus Plan shown in the table are calculated based on Target performance achievement. The PSU awards at Maximum performance achievement earned at the end of the three-year performance period, would be Mr. Murphy ($9,804,158), Mr. Brundage ($2,937,967), Mr. Graham ($1,236,096), Mr. Paisley ($1,239,741), Mr. Thees ($1,265,257) and Mr. Williams ($1,105,686).
(5)The amounts in this column reflect the annual short-term incentive awards for each fiscal year, which were paid out in October 2025 for fiscal 2025, based on performance achievement described in more detail in the annual short-term incentive award section.
(6)None of our NEOs recognized above market or preferential earnings on amounts deferred under non-qualified deferred compensation plans.

64	2025 PROXY STATEMENT

Executive Compensation
(7)Amounts reported under All Other Compensation for fiscal 2025 includes:

All Other Compensation	Kevin Murphy	Bill Brundage	Ian Graham	Andy Paisley	Bill Thees	Garland Williams
Annual value of leased vehicles or the cash vehicle allowance and fuel	$43,391	$28,816	$15,300	$13,200	$18,820	$2,465
Annual premiums paid by FEL for executive universal whole life insurance pursuant to Ferguson Enterprises, LLC Executive Life Insurance Plan II ("FELIP") (this benefit was closed to new entrants in fiscal 2020 and replaced by term life insurance coverage)	$—	$19,726	$50,727	$—	$31,463	$31,021
Company Matching 401(k) Contributions	$12,250	$12,250	$7,550	$12,250	$12,250	$11,932
FERP III matching contributions	$2,912	$—	$8,750	$8,750	$11,252	$8,625
SERP (Discretionary)	$100,162	$62,646	$106,074	$106,877	$101,802	$87,445
SERP (Mandatory)	$119,205	$47,172	$29,225	$29,654	$27,795	$22,618
Executive long-term disability	$8,198	$5,568	$8,367	$9,052	$9,369	$5,139
Long Term Care	$3,368	$2,536	$—	$—	$3,206	$—
Executive Physicals	$—	$—	$—	$—	$4,000	$—
U.K. Tax Return	$2,014	$6,042	$2,014	$—	$—	$—
Personal Use of Company Aircraft	$20,003	$8,084	$—	$—	$—	$—
Fiscal 2025 prorated Bonus paid to Mr. Williams at target value and other severance payout amounts	$—	$—	$—	$—	$—	$1,166,965
Financial Planning	$—	$—	$1,500	$—	$—	$—

2025 PROXY STATEMENT	65

Executive Compensation
2025 Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of plan-based awards for fiscal 2025 with respect to our NEOs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: # of Shares of Stock Units (#)(3)	All Other Option Awards: # of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin Murphy
SOs	10/15/2024	—	—	—	—	—	—	—	30,991	201.38	1,927,640
RSUs	10/15/2024	—	—	—	—	—	—	14,524	—	—	2,906,107
PSUs	10/15/2024	—	—	—	12,104	24,207	48,414	—	—	—	4,902,079
Annual STI	—	1,165,877	2,331,754	4,663,507	—	—	—	—	—	—	—
Bill Brundage
SOs	10/15/2024	—	—	—	—	—	—	—	9,286	201.38	577,589
RSUs	10/15/2024	—	—	—	—	—	—	4,352	—	—	870,792
PSUs	10/15/2024	—	—	—	3,627	7,254	14,508	—	—	—	1,468,983
Annual STI	—	409,650	819,299	1,638,598	—	—	—	—	—	—	—
Ian Graham
SOs	10/15/2024	—	—	—	—	—	—	—	3,908	201.38	243,078
RSUs	10/15/2024	—	—	—	—	—	—	1,831	—	—	366,365
PSUs	10/15/2024	—	—	—	1,526	3,052	6,104	—	—	—	618,048
Annual STI	—	241,509	483,018	966,035	—	—	—	—	—	—	—
Andy Paisley
Options	10/15/2024	—	—	—	—	—	—	—	3,918	201.38	243,700
RSUs	10/15/2024	—	—	—	—	—	—	1,836	—	—	367,365
PSUs	10/15/2024	—	—	—	1,531	3,061	6,122	—	—	—	619,870
Annual STI	—	242,156	484,313	968,626	—	—	—	—	—	—	—
Bill Thees
Options	10/15/2024	—	—	—	—	—	—	—	4,000	201.38	248,800
RSUs	10/15/2024	—	—	—	—	—	—	1,874	—	—	374,969
PSUs	10/15/2024	—	—	—	1,562	3,124	6,248	—	—	—	632,628
Annual STI	—	257,042	514,085	1,028,170	—	—	—	—	—	—	—
Garland Williams
Options	10/15/2024	—	—	—	—	—	—	—	3,495	201.38	217,389
RSUs	10/15/2024	—	—	—	—	—	—	1,638	—	—	327,747
PSUs	10/15/2024	—	—	—	1,365	2,730	5,460	—	—	—	552,843
Annual STI	—	—	368,132	—	—	—	—	—	—	—	—
(1)Amounts represent awards payable under our 2025 Bonus Program. See “—Elements of Our Compensation Program—Annual Short-Term Incentive Award Program” above for a description of our Bonus Program. Actual amounts paid under our fiscal 2024 Bonus Program are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)Reflects the number of shares eligible to vest for the applicable level of performance for the fiscal 2025 grants of performance awards made pursuant to the Omnibus Plan, the terms of which are summarized under “—Elements of Our Compensation Program—Long-Term Equity-Based Incentive Program.”
(3)Reflects the fiscal 2025 grants of service-based awards made pursuant to the Omnibus Plan, the terms of which are summarized under “—Elements of Our Compensation Program—Long-Term Equity-Based Incentive Program.”
(4)The exercise price of the stock options is calculated using the closing price of a share of Company common stock on the date prior to the date of grant. The closing price of a share of Company common stock on the option grant date was $200.09.
(5)Represents the aggregate grant date fair value of the awards pursuant to FASB ASC Topic 718 as of the grant date based on the probable outcome of the applicable performance conditions and using the assumptions discussed in Note 15, “Share-based compensation”, to our consolidated financial statements contained in our 2025 Form 10-K.

66	2025 PROXY STATEMENT

Executive Compensation
Outstanding Equity Awards at 2025 Fiscal Year-End
The following table sets forth certain information with respect to outstanding equity awards of our NEOs as of July 31, 2025, with respect to the relevant NEO. The market value of the shares in the following table is the fair value of such shares as of July 31, 2025.

			Outstanding Equity Awards at Fiscal Year-End
			Option Awards				Stock Awards
Name	Grant Date	Vesting Date	# of securities underlying unexercised options (#) exercisable	# of securities underlying unexercised options (#) unexercisable(1)	Option exercise price ($)	Option expiration date	# of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: # of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(2)
Kevin Murphy
FY23 LTIP(3)	10/13/2022	10/13/2025	—	—	—	—	26,567	5,933,317	—	—
FY24 LTIP(4)	10/12/2023	10/12/2026	—	—	—	—	—	—	19,425	4,338,185
FY24 PSUs(5)	12/7/2023	10/12/2026	—	—	—	—	—	—	3,939	879,697
FY24 RSUs(6)	12/7/2023	10/12/2026	—	—	—	—	9,974	2,227,493	—	—
FY25 SOs	10/15/2024	10/15/2027	—	30,991	201.38	10/15/2034	—	—	—	—
FY25 PSUs(5)	10/15/2024	10/15/2027	—	—	—	—	—	—	24,525	5,477,168
FY25 RSUs(7)	10/15/2024	10/15/2027	—	—	—	—	14,716	3,286,524	—	—
Bill Brundage
FY23 LTIP(3)	10/13/2022	10/13/2025	—	—	—	—	9,903	2,211,724	—	—
FY24 LTIP(4)	10/12/2023	10/12/2026	—	—	—	—	—	—	9,726	2,172,108
FY24 RSUs(6)	12/7/2023	10/12/2026	—	—	—	—	4,149	926,596	—	—
FY25 SOs	10/15/2024	10/15/2027	—	9,286	201.38	10/15/2034	—	—	—	—
FY25 PSUs(5)	10/15/2024	10/15/2027	—	—	—	—	—	—	7,350	1,641,476
FY25 RSUs(7)	10/15/2024	10/15/2027	—	—	—	—	4,406	983,992	—	—
Ian Graham
FY23 OSP(6)	10/13/2022	10/13/2025	—	—	—	—	2,674	597,184	—	—
FY23 POSP(8)	10/13/2022	10/13/2025	—	—	—	—	5,435	1,213,807	—	—
FY24 OSP(6)	10/12/2023	10/12/2026	—	—	—	—	2,050	457,827	—	—
FY24 POSP(9)	10/12/2023	10/12/2026	—	—	—	—	—	—	4,784	1,068,411
FY25 SOs	10/15/2024	10/15/2027	—	3,908	201.38	10/15/2034	—	—	—	—
FY25 PSUs(5)	10/15/2024	10/15/2027	—	—	—	—	—	—	3,091	690,313
FY25 RSUs(7)	10/15/2024	10/15/2027	—	—	—	—	1,852	413,607	—	—
Andy Paisley
FY23 OSP(6)	1/12/2023	1/12/2026	—	—	—	—	1,999	446,437	—	—
FY23 POSP(8)	1/12/2023	1/12/2026	—	—	—	—	4,064	907,632	—	—
FY24 OSP(6)	10/12/2023	10/12/2026	—	—	—	—	2,056	459,166	—	—
FY24 POSP(9)	10/12/2023	10/12/2026	—	—	—	—	—	—	4,797	1,071,314
FY25 SOs	10/15/2024	10/15/2027	—	3,918	201.38	10/15/2034	—	—	—	—
FY25 PSUs(5)	10/15/2024	10/15/2027	—	—	—	—	—	—	3,100	692,323
FY25 RSUs(7)	10/15/2024	10/15/2027	—	—	—	—	1,857	414,724	—	—
Bill Thees
FY23 OSP(6)	10/13/2022	10/13/2025	—	—	—	—	2,735	610,808	—	—
FY23 POSP(8)	10/13/2022	10/13/2025	—	—	—	—	5,559	1,241,481	—	—
FY24 OSP(6)	10/12/2023	10/12/2026	—	—	—	—	2,098	468,546	—	—
FY24 POSP(9)	10/12/2023	10/12/2026	—	—	—	—	—	—	4,897	1,093,647
FY25 SOs	10/15/2024	10/15/2027	—	4,000	201.38	10/15/2034	—	—	—	—
FY25 PSUs(5)	10/15/2024	10/15/2027	—	—	—	—	—	—	3,163	706,393
FY25 RSUs(7)	10/15/2024	10/15/2027	—	—	—	—	1,895	423,210	—	—

2025 PROXY STATEMENT	67

Executive Compensation

			Outstanding Equity Awards at Fiscal Year-End
			Option Awards				Stock Awards
Name	Grant Date	Vesting Date	# of securities underlying unexercised options (#) exercisable	# of securities underlying unexercised options (#) unexercisable(1)	Option exercise price ($)	Option expiration date	# of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: # of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(2)
Garland Williams(10)
FY23 OSP(6)	10/13/2022	10/13/2025	—	—	—	—	—	—	—	—
FY23 POSP(8)	10/13/2022	10/13/2025	—	—	—	—	3,187	711,863	—	—
FY24 OSP(6)	10/12/2023	10/12/2026	—	—	—	—	—	—	—	—
FY24 POSP(9)	10/12/2023	10/12/2026	—	—	—	—	—	—	2,194	489,986
FY25 SOs	10/15/2024	10/15/2027	—	—	—	—	—	—	—	—
FY25 PSUs(5)	10/15/2024	10/15/2027	—	—	—	—	—	—	516	115,238
FY25 RSUs(7)	10/15/2024	10/15/2027	—	—	—	—	—	—	—	—
(1)Stock options vest in three, equal annual installments beginning on October 15, 2025, subject to continued employment.
(2)Based on the closing market price of Company shares on July 31, 2025 of $223.33 per share.
(3)Fiscal 2023 LTIP is reflected at actual level of achievement for FY23 LTIP Awards as certified by the Compensation Committee as described above in "—Elements of our Compensation Program—Long-Term Equity-Based Incentive Program—Shares Earned with Respect to Fiscal 2023 LTIP Awards." Amounts include dividend equivalents accrued at actual level of achievement as of July 31, 2025.
(4)Fiscal 2024 LTIP is reflected at target level of achievement and includes dividend equivalents accrued as of July 31, 2025 assuming target achievement.
(5)PSU awards are reflected at target level of achievement and include dividend equivalents accrued as of July 31, 2025 assuming target achievement.
(6)All OSP awards and fiscal 2024 RSUs vest on the three-year anniversary of the date of grant, subject to continued employment. Fiscal 2024 RSU amounts include dividend equivalents accrued as of July 31, 2025.
(7)Fiscal 2025 RSUs vest in three equal annual installments beginning on October 15, 2025, subject to continued employment. Amounts include dividend equivalents accrued as of July 31, 2025.
(8)Fiscal 2023 POSP awards are reflected at the achievement level based on the Compensation Committee's discretion for FY23 POSP Awards as certified by the Compensation Committee as described above in "—Elements of our Compensation Program—Long-Term Equity-Based Incentive Program—Shares Earned with Respect to Fiscal 2023 POSP and OSP Awards."
(9)Fiscal 2024 POSP awards are reflected at target level of achievement.
(10)Mr. Williams’ awards are prorated based on his separation date of June 9, 2025 in accordance with POSP.

68	2025 PROXY STATEMENT

Executive Compensation
Option Exercises and Stock Vested in the 2025 Fiscal Year
The following table sets forth certain information with respect to the exercise of stock option awards and vesting of stock awards during the fiscal year ended July 31, 2025, with respect to our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Kevin Murphy	—	—	29,921	5,943,507
Bill Brundage	—	—	11,928	2,369,378
Ian Graham	—	—	9,720	1,930,781
Andy Paisley	—	—	—	—
Bill Thees	—	—	9,243	1,836,030
Garland Williams(3)	776	165,932	6,690	1,333,747
(1)The vesting of LTIP awards for Messrs. Murphy and Brundage occurred on October 14, 2024. Settlement of 29,921 and 11,928 shares in respect of these awards for Messrs. Murphy and Brundage, respectively, occurred on October 14, 2024. Messrs. Murphy’s and Brundage’s vested LTIP award includes 1,786 and 712 shares of dividend equivalents, respectively, that vested when the underlying LTIP award vested.
(2)Amounts reflect the market value of our shares of $198.64 and $213.83 on the respective vesting dates (October 14, 2024 and June 9, 2025).
(3)Includes 2,829 shares and 776 SOs vested on June 9, 2025 upon Mr. Williams’ separation, pursuant to the terms of the OSP and Omnibus Plan, as described above under “—Elements of Our Compensation Program—General Information on Share Plans”.
2025 Non-Qualified Deferred Compensation
The following table provides information regarding non-qualified deferred compensation plan benefits for our NEOs for fiscal 2025.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)(3)(4)	Aggregate Earnings in Last FY ($)(5)(6)	Aggregate Withdrawals Distributions in Last FY ($)	Aggregate Balance at Last FY End ($)(6)
Kevin Murphy	5,823	222,279	162,368	—	5,578,646
Bill Brundage	—	109,818	474,421	—	3,762,525
Ian Graham	58,443	144,049	95,051	—	1,296,397
Andy Paisley	113,870	145,281	29,948	—	412,106
Bill Thees	24,690	140,849	528,622	—	6,880,871
Garland Williams	131,778	118,688	293,285	—	2,675,963
(1)The Company’s executives may elect to defer up to 80% of their base salary and/or up to 80% of their annual Short-Term Incentive Awards under the FERP III, as described in the section titled “—Elements of Our Compensation Program—Non-Qualified Deferred Compensation Arrangements.” These amounts shown in this column reflect the deferral elections for fiscal 2025 and are included in the 2025 Summary Compensation Table under Salary and All Other Compensation.
(2)FEL provides up to a 50% match on any deferrals under the FERP III provided that the maximum matching contribution will not exceed 2.5% of the IRC 401(a)17 qualified compensation limit ($350,000 for 2025). The amounts in this column include this FERP III matching contribution.
(3)FEL provides for restoration of the retirement plan match above the covered compensation limits by contributing 3.5% of the executive’s compensation above the IRC 401(a)17 qualified plan limits ($350,000 for 2025) to the executive’s FERP III account. This contribution is included in the values shown in this column.
(4)Based on business results, FEL may also declare a discretionary contribution be credited to the executive’s account. During fiscal 2025, FEL made a discretionary contribution of 9% for Vice Presidents and above which amount is included in the values shown in this column. The total FEL contribution for Messrs. Murphy and Brundage was 16% of base salary and is also shown in this column.
(5)No amount reported in this column is reported in the 2025 Summary Compensation Table as above market or preferential earnings on amounts deferred under non-qualified deferred compensation plans.
(6)The amounts in this column reflect deferrals and contributions that have been made under the FERP I, II and III plans as well as any aggregate earnings on these amounts.

2025 PROXY STATEMENT	69

Executive Compensation
Potential Payments Upon Termination or a Change in Control
The following table sets forth quantitative estimates of the benefits that would have accrued to each of our NEOs if their employment had been terminated without cause on July 31, 2025. Amounts below reflect potential payments pursuant to the Executive Employment Agreements for such NEOs. For additional discussion of the potential benefits and payments due in connection with a change in control, please see “—Severance and Change in Control Arrangements—Change in Control Policy,” “—Elements of Our Compensation Program—Employment Agreements” and “—Elements of our Compensation Program—Annual Short-Term Incentive Award Program” above.

Name	Cash Severance Benefits ($)	Payment of Current Year Bonus (FY25) ($)	Accelerated Vesting of Stock Awards ($)	Accelerated Vesting of Option Awards ($)	Other Cash ($)	Total ($)
Kevin Murphy
Retirement(1)	—	2,632,818	2,190,923	1,248,395	—	6,072,136
Death(2)	—	2,331,754	15,344,379	4,993,580	1,759,048	24,428,761
Disability(3)	—	2,632,818	15,344,379	4,993,580	—	22,970,777
Qualifying Termination(4)	1,500,000	2,331,754	11,896,768	1,248,395	9,048	16,985,965
Change in Control w/out Qualifying Termination (LTI Assumed)(5)	—	—	—	—	—	—
Change in Control w/out Qualifying Termination (LTI Not Assumed)(6)	—	—	22,729,187	4,993,580	—	27,722,767
Change in Control with Qualifying Termination(7)	4,500,000	2,331,754	22,729,187	4,993,580	9,048	34,563,569
Bill Brundage
Retirement(1)	—	—	—	—	—	—
Death(2)	—	819,299	5,615,462	1,496,253	3,012,269	10,943,283
Disability(3)	—	925,083	5,615,462	1,496,253	—	8,036,798
Qualifying Termination(4)	834,757	819,299	4,468,676	374,063	12,269	6,509,064
Change in Control w/out Qualifying Termination (LTI Assumed)(5)	—	—	—	—	—	—
Change in Control w/out Qualifying Termination (LTI Not Assumed)(6)	—	—	8,154,672	1,496,253	—	9,650,925
Change in Control with Qualifying Termination(7)	1,669,514	819,299	8,154,672	1,496,253	12,269	12,152,007
Ian Graham
Retirement(1)	—	545,383	2,826,361	157,424	—	3,529,168
Death(2)	—	483,018	3,136,566	629,696	2,013,159	6,262,439
Disability(3)	—	545,383	3,136,566	629,696	—	4,311,645
Qualifying Termination(4)	647,165	483,018	2,826,361	157,424	13,159	4,127,127
Change in Control w/out Qualifying Termination (LTI Assumed)(5)	—	—	—	—	—	—
Change in Control w/out Qualifying Termination (LTI Not Assumed)(6)	—	—	4,620,921	629,696	—	5,250,617
Change in Control with Qualifying Termination(7)	1,294,330	483,018	4,620,921	629,696	13,159	7,041,124

70	2025 PROXY STATEMENT

Executive Compensation

Name	Cash Severance Benefits ($)	Payment of Current Year Bonus (FY25) ($)	Accelerated Vesting of Stock Awards ($)	Accelerated Vesting of Option Awards ($)	Other Cash ($)	Total ($)
Andy Paisley
Retirement(1)	—	546,845	2,297,933	157,827	—	3,002,605
Death(2)	—	484,313	2,608,976	631,307	1,757,410	5,482,006
Disability(3)	—	546,845	2,608,976	631,307	—	3,787,128
Qualifying Termination(4)	648,900	484,313	2,297,933	157,827	7,410	3,596,383
Change in Control w/out Qualifying Termination (LTI Assumed)(5)	—	—	—	—	—	—
Change in Control w/out Qualifying Termination (LTI Not Assumed)(6)	—	—	4,126,022	631,307	—	4,757,329
Change in Control with Qualifying Termination(7)	1,297,800	484,313	4,126,022	631,307	7,410	6,546,852
Bill Thees
Retirement(1)	—	542,900	2,891,742	161,130	—	3,595,772
Death(2)	—	514,085	3,209,150	644,520	2,012,269	6,380,024
Disability(3)	—	542,900	3,209,150	644,520	—	4,396,570
Qualifying Termination(4)	715,000	514,085	2,891,742	161,130	12,269	4,294,226
Change in Control w/out Qualifying Termination (LTI Assumed)(5)	—	—	—	—	—	—
Change in Control w/out Qualifying Termination (LTI Not Assumed)(6)	—	—	4,728,119	644,520	—	5,372,639
Change in Control with Qualifying Termination(7)	1,430,000	514,085	4,728,119	644,520	12,269	7,328,993
Garland Williams
Qualifying Termination(4)	578,773	368,132	1,922,094	117,665	—	2,986,664
(1)Upon retirement, our NEOs are entitled to receive a pro-rata Bonus for the year in which such retirement occurs, based on actual performance. Additionally, pursuant to the OSP, all outstanding OSP awards automatically vest with prorated vesting from and after the grant date. POSP and LTIP awards will vest on the original vesting date with prorated vesting from and after the grant date to the extent the performance condition has been met at such date, unless our Compensation Committee determines that it should vest on the date of cessation to the extent that the performance condition has been met at such date.
The fiscal 2025 RSU and SO grants automatically vest on the retirement date with prorated vesting upon the participant attaining age 55 or 25 years of service with the Company, provided six months’ notice is given. The fiscal 2025 PSU grants will vest on the original vesting date with prorated vesting from and after the grant date to the extent the performance condition has been met at such date upon the participant attaining age 55 or 25 years of service with the Company.
(2)Pursuant to the Executive Employment Agreements, in the event of a termination of employment due to death, the NEOs are entitled to receive a pro-rata bonus for the year of termination based on then-current projected Company performance to date for the number of days that the NEO was employed during fiscal 2024 (the “Pro-Rata Bonus”). In the event of a termination of employment due to death, the NEOs’ LTIP and POSP awards would vest pro-rata based on actual performance at the date of death, the OSP awards would vest pro-rata at the date of death, the PSU awards would vest pro-rata based on target performance at the date of death, the RSU and SO awards would vest in full at the date of death. In the event of a termination of employment due to death, the NEO would receive the Basic and/or Optional Life payout. Mr. Brundage, Mr. Graham and Mr. Thees would receive the legacy Ferguson Enterprises, LLC Executive Life Insurance Plan II (“FELIP”) value paid out.
(3)Pursuant to the Executive Employment Agreements and consistent with our administrative practices for other associates, in the event of termination of employment due to disability, the NEOs are entitled to receive a pro-rata bonus for the year of termination based on the then-current forecasted performance. In the event of a termination of employment due to disability, the NEOs’ LTIP and POSP awards would vest pro-rata based on actual performance at the original vesting date, the OSP awards would vest pro-rata at the date of termination, the PSU awards would vest pro-rata based on target performance at the date of termination and the RSU and SO awards would vest in full at the date of termination.

2025 PROXY STATEMENT	71

Executive Compensation
(4)Pursuant to the Executive Employment Agreements, in the event of a termination without Cause or resignation for Good Reason (as defined in the Executive Employment Agreements), subject to the Executive Officer’s execution of a general release of claims, the NEOs are entitled to receive their respective annual base salary (i.e., 12 months) in effect at the time of the notice of termination plus the Pro-Rata Bonus (defined in FN 2 above), the NEOs and their dependents may be eligible for COBRA continuation coverage under the Company’s medical benefit plans for 12 months following termination and will be provided a lump sum payment by FEL that would equal the cost for such coverage. In the event of a termination without Cause or resignation for Good Reason (as defined in the Executive Employment Agreements), the NEOs’ LTIP and POSP awards would vest pro-rata based on actual performance at the original vesting date, the OSP awards would vest pro-rata at the date of termination, the PSU awards would vest pro-rata based on actual performance at the original vesting date and the RSU and SO awards would vest pro-rata at the date of termination. As of his separation on June 9, 2025, Mr. Williams will retain $1,315,829 of pro-rated POSP and PSU awards. The fiscal 2023 POSP award is valued at actual certified vesting amount (See section titled "—Elements of Our Compensation Program—Long-Term Equity-Based Incentive Program—Shares Earned with Respect to Fiscal 2023 POSP and OSP Awards" for further details), while the fiscal 2024 POSP and fiscal 2025 PSU awards are reflected at target. These awards are subject to the original performance conditions and vesting schedule outlined in the plan.
(5)Reflects LTI awards are assumed upon a change in control.
(6)Pursuant to the Company’s Change in Control Policy, in the event of a change in control, if the acquiring entity does not assume (or fully replace with an equivalent or better LTI award) a NEO’s outstanding equity awards following the change in control, then the remaining unvested portion of any stock options, stock awards, restricted shares or performance shares held by each of the NEOs will accelerate and vest (without any proration for time) immediately prior to the effective date of the change in control. Any such awards that are subject to performance-based vesting will vest based on achievement of the applicable performance conditions as reasonably determined by the Company in good faith based on performance forecasts available as of the effective date of the change in control. In the Accelerated Vesting of Equity Awards column, the FY23 POSP Awards are reflected at the actual level the Compensation Committee applied discretion as described above in "—Long-Term Equity-Based Incentive Program—Shares Earned with Respect to Fiscal 2023 POSP and OSP Awards," the FY23 LTIP Awards are reflected at actual achievement as described above in "—Elements of Our Compensation Program—Long-Term Equity-Based Incentive Program—Shares Earned with Respect to Fiscal 2023 LTIP Awards," the fiscal 2024 LTIP, POSP and PSU awards are assumed to vest at target performance and the fiscal 2025 PSU awards are assumed to vest at target performance. Pursuant to the Change in Control Policy, the default treatment would be to pay any excess amount between actual and target for performance awards in shares, but in the event payment in shares is prohibited by law, the excess portion will be paid in cash.
(7)Pursuant to the Company’s Change in Control Policy, upon an involuntary termination of employment in connection with a change in control or within the 24 months following the effective date of a change in control, the NEOs are entitled to: (i) accelerated vesting of the unvested portion of any stock options, stock awards, restricted shares or performance shares, (ii) a lump sum cash payment equal to the sum of (x) the NEO’s target annual bonus for the year of termination, prorated based on the number of days during the performance period that such NEO was employed, divided by 365 days, and (y) three times (for the CEO) and two times (for all other NEOs) the sum of the NEO’s base salary and target annual bonus for the year in which the termination date occurs (or, if no target has been set as of the termination date, the target annual cash incentive amount for the prior year), in each case, subject to the NEO’s timely execution and non-revocation of a general release of claims in favor of the Company. The NEOs and their dependents may be eligible for COBRA continuation coverage under the Company’s medical benefit plans for 12 months following termination and will be provided a lump sum payment by FEL that would equal the cost for such coverage. Any such awards that are subject to performance-based vesting will vest based on achievement of the applicable performance conditions as reasonably determined by the Company in good faith based on performance forecasts available as of the effective date of the change in control. In the Accelerated Vesting of Equity Awards column, the FY23 POSP Awards are reflected at the actual level the Compensation Committee applied discretion as described above in "—Elements of Our Compensation Program—Long-Term Equity-Based Incentive Program—Shares Earned with Respect to Fiscal 2023 POSP and OSP Awards," the FY23 LTIP Awards are reflected at actual achievement as described above in "—Elements of Our Compensation Program—Long-Term Equity-Based Incentive Program—Shares Earned with Respect to Fiscal 2023 LTIP Awards," the fiscal 2024 LTIP, POSP and PSU awards are assumed to vest at target performance and the fiscal 2025 awards are assumed to vest at target performance. Pursuant to the Change in Control Policy, the default treatment would be to pay any excess amount between actual and target for performance awards in shares, but in the event payment in shares is prohibited by law, the excess portion will be paid in cash.

72	2025 PROXY STATEMENT

Executive Compensation
CEO Pay Ratio
To identify our median associate, we used the following methodology, material assumptions, adjustments and estimates:
•As of May 1, 2024 (the “Determination Date”), we employed approximately 35,245 associates worldwide, including those employed on a full-time, part-time, seasonal or temporary basis, which includes 31,561 associates in the United States, 3,478 associates in Canada and 206 associates who reside outside of the United States and Canada. In calculating the pay ratio, we excluded, under the de minimis exception to the pay ratio rule, all of our 206 associates who reside outside of the United States and Canada (China (115), Switzerland (2), Taiwan (60), Thailand (4), Trinidad and Tobago (3), United Kingdom (10) and Vietnam (12)), or 0.58% of our total global workforce.
•We identified our median associate as of the Determination Date by comparing a consistently applied compensation measure consisting of salary, wages and distributions on carried interest and incentive fees, as reflected in our payroll records and as reported to the local tax authorities (the “Estimated Compensation”) for all associates, excluding our CEO, who were employed by us on the Determination Date. No cost-of-living adjustments were made. No associates were removed or annualized due to tenure. To ensure accuracy and stability, we expanded the range by selecting 50 associates above and 50 associates below the initially calculated median employee. From this population, we identified the employee closest to the median who has not had a job change (promotion/demotion) within the full fiscal year and has not experienced a significant year-over-year compensation variability due to variable compensation elements. For this determination, the actual median associate was identified to fit these criteria.
•For Canadian associates, we converted their Estimated Compensation to U.S. Dollars from the applicable local currency using the using the May 1, 2024 exchange rate.
•After identifying the median associate based on Estimated Compensation, we calculated Annual Total Compensation (as defined below) for that associate using the same methodology we used for our NEOs as set forth in the 2025 Summary Compensation Table on page 64.
•The Annual Total Compensation of our CEO was $14,137,493 and the Annual Total Compensation of our median associate, other than our CEO, was $66,365. For fiscal 2025, the ratio of our CEO’s Annual Total Compensation to the median associate’s Annual Total Compensation was 213.0 to 1.
The SEC’s rules for identifying the median compensated associate and calculating the pay ratio based on that associate’s Annual Total Compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their associate populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different associate populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
The above information about the ratio of the annual total compensation, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K (“Annual Total Compensation”) of our median associate and the Annual Total Compensation of our CEO has been provided as required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K.

2025 PROXY STATEMENT	73

Executive Compensation
Pay Versus Performance
The following table sets forth certain information with respect to the Company’s financial performance and the compensation paid to our NEOs for the fiscal years ended on July 31, 2021, July 31, 2022, July 31, 2023, July 31, 2024 and July 31, 2025.

Fiscal Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(4)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)(4)(5)	Value of Initial Fixed $100 Investment(7) Based On:		Net Income ($ in millions)	Adjusted Operating Profit ($ in millions)(7)
					Ferguson Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	14,137,493	15,727,274	3,145,875	3,243,190	278	230.01	1,856	2,842
2024	9,052,716	14,568,013	2,862,832	3,256,059	272.31	190.61	1,735	2,824
2023	5,440,771	8,744,806	2,265,568	2,894,814	194.42	161.85	1,889	2,917
2022	4,865,698	5,377,614	2,212,036	2,503,838	146.64	137.61	2,122	2,951
2021	5,048,917	12,573,301	1,171,378	345,655	160.17	146.43	1,472	2,092
Notes:
(1)The principal executive officer (“PEO”) is Kevin Murphy, who has remained the Chief Executive Officer for the duration of the disclosure period.
(2)In calculating the ‘compensation actually paid’ amounts reflected in these columns, the fair value or change in fair value, as applicable, of the equity award adjustments included in such calculations was computed in accordance with FASB ASC Topic 718. This valuation assumption used to calculate such fair values did not materially differ from those disclosed at the time of grant. We do not have pensions in the U.S.; therefore, an adjustment to the 2025 Summary Compensation Table (“SCT”) totals related to pension value for any of the years reflected in this table is not needed.
(3)To calculate the Compensation Actually Paid (“CAP”) for the PEO, the following adjustments were made to SCT total compensation, calculated in accordance with the SEC methodology for determining CAP for each year shown:

		Adjustments to SCT
Fiscal Year	SCT Total for PEO ($)	Less, Grant Date Fair Value of Awards Reported in FY SCT ($)	Plus, Year-End Fair Value of Awards granted in FY that are outstanding and unvested as of end of FY ($)	Plus, Vesting Date Fair Value of Awards that are granted and vested in the same FY ($)	Plus, Change in Fair Value of Prior Year Awards outstanding and unvested as of end of FY ($)	Plus, Change in Fair Value of Prior Year Awards that vested in FY ($)	Less, Prior Year Awards that fail to meet vesting conditions during FY ($)	Plus, Dividends or other earnings paid on all awards in FY prior to vesting date ($)	CAP for PEO ($)
2025	14,137,493	7,808,186	11,296,469	—	(1,224,315)	(674,187)	—	—	15,727,274
2024	9,052,716	5,121,132	7,121,232	—	3,414,384	100,814	—	—	14,568,013
2023	5,440,771	2,520,730	3,947,882	—	2,331,881	(454,998)	—	—	8,744,806
2022	4,865,698	2,047,019	3,494,039	—	(1,138,890)	203,786	—	—	5,377,614
2021	5,048,917	1,986,339	5,307,895	—	3,867,497	335,331	—	—	12,573,301
(4)The non-PEO NEOs represent the following individuals for each of the years shown.
•2025: Bill Brundage, Chief Financial Officer; Ian Graham, Chief Legal Officer & Corporate Secretary; Andy Paisley, Chief Digital & Information Officer; Bill Thees, Chief Operating Officer; and Garland Williams, Former Senior Vice President - Blended.
•2024: Bill Brundage, Chief Financial Officer; Ian Graham, Chief Legal Officer; Sammie Long, former Chief Human Resources Officer of Ferguson plc; Bill Thees, Chief Operating Officer.
•2023: Bill Brundage, Chief Financial Officer; Ian Graham, Chief Legal Officer; Sammie Long, former Chief Human Resources Officer of Ferguson plc; Bill Thees, Chief Operating Officer.
•2022: Bill Brundage, Chief Financial Officer.
•2021: Bill Brundage, Chief Financial Officer; Mike Powell, former Group Chief Financial Officer of Ferguson plc.

74	2025 PROXY STATEMENT

Executive Compensation
(5)To calculate the CAP for the non-PEO NEOs, the following adjustments were made to SCT total compensation, calculated in accordance with the SEC methodology for determining CAP for each year shown:

		Adjustments to SCT
Year	SCT Total for Non-PEO NEOs ($)	Less, Grant Date Fair Value of Awards Reported in FY SCT ($)	Plus, Year-End Fair Value of Awards granted in FY that are outstanding and unvested as of end of FY ($)	Plus, Vesting Date Fair Value of Awards that are granted and vested in the same FY ($)	Plus, Change in Fair Value of Prior Year Awards outstanding and unvested as of end of FY ($)	Plus, Change in Fair Value of Prior Year Awards that vested in FY ($)	Less, Prior Year Awards that fail to meet vesting conditions during FY ($)	Plus, Dividends or other earnings paid on all awards in FY prior to vesting date ($)	CAP for Non-PEO NEOs ($)
2025	3,145,875	1,546,033	1,561,211	37,346	292,493	(85,123)	162,579	—	3,243,190
2024	2,862,832	1,346,175	1,261,209	28,444	480,865	32,584	63,700	—	3,256,059
2023	2,265,568	908,195	998,610	—	778,288	(239,457)	—	—	2,894,814
2022	2,212,036	816,013	1,392,846	—	(356,654)	71,623	—	—	2,503,838
2021	1,171,378	363,394	1,003,318	—	574,938	180,745	2,221,330	—	345,655
(6)The selected peer group is the S&P 500 Industrials Index. The comparison of total shareholder returns assumes that $100 was invested on July 31, 2020 in Company shares and the S&P 500 Index and that dividends were reinvested on the day prior to ex-dividend date.
(7)Our company-selected measure, which is the measure we believe represents the most important financial performance not otherwise presented in the table above that we use to link CAP to our NEOs for fiscal 2025 to our Company’s performance, is adjusted operating profit, a non-GAAP measure. Adjusted operating profit is defined as operating profit before acquisition related intangible amortization and certain other non-GAAP adjustments, as further described in the section titled “Non-GAAP Reconciliations and Supplementary Information.”
The items listed below represent the most important financial performance measures used by us to link compensation actually paid to our NEOs to Company performance for the fiscal year ended July 31, 2025:

Most Important Performance Measures for PEO and Non-PEO NEOs(1)
Adjusted Operating Profit(2)
Adjusted Earnings per Share ("EPS") - Diluted(3)
Return on Capital Employed (ROCE)(4)
Notes:
(1)The most important performance measures include our company selected measure and the two financial metrics used for long-term incentive awards with performance-based vesting, as described in the section titled "—Elements of our Compensation Program—Long-Term Equity-Based Incentive Program". Each of these measures is a critical operational metric reported to shareholders.
(2)See footnote (7) above for the definition of adjusted operating profit.
(3)Adjusted EPS - diluted is defined as adjusted net income divided by the weighted average diluted shares outstanding. Adjusted net income is defined as income from continuing operations before amortization of acquired intangible assets (net of tax), discrete tax items and other items that are non-recurring (net of tax). See the section titled “Non-GAAP Reconciliations and Supplementary Information” for more information.
(4)ROCE is defined as adjusted earnings before interest and taxes (“Adjusted EBIT”) divided by average capital employed. Adjusted EBIT is defined as operating profit excluding certain non-recurring items (non-GAAP adjustments), as further described in the section titled “Non-GAAP Reconciliations and Supplementary Information,” and including the impact of acquisition related intangible amortization. Average capital employed is defined as the sum of average net debt and average shareholders’ equity and excludes average assets held for sale. See the section titled “Non-GAAP Reconciliations and Supplementary Information” for more information.

2025 PROXY STATEMENT	75

Executive Compensation
Comparative Disclosure
The following graphs set forth the relationship between each of the financial performance measures included in the table above and the amount of compensation actually paid to our NEOs for the years ended on July 31, 2021, July 31, 2022, July 31, 2023, July 31, 2024 and July 31, 2025.
Compensation Actually Paid vs Total Shareholder Return

Compensation Actually Paid to CEO	Average Compensation Actually Paid to Non-CEO NEOs	FERG	SP 500 Industrials Index

Compensation Actually Paid vs Adjusted Operating Profit

Compensation Actually Paid to CEO	Average Compensation Actually Paid to Non-CEO NEOs	Adjusted Operating Profit

76	2025 PROXY STATEMENT

Executive Compensation
Compensation Actually Paid vs Net Income

Compensation Actually Paid to CEO	Average Compensation Actually Paid to Non-CEO NEOs	Net Income

2025 PROXY STATEMENT	77

Security Ownership of Certain Beneficial Owners and Management
Security Ownership of Principal Shareholders
The table below shows the total number of shares of common stock beneficially owned by (i) each of our Directors and Named Executive Officers, (ii) all those known by us to beneficially own more than 5% of shares of our common stock and (iii) all of our Directors and Executive Officers as a group, as of October 8, 2025.
The number of shares of common stock beneficially owned is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power, or the right to receive the economic benefit of ownership, as well as any shares that the individual has the right to acquire within 60 days of October 8, 2025 through the exercise of any option, warrant or other right.
The percentage of shares of common stock beneficially owned is calculated on the basis of 195,977,590 shares of common stock outstanding as of October 8, 2025. Shares of common stock that a person has the right to acquire within 60 days of October 8, 2025 are deemed outstanding for purposes of computing the percentage ownership of the person holding such right, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, (i) subject to applicable community property laws, each beneficial owner listed below has sole voting and investment power and the right to receive the economic benefit of ownership with respect to all shares held by that person and (ii) the address of each beneficial owner listed in the following table is c/o Ferguson Enterprises Inc., 751 Lakefront Commons, Newport News, VA 23606.

Name	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Outstanding
Directors and Named Executive Officers
Rekha Agrawal(1)	1,234	*
Kelly Baker(1)	2,862	*
Rick Beckwitt(1)	3,734	*
Bill Brundage(2)	56,280	*
Geoff Drabble(1)	6,782	*
Ian Graham(2)	15,968	*
Cathy Halligan(1)	2,842	*
Brian May(1)	3,289	*
James S. Metcalf(1)	5,813	*
Kevin Murphy(2)	171,808	*
Alan Murray(1)	4,515	*
Andy Paisley(2)	7,988	*
Bill Thees(2)	35,772	*
Garland Williams(2)	10,042	*
Suzanne Wood(1)	2,485	*
Total Directors and Current Executive Officers as a Group (18 individuals)(3)	356,003	*
Greater Than 5% Beneficial Owners
BlackRock, Inc.(4)	10,587,359	5.4%
Vanguard(5)	18,402,582	9.4%
*    Represents less than 1% of our shares of common stock outstanding.

78	2025 PROXY STATEMENT

Security Ownership of Certain Beneficial Owners and Management
(1)The number of shares beneficially owned also includes shares of common stock issuable upon the vesting within 60 days of October 8, 2025 of RSUs awarded pursuant to the Omnibus Plan (including shares accrued as dividend equivalents), as follows: 938 for Ms. Agrawal, Ms. Baker, Ms. Halligan and Ms. Wood, and Messrs. Beckwitt, Metcalf and Murray, and 925 for Messrs. Drabble and May.
(2)The number of shares beneficially owned includes shares of common stock issuable upon the vesting within 60 days of October 8, 2025 of conditional shares awarded pursuant to the POSP, as follows: Messrs. Graham 5,435, Paisley 4,064, Thees 5,559 and Williams 3,187. The number of shares beneficially owned also includes shares of common stock issuable upon the vesting within 60 days of October 8, 2025 of conditional shares awarded pursuant to the OSP, as follows: Messrs. Graham 2,674, Paisley 1,999 and Thees 2,735. The number of shares beneficially owned also includes shares of common stock issuable upon the vesting within 60 days of October 8, 2025 of conditional shares awarded pursuant to the LTIP (including shares accrued as dividend equivalents), as follows: Messrs. Brundage 9,938 and Murphy 26,663. The number of shares beneficially owned also includes shares of common stock issuable upon the vesting within 60 days of October 8, 2025 of RSUs awarded pursuant to the Omnibus Plan (including shares accrued as dividend equivalents), as follows: Messrs. Murphy 4,906, Brundage 1,469, Graham 618, Paisley 619 and Thees 632. The number of shares beneficially owned also includes shares of common stock issuable upon the vesting within 60 days of October 8, 2025 of SOs awarded pursuant to the Omnibus Plan, as follows: Messrs. Murphy 10,331, Brundage 3,096, Graham 1,303, Paisley 1,306 and Thees 1,334.
(3)The number of shares beneficially owned includes shares of common stock held by immediate family members who share a household with the director or executive officer. Additionally, the number of shares beneficially owned includes shares of common stock issuable upon the vesting within 60 days of October 8, 2025 of 22,373 conditional shares awarded pursuant to the POSP, 11,007 conditional shares awarded pursuant to the OSP, 36,601 conditional shares awarded pursuant to the LTIP (including shares accrued as dividend equivalents), 9,411 RSUs awarded pursuant to the Omnibus Plan (including shares accrued as dividend equivalents) and 19,197 SOs awarded pursuant to the Omnibus Plan.
(4)Based on the Schedule 13G filed by BlackRock, Inc. with the SEC on July 17, 2025, BlackRock, Inc. and its subsidiaries beneficially owned an aggregate of 10,587,359 shares, had sole voting power over 9,234,266 shares, shared voting power over 0 shares, sole dispositive power over 10,587,359 shares and shared dispositive power over 0 shares. The principal business office address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001. The Company has also received a TR-1 notification (Standard Form for Notification of Major Holdings, also referred to as Voting Rights Attached to Shares—Article 12(1) of Directive 2004/109/EC, Financial Instruments—Article 11(3) of the Commission Directive 2007/14/EC) pursuant to the Disclosure Guidance and Transparency Rules of the U.K. FCA (“Form TR-1”) from BlackRock, Inc. reporting a change in voting rights attached to the Company's common stock. The Form TR-1 reports that, as of September 26, 2025, BlackRock, Inc. and certain of its wholly owned subsidiaries held voting rights attached to 10,413,398 the Company's common stock implying ownership of 5.29%. Because the “voting rights attached to shares” reported on Form TR-1 are not necessarily equivalent to “beneficial ownership” interests as defined under Rule 13d-3 of the Exchange Act, the table does not reflect the information reported in the Form TR-1.
(5)Based on Amendment No. 2 to the Schedule 13G filed by The Vanguard Group with the SEC on November 12, 2024, The Vanguard Group and its subsidiaries beneficially owned an aggregate of 18,402,582 shares, had sole voting power over 0 shares, shared voting power over 137,453 shares, sole dispositive power over 17,917,982 shares and shared dispositive power over 484,600 shares. The principal business office address for The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.

2025 PROXY STATEMENT	79

Other Information
Communications with the Board
Shareholders and other interested parties may contact any member (or all members) of the Board by mail. Such correspondence should be sent to: Ferguson Enterprises Inc., Attn: Corporate Secretary, 751 Lakefront Commons, Newport News, VA 23606. Other methods by which a person may contact the Board may be set forth on the Company’s website. All communications received as set forth above will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Company’s Directors. The Corporate Secretary will forward copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its Committees or that the Corporate Secretary otherwise determines requires the attention of any member or Committee of the Board. The Corporate Secretary will not forward communications received that are unrelated to the responsibilities of the Board, including mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or patently offensive or otherwise inappropriate material.
Process for Shareholder Recommendation and Nomination of Directors
The Nominations & Governance Committee will evaluate Board candidates recommended by shareholders in the same manner as candidates recommended by management or current members of the Board. Shareholder recommendations for Board candidates should be sent to Ferguson Enterprises Inc., Attn: Corporate Secretary, 751 Lakefront Commons, Newport News, VA 23606. Shareholder nominations for election at our 2026 annual meeting of stockholders (the “2026 Annual Meeting”) must be submitted to the Company in accordance with the procedures set forth in our Bylaws and by the deadlines set forth below under “—Shareholder Proposals for 2026 Annual Meeting.”
Shareholder Proposals for 2026 Annual Meeting
In connection with the change in fiscal year, the Board has designated April 30, 2026 as the date of the Company’s 2026 Annual Meeting.
Shareholder Proposals Under Rule 14a-8
Shareholders who wish to present a proposal in accordance with SEC Rule 14a-8 under the Exchange Act for inclusion in our proxy materials to be distributed in connection with our 2026 Annual Meeting must submit their proposal in accordance with Rule 14a-8’s requirements, including ensuring it is received by the Corporate Secretary at the address set forth below no later than 5:00 p.m. Eastern Time on Sunday, November 16, 2025. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.
Other Shareholder Proposals or Nominations and Universal Proxy
The Bylaws require that shareholders who intend to propose, outside of Rule 14a-8 under the Exchange Act, any proposal, including nominating candidates for election as Directors, at the 2026 Annual Meeting must provide notice of such proposals in writing to our Corporate Secretary at the address set forth below no earlier than December 31, 2025, and no later than 5:00 p.m. Eastern Time on January 30, 2026. The notice must comply with the timing, disclosure, procedural and other requirements set forth in the Bylaws, including, if the proposal involves a director nomination, prescribed information required by Rule 14a-19(b) under the Exchange Act.

80	2025 PROXY STATEMENT

Other Information
Proposals should be sent to our Corporate Secretary in writing to Ferguson Enterprises Inc., Attn: Corporate Secretary, 751 Lakefront Commons, Newport News, VA 23606. To be included in the Company’s proxy materials, the proposal must comply with the requirements as to form and substance established by the SEC and the Bylaws and must be a proper subject for shareholder action under Delaware law.
Special Meetings
The Bylaws provide that special meetings of shareholders may only be called (i) by the Board Chair; (ii) by the Chief Executive Officer; (iii) by the Corporate Secretary within 10 calendar days after receipt of a written request of a majority of the members of the Board then in office; or (iv) by the Corporate Secretary, in accordance with the procedures set forth in the Bylaws, after receipt of a written demand from stockholders of record who collectively Own (as defined in the Bylaws), in the aggregate, at least 10% of the total voting power of the outstanding shares of the Company then entitled to vote on the matter to be brought before the proposed special meeting.
Householding
As permitted by the Exchange Act, we utilize a procedure called “householding.” If two or more shareholders share a mailing address, we will send only one mailing with the copy of the Notice of Internet Availability and, if a hardcopy is requested, only one copy of our FY25 Annual Report and 2025 Notice of Annual Meeting and Proxy Statement to those shareholders, unless one or more of them notifies us that they would like to receive individual copies. This practice reduces our printing and mailing costs. Accordingly, a single mailing with the copy of the Notice of Internet Availability (or a hardcopy of our FY25 Annual Report and 2025 Notice of Annual Meeting and Proxy Statement, if requested) will be delivered to multiple shareholders sharing an address, unless contrary instructions have been received from one or more of those shareholders.
If one set of these materials was sent to your household for use by all the Company’s shareholders in your household and you do not wish to participate in householding in the future, please contact our Transfer Agent, Computershare Trust Company N.A., Computershare Proxy Services, at P.O. Box 43101, Providence Rhode Island 02940-5067, United States; +1-866-742-1064 (U.S. and Canada); +1-781-575-3023 (outside U.S. and Canada); or web.queries@computershare.com. If you wish to receive an additional set of materials in advance of the 2025 Annual Meeting, please contact Broadridge Financial Solutions, Inc. (“Broadridge”) at +1-800-579-1639 to request a separate copy of the FY25 Annual Report and 2025 Notice of Annual Meeting and Proxy Statement or Notice of Internet Availability (International charges apply if outside U.S. and Canada). Please note that all requests for additional materials in advance of the 2025 Annual Meeting should be made prior to November 19, 2025 (or prior to November 12, 2025, for U.K. shareholders) to ensure timely delivery in advance of the 2025 Annual Meeting.
If multiple copies of these materials were sent to your household and you want to receive one set, please contact our Transfer Agent at the above phone number, mailing address or email address. If a broker or other nominee holds your shares, you may continue to receive multiple mailings. Please contact your broker or other nominee directly to discontinue multiple mailings from them.

2025 PROXY STATEMENT	81

Questions and Answers About the 2025 Annual Meeting
1.    Why am I receiving these materials?
You are receiving this Proxy Statement and accompanying proxy materials because you are a stockholder of record or a beneficial owner of shares of common stock of Ferguson Enterprises Inc. as of October 8, 2025 (the “Record Date”), which entitles you to vote at the 2025 Annual Meeting. Our Board has made these materials available to you in connection with the Board’s solicitation of proxies on behalf of the Company for use at the 2025 Annual Meeting.
This Proxy Statement describes the matters on which the Company would like you to vote, provides information on those matters, and provides information about the Company that we must disclose under SEC rules when we solicit your proxy.
2.    Why did I receive a one-page notice in the mail regarding internet availability of proxy materials instead of a full set of proxy materials?
SEC rules allow companies to choose the method for delivery of proxy materials to shareholders. We have elected to provide access to our proxy materials over the internet. Accordingly, unless you have previously requested to receive our proxy materials in printed form by mail, you will receive the Notice of Internet Availability in the mail rather than a full set of the proxy materials. This process expedites shareholders’ receipt of the proxy materials and lowers costs.
You can access the proxy materials by following the instructions on the Notice of Internet Availability or, if you are a holder of U.K. Depositary Interests, on the Form of Instruction you received in the mail. In addition, you can request to receive the proxy materials in printed form by mail or electronically by email by following the instructions on the Notice of Internet Availability or as described below under “—How can I obtain additional copies of the FY25 Annual Report or 2025 Notice of Annual Meeting and Proxy Statement?” To elect to receive shareholder communications electronically, you can also follow the instructions described under “—How do I receive electronic shareholder communications?”.
Only one mailing with a copy of the Notice of Internet Availability (or a hardcopy of our FY25 Annual Report and 2025 Notice of Annual Meeting and Proxy Statement, if requested) is being delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of those shareholders. See “Other Information—Householding” above for more information.
3.    When and where is the 2025 Annual Meeting?
The 2025 Annual Meeting will be held on December 3, 2025, at 4:00 p.m. Eastern Time at the Newport News Marriott at City Center, 740 Town Center Drive, Newport News, VA 23606.

82	2025 PROXY STATEMENT

Questions and Answers About the 2025 Annual Meeting

4.    What matters are being voted on, how does the Board recommend I vote, and what is the vote required for each?
The table below sets forth the vote required for each proposal to be passed. A “Majority of votes cast” means that the number of shares voted “FOR” a Director nominee must exceed the number of shares voted “AGAINST” that Director nominee, without regard to abstentions and broker non-votes. A “Majority vote” means that holders of a majority of the voting power of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on the matter must cast a vote “FOR” the proposal.

		Board Recommendation	Vote Required	Effect of Abstention	Effect of Broker Non-votes

Items of Business

1.	Election of Directors	FOR each Director nominee	Majority of votes cast	None	None

2.	Ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the transition period from August 1, 2025 to December 31, 2025	FOR	Majority vote	Counts as a vote AGAINST	Not applicable*

3.	Approval, on an advisory basis, of NEO compensation for fiscal 2025 (“say-on-pay”)**	FOR	Majority vote	Counts as a vote AGAINST	None

*    Under the rules of the NYSE, Proposal 2 is the only matter which we believe will be considered “routine” and on which your broker can vote your shares without receiving instructions from you. Therefore, no broker non-votes are expected in connection with this proposal.
**    Proposal 3 is advisory. Therefore, the Company and/or the Board may determine to act in a manner inconsistent with the outcome of such vote. However, the Board values the opinions of the Company’s shareholders as expressed through their advisory votes and, accordingly, the Board will review and consider the voting results on such Proposal.
5.    Who may attend and vote?
Stockholders of Record. Only stockholders of record of the Company as of the Record Date are entitled to attend and vote at the 2025 Annual Meeting or any adjournment thereof provided that the Board may fix a new record date for determination of stockholders entitled to notice of and to vote at the adjourned meeting. Stockholders of record must present photographic identification to attend and vote at the 2025 Annual Meeting.
Beneficial owners. You are a beneficial owner if your shares are held in a stock brokerage account or by a broker, bank or other nominee, and this Proxy Statement is being made available or forwarded to you by or on behalf of your broker, bank or other nominee. Only those beneficial owners holding shares as of the Record Date or, if the 2025 Annual Meeting is adjourned, as of such other date as is communicated to beneficial owners are entitled to vote on the proposals in respect of such shares. As a beneficial owner, if you wish to attend or vote at the 2025 Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it, along with photographic identification, to the Corporate Secretary or other Company representative, at the 2025 Annual Meeting. Any beneficial owners that do not follow the above process will be unable to represent their position in person at the 2025 Annual Meeting.

2025 PROXY STATEMENT	83

Questions and Answers About the 2025 Annual Meeting
U.K. Depositary Interest (“DI”) Holders. Holders of Ferguson Enterprises Inc. U.K. Dls (each a “U.K. DI Holder”) entered in the register of U.K. DI Holders of the Company as of 10:00 p.m. U.K. Time on October 8, 2025 (or, if the 2025 Annual Meeting is adjourned, on such other date as is communicated to U.K. DI Holders) are entitled to provide voting instructions to Computershare Investor Services PLC (“Computershare U.K.”) in respect of the number of U.K. DIs registered in their name(s) at that time. As a U.K. DI Holder, or a representative of a U.K. DI Holder, if you wish to attend or vote at the 2025 Annual Meeting, please obtain a Letter of Representation from your broker or nominee and then provide this letter by email to Computershare U.K. at csnditeam@computershare.co.uk. by 10:00 a.m. U.K. Time on November 27, 2025. Computershare U.K. will then provide you with a separate Letter of Representation which will confirm the amount of shares of common stock you will represent allowing you to attend, speak and vote at the 2025 Annual Meeting. To attend, speak or vote at the 2025 Annual Meeting, you must bring this Letter of Representation and present it, along with photographic identification, to the Corporate Secretary or other Company representative at the 2025 Annual Meeting. Any U.K. DI Holders that do not follow the above process will be unable to represent their position in person at the 2025 Annual Meeting.
6.    How do I vote?
Stockholders of Record. Stockholders of record may submit a proxy before the 2025 Annual Meeting to have their shares voted using one of the following three methods or may attend the 2025 Annual Meeting and vote in person:
1.by internet at proxyvote.com using the 16-digit control number (your “Control Number”) set out on the Notice of Internet Availability or proxy card you received and following the instructions on the website,
2.by telephone at +1-800-690-6903 using your Control Number and following the recorded instructions (international charges apply outside of the U.S. and Canada), or
3.by mail if you received printed proxy materials by following the instructions on your proxy card and returning your completed proxy card in the postage-paid envelope accompanying your proxy materials.
In each case, your proxy submission by internet or telephone or your completed proxy card must be received by 11:59 p.m. Eastern Time on December 2, 2025.
Shareholders based in the U.K. may return their proxy cards in the U.K. by following the instructions on the proxy card.
Beneficial owners. Beneficial owners may direct their broker, bank or other nominee on how to vote their shares by following the instructions for voting on the voting instruction form provided by your broker, bank or other nominee. If you do not direct your broker, bank or other nominee on how to vote your shares by following the instructions on your voting instruction form, your shares will not be voted at the 2025 Annual Meeting for any matter that is considered to be “non-routine” under the rules of the NYSE. Under the rules of the NYSE, the only matter which we believe will be considered “routine” and on which your broker can vote your shares without receiving instructions from you is Proposal 2 relating to the ratification of the Company’s independent registered public accounting firm. Your broker does not have discretionary authority to vote your shares on any other matters. We encourage you to communicate your voting decisions to your broker, bank or other nominee by the time prescribed by your broker, bank or other nominee and well in advance of the deadline for voting of 11:59 p.m. Eastern Time on December 2, 2025 to ensure that your vote will be counted.
If you wish to vote in person at the 2025 Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee as described above under “—Who may attend and vote?”.
U.K. DI Holders. U.K. DI Holders may direct Computershare U.K. to vote the shares represented by their U.K. DIs in three ways:
1.By Internet—Instruct Computershare. Complete a Form of Instruction accessible via the internet on Computershare U.K.’s website by visiting eproxyappointment.com. You will need your Control Number, your Shareholder Reference Number and your unique PIN, which are available on the Form of Instruction that U.K. DI Holders will have received in the mail. Instructions must be received by 3:00 p.m. U.K. Time on November 28, 2025.
2.By Internet—CREST. Issue an instruction through the CREST electronic voting appointment service using the procedures described in the CREST manual (available from euroclear.com). CREST personal members or other CREST sponsored members, and those CREST members who have appointed a voting service provider, should refer to their CREST sponsor or voting services provider, who will be able to take the appropriate action on their behalf.

84	2025 PROXY STATEMENT

Questions and Answers About the 2025 Annual Meeting
For instructions made using the CREST service to be valid, the appropriate CREST message (a CREST Voting Instruction) must be properly authenticated in accordance with the specifications of Euroclear U.K. & International Limited (“EUI”) and must contain the information required for such instructions, as described in the CREST manual. The message, regardless of whether it relates to the voting instruction or to an amendment to the instruction given to Computershare U.K., must be transmitted so as to be received by the Company’s agent (ID 3RA50) no later than 3:00 p.m. U.K. Time on November 28, 2025. The time of receipt will be taken to be the time (as determined by the timestamp applied to the CREST Voting Instruction by the CREST applications host) from which the Company’s agent is able to retrieve the CREST Voting Instruction by enquiry to CREST in the manner prescribed by CREST.
EUI does not make available special procedures in CREST for any particular messages. Normal system timings and limitations apply to the transmission of a CREST Voting Instruction. It is the responsibility of the CREST member to take (or to procure that the CREST sponsor or voting service provider takes) such action necessary to ensure that a CREST Voting Instruction is transmitted by any particular time. CREST members and, where applicable, their CREST sponsors or voting service providers, are referred to those sections of the CREST Manual concerning practical limitations of the CREST system and timings. The Company may treat as invalid a CREST Voting Instruction in the circumstances set out in Regulation 35 of the Uncertificated Securities Regulations 2001 (S.I. 2001 No. 3755).
3.By Mail. Complete and return a Form of Instruction to Computershare U.K. using the reply-paid envelope that accompanied the Form of Instruction or by posting it to Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol, BS99 6ZY, United Kingdom. To be effective, all Forms of Instruction must be received by Computershare U.K. by 3:00 p.m. U.K. Time on November 28, 2025. Computershare U.K., as your proxy, will then make arrangements to vote your underlying shares according to your instructions.
7.    What is a proxy?
By appointing a proxy, you authorize a specified person or persons (known as your proxy or proxies) to vote your shares on your behalf at the 2025 Annual Meeting in the way that you instruct on the proxy card. A proxy may exercise all of your rights to attend, speak and vote at the 2025 Annual Meeting. A proxy need not be a shareholder of the Company. By use of a proxy, you can have your shares voted, whether or not you attend the meeting. All shares represented by valid proxies received and not revoked before the 2025 Annual Meeting will be voted in accordance with the shareholder’s specific voting instructions. If we have received your executed proxy card and you have not given specific voting instructions, your shares will be voted as recommended by our Board and in the discretion of your proxy upon such other matters as may properly come before the 2025 Annual Meeting.
Shareholders are strongly encouraged to appoint Geoff Drabble, the Board Chair, and Ian Graham, our Chief Legal Officer & Corporate Secretary, as your proxies. If you execute and return your proxy card without appointing a different person(s) as your proxy, Messrs. Drabble and Graham will be deemed to be your proxies. This ensures that your vote will be counted if you are not able to attend the 2025 Annual Meeting.
8.    When is the deadline to appoint a proxy?
The appointment of a proxy must be received not later than 11:59 p.m. Eastern Time on December 2, 2025, or such other deadline determined for any adjourned meeting.
9.    How do I revoke my proxy or change my vote?
Stockholders of Record. Stockholders of record may revoke their proxy or change their voting instructions by submitting a new proxy via internet, telephone or mail that is dated later than the original proxy or by delivering written notice of revocation of proxy to the Corporate Secretary. Any revocation or change a stockholder wishes to submit before the 2025 Annual Meeting must be received by 11:59 p.m. Eastern Time on December 2, 2025. Stockholders of record may also revoke their proxy or change their vote by voting online at proxyvote.com during the 2025 Annual Meeting or by voting in person during the 2025 Annual Meeting, in either case before the poll is closed.
If more than one properly executed proxy is returned in respect of the same holding of shares, either by paper or by electronic communication, the latest dated proxy received by Broadridge before the deadline for the receipt of such proxies will take precedence.

2025 PROXY STATEMENT	85

Questions and Answers About the 2025 Annual Meeting
Beneficial Owners. Beneficial owners should contact their broker, bank or other holder of record for instructions on how to revoke their voting instructions or change their vote.
U.K. DI Holders. U.K. DI Holders should contact Computershare U.K. for instructions on how to revoke their proxies or change their vote.
10.   What constitutes a “quorum” for the 2025 Annual Meeting?
A majority in voting power of the outstanding shares of the Company entitled to vote at the 2025 Annual Meeting, present in person or represented by proxy, will constitute a quorum. A quorum is necessary to conduct business at the 2025 Annual Meeting. You are part of the quorum if you have timely returned a properly executed proxy card. Abstentions and broker non-votes also are counted in determining whether a quorum is present.
11.   Can I ask questions at the 2025 Annual Meeting?
Yes. All shareholders and their proxies can ask questions relating to the business being dealt with at the 2025 Annual Meeting in accordance with the rules for the meeting, which will be provided to meeting attendees. No question will be answered that would interfere unduly with the conduct of the 2025 Annual Meeting, involve the disclosure of confidential information, or not be in the interests of the Company or the good order of the 2025 Annual Meeting. The chair of the 2025 Annual Meeting may nominate a Company representative to answer a specific question after the 2025 Annual Meeting.
12.   How can I obtain additional copies of the FY25 Annual Report or 2025 Notice of Annual Meeting and Proxy Statement?
If you would like a printed or email copy of our FY25 Annual Report or 2025 Notice of Annual Meeting and Proxy Statement at no charge, please follow the instructions in the Notice of Internet Availability or contact the Corporate Secretary by mail at Ferguson Enterprises Inc., Attn: Corporate Secretary, 751 Lakefront Commons, Newport News, VA 23606; by email at corporate.secretary@ferguson.com; or by telephone at +1-757-874-7795. We will promptly deliver to you the materials that you request.
In addition, shareholders may request to receive a free printed or email copy of the proxy materials from Broadridge by: internet at proxyvote.com, email to sendmaterial@proxyvote.com, or telephone at +1-800-579-1639. Please have your Control Number available and, if you are sending an email, please include your Control Number in the subject line. All requests for additional materials in advance of the 2025 Annual Meeting should be made prior to November 19, 2025 (or prior to November 12, 2025, for U.K. shareholders) to ensure timely delivery in advance of the 2025 Annual Meeting. Shareholders based in the U.K. may also request additional materials from our U.K. office at Corporate Secretariat, c/o Ferguson Group Services Limited, 1020 Eskdale Road, Winnersh Triangle, Wokingham, RG41 5TS or by calling +44-118-927-3810 or emailing corporate.secretary@ferguson.com.
13.   Who can I contact for further information about the 2025 Annual Meeting?
Information regarding the 2025 Annual Meeting, including a copy of this Proxy Statement, can be found on the Investors tab of our website under Shareholder Center. If you have questions about the 2025 Annual Meeting, please contact the Corporate Secretary by email at corporate.secretary@ferguson.com or by telephone at +1-757-874-7795.
14.   How do I receive electronic shareholder communications?
We encourage shareholders to receive their shareholder information by email and via our website. Not only is this a quicker way for you to receive information, it helps us reduce printing and postage costs. Registering for electronic shareholder communications is straightforward and is done online via www-us.computershare.com/investor, a website provided by Computershare Trust Company N.A. (the “Transfer Agent”).

86	2025 PROXY STATEMENT

Questions and Answers About the 2025 Annual Meeting
Through www-us.computershare.com/investor you can:
•set up electronic shareholder communication;
•view your shareholdings;
•certify your tax status;
•update your address; and
•arrange for your dividends to be paid directly into your bank account.
15.   Who can I contact for general information about my shareholdings?
The Transfer Agent maintains the Company’s share register. If you have any questions about your shareholding or you would like to notify the Company regarding a change of address, you may contact the Transfer Agent: by telephone to +1-866-742-1064 (from the U.S. and Canada), Shareholder Services on +44-0370-703-6203 (from the U.K.), and +1-781-575-3023 (from outside the U.K., U.S. and Canada); or in writing to: Computershare, P.O. Box 43078, Providence, RI 02940-3078, United States. The telephone lines are open from 9:00 a.m. to 5:00 p.m. Eastern Time each business day.
16.   Who pays for solicitation of proxies?
The Company is paying the cost of soliciting proxies by the Company and will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their proxies. In addition to soliciting the proxies by mail and the internet, the Company’s Directors, officers and associates may solicit proxies personally or by telephone, messenger, facsimile and e-mail, in each case without any additional compensation.
17.   What is a broker non-vote?
If you are a beneficial owner, you must instruct your broker, bank or other nominee how to vote your shares. Under the NYSE rules, brokers are only permitted to exercise discretionary voting authority on “routine” matters when voting instructions have not been received from a beneficial owner. On matters considered “non-routine,” brokers may not vote shares without instruction from the beneficial owner. Shares that brokers are not authorized to vote are referred to as “broker non-votes.”
We believe Proposal 2 is a “routine” matter for which no broker non-votes are expected. We believe Proposals 1 and 3 are “non-routine” matters.
Please note that if you want your vote to be counted on “non-routine” proposals, including the election of directors, you must instruct your broker, bank or other nominee how to vote your shares. If you do not provide voting instructions, no votes will be cast on your behalf with respect to those proposals.
If you are a U.K. DI Holder, Computershare U.K. will not vote your shares on your behalf on any matter, including routine matters, without instructions from you as the U.K. DI Holder.
18.   How many shares are outstanding?
As of October 8, 2025, being the latest practicable date prior to the publication of this Proxy Statement, the Company had 195,977,590 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote for each Director nominee and one vote for each other item to be voted on at the 2025 Annual Meeting.
19.   How can I find out the voting results of the 2025 Annual Meeting?
Voting results will be announced in a Current Report on Form 8-K that we will file with the SEC within four business days after the 2025 Annual Meeting. Voting results will also be available on the Shareholder meetings page of the Investors tab of our website at corporate.ferguson.com under Shareholder Center.

2025 PROXY STATEMENT	87

Cautionary Note Regarding Forward-Looking Statements
Certain information included in this Proxy Statement is forward-looking, including within the meaning of the Private Securities Litigation Reform Act of 1995, and involves risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements. Forward-looking statements cover all matters which are not historical facts and include, without limitation, statements or guidance regarding or relating to our future financial position, results of operations and growth, plans and objectives for the future including our capabilities and priorities, risks associated with changes in global and regional economic, market and political conditions, ability to manage supply chain challenges, ability to manage the impact of product price fluctuations, our financial condition and liquidity, legal or regulatory changes and other statements concerning the success of our business and strategies.
Forward-looking statements can be identified by the use of forward-looking terminology, including terms such as “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “intends,” “continues,” “plans,” “projects,” “goal,” “target,” “aim,” “may,” “will,” “would,” “could” or “should” or, in each case, their negative or other variations or comparable terminology and other similar references to future periods. Forward-looking statements speak only as of the date on which they are made. They are not assurances of future performance and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Although we believe that the forward-looking statements contained in this Proxy Statement are based on reasonable assumptions, you should be aware that many factors could cause actual results to differ materially from those contained in such forward-looking statements, including but not limited to:
•weakness in the economy, market trends, uncertainty and other conditions in the markets in which we operate and the macroeconomic impact of factors beyond our control (including, among others, inflation/deflation, recession, labor and wage pressures, trade restrictions such as tariffs, sanctions and retaliatory countermeasures, interest rates and geopolitical conditions);
•failure to rapidly identify or effectively respond to direct and/or end customers’ wants, expectations or trends, including costs and potential problems associated with new or upgraded information technology systems or our ability to timely deploy new omni-channel capabilities;
•decreased demand for our products as a result of operating in highly competitive industries and the impact of declines in the residential and non-residential markets and our ability to effectively manage inventory as a result;
•changes in competition, including as a result of market consolidation, new entrants, vertical integration or competitors responding more quickly to emerging technologies (such as generative artificial intelligence ("AI"));
•failure of a key information technology system or process as well as payment-related risks, including exposure to fraud or theft;
•privacy and protection of sensitive data failures, including failures due to data corruption, cybersecurity incidents, network security breaches or the use of AI;
•ineffectiveness of or disruption in our domestic or international supply chain or our fulfillment network, including delays in inventory availability at our distribution facilities and branches, increased delivery costs or lack of availability due to loss of key suppliers;
•failure to effectively manage and protect our facilities and inventory or to prevent personal injury to customers, suppliers or associates, including as a result of workplace violence;
•unsuccessful execution of our operational strategies;
•failure to attract, retain and motivate key associates;
•exposure of associates, contractors, customers, suppliers and other individuals to health and safety risks and fleet incidents;
•risks associated with acquisitions, partnerships, joint ventures and other business combinations, dispositions or strategic transactions;
•risks associated with sales of private label products, including regulatory, product liability and reputational risks and the adverse impact such sales may have on supplier relationships and rebates;

88	2025 PROXY STATEMENT

Cautionary Note Regarding Forward-Looking Statements
•failure to achieve and maintain a high level of product and service quality or comply with responsible sourcing standards;
•inability to renew leases on favorable terms or at all, as well as any remaining obligations under a lease when we close a facility;
•changes in, interpretations of, or compliance with tax laws and accounting standards;
•our access to capital, indebtedness and changes in our credit ratings and outlook;
•fluctuations in product prices/costs (e.g., including as a result of the use of commodity-priced materials, inflation/deflation, trade restrictions and/or the failure to qualify for or maintain supplier rebates) and foreign currency;
•funding risks related to our defined benefit pension plans;
•legal proceedings in the ordinary course of our business as well as any failure to comply with domestic and foreign laws, regulations and standards, as those laws, regulations and standards or interpretations and enforcement thereof may change;
•the occurrence of unforeseen developments such as litigation, investigations, governmental proceedings or enforcement actions;
•our failure to comply with the obligations associated with being a public company listed on the NYSE and LSE and the costs associated therewith;
•the costs and risk exposure relating to sustainability matters and disclosures, including regulatory or legal requirements and disparate stakeholder expectations; and
•other risks and uncertainties as set forth under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended July 31, 2025 as filed with the SEC on September 26, 2025, and in other filings we make with the SEC in the future.
Additionally, forward-looking statements regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Other than in accordance with our legal or regulatory obligations, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

2025 PROXY STATEMENT	89

Non-GAAP Reconciliations and Supplementary Information
This Proxy Statement contains certain financial information that is not presented in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”). These non-GAAP financial measures include adjusted operating profit, adjusted net income, adjusted earnings per share (“adjusted EPS”)—diluted, adjusted EBIT, net debt and return on capital employed (ROCE). The Company believes that these non-GAAP financial measures provide users of the Company’s financial information with additional meaningful information to assist in understanding financial results and assessing the Company’s performance from period to period. Management believes these measures are important indicators of operations because they exclude items that may not be indicative of our core operating results and provide a better baseline for analyzing trends in our underlying businesses, and they are consistent with how business performance is planned, reported and assessed internally by management and the Board. Such non-GAAP adjustments include amortization of acquired intangible assets, discrete tax items and any other items that are non-recurring. Non-recurring items may include various restructuring charges, gains or losses on the disposals of businesses which by their nature do not reflect primary operations, as well as certain other items deemed non-recurring in nature and/or that are not a result of the Company’s primary operations. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for results reported under U.S. GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with U.S. GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

90	2025 PROXY STATEMENT

Non-GAAP Reconciliations and Supplementary Information
Non-GAAP Reconciliations

	July 31,
	2025		2024		2023		2022		2021		2020
($ millions, except per share amounts)	per share(1)		per share(1)		per share(1)		per share(1)		per share(1)		per share(1)
Net Income	$1,856	$9.32	$1,735	$8.53	$1,889	$9.12	$2,122	$9.69	$1,472	$6.55	$961	$4.24
(Loss) income from discontinued operations (net of tax)	—	—	—	—	—	—	(23)	(0.10)	158	0.70	12	0.05
Income from continuing operations	1,856	9.32	1,735	8.53	1,889	9.12	2,099	9.59	1,630	7.25	973	4.29
Business restructuring expenses(2)	73	0.37	—	—	18	0.08	—	—	(11)	(0.05)	72	0.32
Corporate restructuring expenses(3)	7	0.03	28	0.14	—	—	17	0.08	22	0.10	29	0.13
Impairments and other charges(4)	—	—	—	—	107	0.52	—	—	—	—	—	—
Gain on disposal of interests in associates and other investments	—	—	—	—	—	—	—	—	—	—	(7.00)	(0.03)
Income/loss/impairment of equity method investments	—	—	—	—	—	—	—	—	—	—	22.00	0.10
Amortization of acquired intangibles	156	0.78	144	0.71	133	0.64	114	0.52	131	0.58	114	0.50
Discrete tax adjustments(5)	(52)	(0.26)	101	0.49	(36)	(0.17)	(72)	(0.33)	(203)	(0.90)	(3)	(0.01)
Tax impact-non-GAAP adjustments(6)	(59)	(0.30)	(36)	(0.18)	(73)	(0.35)	(21)	(0.10)	(51)	(0.23)	(56)	(0.26)
Adjusted Net Income	$1,981	$9.94	$1,972	$9.69	$2,038	$9.84	$2,137	$9.76	$1,518	$6.75	$1,144	$5.04
Diluted weighted-average shares outstanding		199.2		203.5		207.2		218.9		224.8		226.8
(1)Per share on a dilutive basis.
(2)For fiscal 2025, business restructuring expenses related to the Company’s implementation of targeted actions to streamline operations, enhancing speed and efficiency to better serve customers and drive further profitable growth. In fiscal 2023, the Company recorded charges related to the closure of certain smaller, underperforming branches in the United States, primarily related to impairment of lease assets and related fixed assets. For fiscal 2021, business restructuring expenses reflects the release of provisions in connection with previously anticipated COVID-19 cost actions recorded in fiscal 2020. For fiscal 2020, business restructuring principally comprised costs incurred in the United States and Canada in respect of cost actions taken to ensure the business was appropriately sized for the post-COVID-19 operating environment.
(3)For fiscal 2025, corporate restructuring expenses primarily related to incremental costs in connection with transition activities following the establishment of our ultimate parent company’s domicile in the United States. For fiscal 2024, corporate restructuring expenses related to incremental costs in connection with establishing the new corporate structure to domicile our ultimate parent company in the United States. For fiscal 2022, 2021 and 2020, corporate restructuring costs primarily related to the incremental costs of the Company’s listing in the United States.
(4)For fiscal 2023, impairments expenses related to the $107 million in software impairment charges.
(5)For fiscal 2025, discrete tax adjustments primarily related to the release of uncertain tax positions following the lapse of statute of limitations, as well as adjustments in connection with amended returns. For fiscal 2024, discrete tax adjustments primarily related to non-recurring, non-cash deferred tax charges of $137 million, resulting from the elimination of certain pre-existing U.K. tax attributes as part of the establishment of our parent company’s domicile in the United States, partially offset by the release of uncertain tax positions, as well as the tax treatment of certain compensation items that were not individually significant. For fiscal 2023, discrete tax adjustments primarily related to the release of uncertain tax positions following the lapse of statute of limitations, as well as adjustments in connection with amended returns. For fiscal 2022, the discrete tax adjustments primarily related to the release of uncertain tax positions following the closure of tax audits and prior year adjustments, including amended tax return items. For fiscal 2021, the discrete tax adjustments primarily related to the release of uncertain tax positions following the closure of tax audits, as well as the impact of changes in tax rates. For fiscal 2020, the discrete tax adjustments primarily related to changes in tax rates.
(6)For fiscal 2025, the tax impact on non-GAAP adjustments related to the restructuring expenses and the amortization of acquired intangibles. For fiscal 2024, 2022, 2021 and 2020, the tax impact of non-GAAP adjustments primarily related to the amortization of acquired intangibles. For fiscal 2023, the tax impact on non-GAAP adjustments primarily related to the software impairments, business restructuring expenses and amortization of acquired intangibles.

2025 PROXY STATEMENT	91

Non-GAAP Reconciliations and Supplementary Information

	July 31,
($ millions, except per share amounts)	2025	2024	2023	2022	2021	2020
Net Income	$1,856	$1,735	$1,889	$2,122	$1,472	$961
(Loss) income from discontinued operations (net of tax)	—	—	—	(23)	158	12
Income from continuing operations	1,856	1,735	1,889	2,099	1,630	973
Provision for income taxes	567	729	575	609	232	299
Interest expense, net	190	179	184	111	98	93
Other expense (income), net	(7)	9	11	1	(10)	7
Operating profit	2,606	2,652	2,659	2,820	1,950	1,372
Business restructuring expenses(1)	73	—	18	—	(11)	72
Corporate restructuring expenses(2)	7	28	—	17	22	29
Impairments and other charges(3)	—	—	107	—	—	—
Adjusted EBIT(4)	2,686	2,680	2,784	2,837	1,961	1,473
Amortization of acquired intangibles	156	144	133	114	131	114
Adjusted operating profit	2,842	2,824	2,917	2,951	2,092	1,587
Net Debt(5):
Long-term debt	$3,752	$3,774	$3,711	$3,679	$2,512	$2,617
Short-term debt	400	150	55	250	—	531
Bank overdrafts(6)	5	1	17	32	36	—
Derivative liabilities	4	8	18	4	(21)	(39)
Cash and cash equivalents	(674)	(571)	(601)	(771)	(1,335)	(2,115)
Net Debt	$3,487	$3,362	$3,200	$3,194	$1,192	$994
Total shareholders’ equity	$5,832	$5,616	$5,037	$4,665	$5,003	$4,609
Average Capital Employed(7):
Average net debt(8)	$3,425	$3,281	$3,197	$2,193	$1,093	$1,073
Average shareholders’ equity(8)	$5,724	5,327	4,851	4,834	4,806	4,508
Average net assets held for sale(8)	—	—	—	—	(217)	(417)
Average Capital Employed	$9,149	$8,608	$8,048	$7,027	$5,682	$5,164
Return on Capital Employed (ROCE)(9)	29.4%	31.1%	34.6%	40.4%	34.5%	28.5%
(1)For fiscal 2025, business restructuring expenses related to the Company’s implementation of targeted actions to streamline operations, enhancing speed and efficiency to better serve customers and drive further profitable growth. In fiscal 2023, the Company recorded charges related to the closure of certain smaller, underperforming branches in the United States, primarily related to impairment of lease assets and related fixed assets. For fiscal 2021, business restructuring expenses reflects the release of provisions in connection with previously anticipated COVID-19 cost actions recorded in fiscal 2020. For fiscal 2020, business restructuring principally comprised costs incurred in the United States and Canada in respect of cost actions taken to ensure the business was appropriately sized for the post-COVID-19 operating environment.
(2)For fiscal 2025, corporate restructuring expenses primarily related to incremental costs in connection with transition activities following the establishment of our ultimate parent company’s domicile in the United States. For fiscal 2024, corporate restructuring expenses related to incremental costs in connection with establishing the new corporate structure to domicile our ultimate parent company in the United States. For fiscal 2022, 2021 and 2020, corporate restructuring costs primarily related to the incremental costs of the Company’s listing in the United States.
(3)For fiscal 2023, impairments expenses related to the $107 million in software impairment charges.
(4)Adjusted EBIT is defined as operating profit excluding certain non-recurring items (non-GAAP adjustments) and including the impact of acquisition related intangible amortization.
(5)Net debt comprises bank overdrafts, bank and other loans and derivative financial instruments, excluding lease liabilities, less cash and cash equivalents. Long-term debt is presented net of debt issuance costs.
(6)Bank overdrafts are included in other current liabilities in the Company’s Condensed Consolidated Balance Sheet.
(7)Management employs the following averaging method: beginning balance plus ending balance divided by two.
(8)Net debt, stockholders’ equity and net assets held for sale in fiscal 2019 were $1,152 million, $4,407 million and $400 million, respectively.
(9)ROCE is calculated as adjusted EBIT divided by average capital employed.

92	2025 PROXY STATEMENT

FERGUSON

751 Lakefront Commons
Newport News, VA 23606
Tel: +1 757-874-7795

About Ferguson

Ferguson (NYSE: FERG; LSE: FERG) is the largest value-added distributor serving the water and air specialized professional in our $340B residential and non-residential North American construction market. We help make our customers' complex projects simple, successful and sustainable by providing expertise and a wide range of products and services from plumbing, HVAC, appliances, and lighting to PVF, water and wastewater solutions, and more. Headquartered in Newport News, VA, Ferguson has sales of $30.8 billion (FY'25) and approximately 35,000 associates in over 1,700 locations.

For more information, please visit:
corporate.ferguson.com

FERGUSON

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The completed proxy card must be received by 11:59 p.m. Eastern Time on December 2, 2025.

U.K. SHAREHOLDERS
For those shareholders based in the U.K., you may use the above method for returning your vote by mail, or you may return your proxy card to our U.K. office at Corporate Secretariat, c/o Ferguson Group Services Limited, 1020 Eskdale Road, Winnersh Triangle, Wokingham, RG41 5TS by 5 p.m. local time on December 2, 2025. Please note that you will be unable to use the U.S. postage paid envelope for this purpose.

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V78772-P35989 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FERGUSON ENTERPRISES INC.

The Board of Directors recommends you vote "FOR" each Director nominee named in proposal 1:

Nominees:	For	Against	Abstain
1a. Rekha Agrawal	☐	☐	☐
1b. Kelly Baker	☐	☐	☐
1c. Rick Beckwitt	☐	☐	☐
1d. Bill Brundage	☐	☐	☐
1e. Geoff Drabble	☐	☐	☐
1f. Cathy Halligan	☐	☐	☐
1g. Brian May	☐	☐	☐
1h. James S. Metcalf	☐	☐	☐
1i. Kevin Murphy	☐	☐	☐
1j. Alan Murray	☐	☐	☐
1k. Suzanne Wood	☐	☐	☐

The Board of Directors recommends you vote "FOR" proposal 2:

The Board of Directors recommends you vote "FOR" proposal 3:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on December 3, 2025:
The Notice of Annual Meeting and Proxy Statement and 2025 Annual Report are available at www.proxyvote.com

V78773-P35989

FERGUSON ENTERPRISES INC.
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 3, 2025
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints each of Geoff Drabble and Ian Graham, as proxy and attorney-in-fact, each with the power to appoint his substitute, on behalf and in the name of the undersigned, to attend the 2025 Annual Meeting of Ferguson Enterprises Inc. to be held at 4:00 p.m. Eastern Time on December 3, 2025, and at any adjournment or postponement thereof, and to cast on behalf of the undersigned all of the votes that the undersigned would be entitled to cast at said meeting and to otherwise represent the undersigned at said meeting with all powers possessed by the undersigned if personally present at said meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and the 2025 Annual Report, the terms of each of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to said meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED (IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS) FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR EACH OF PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side